     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PETER KIEWIT SONS', INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                                      47-0210602
 (State or other jurisdiction      1221, 161, 162, 4813, 4911,        (I.R.S. Employer
                                              7374
       of incorporation)          (Primary Standard Industrial      Identification No.)
                                  Classification Code Numbers)

                1000 KIEWIT PLAZA                                MATTHEW J. JOHNSON, ESQ.
              OMAHA, NEBRASKA 68131                               VICE PRESIDENT - LEGAL
                  (402) 342-2052                                 PETER KIEWIT SONS', INC.
   (Address, including zip code, and telephone                      1000 KIEWIT PLAZA
   number, including area code, of registrant's                   OMAHA, NEBRASKA 68131
           principal executive offices)                               (402) 342-2052
                                                    (Name, address, including zip code, and telephone
                                                    number, including area code, of agent for service)

                        MFS COMMUNICATIONS COMPANY, INC.

         DELAWARE                         4813                      47-0714388
      (State or other         (Primary Standard Industrial       (I.R.S. Employer
       jurisdiction
     of incorporation)        Classification Code Numbers)     Identification No.)

                           --------------------------

          3555 FARNAM STREET, SUITE 200                         TERRENCE J. FERGUSON, ESQ.
              OMAHA, NEBRASKA 68131                       SENIOR VICE PRESIDENT, GENERAL COUNSEL
                  (402) 977-5300                                      AND SECRETARY
   (Address, including zip code, and telephone               MFS COMMUNICATIONS COMPANY, INC.
   number, including area code, of registrant's               3555 FARNAM STREET, SUITE 200
           principal executive offices)                           OMAHA, NEBRASKA 68131
                                                                      (402) 977-5300
                                                    (Name, address, including zip code, and telephone
                                                    number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

              JAMES D. DARROW, ESQ.                              JOHN S. D'ALIMONTE, ESQ.
           SUTHERLAND, ASBILL & BRENNAN                          STEVEN J. GARTNER, ESQ.
           1275 PENNSYLVANIA AVE., N.W.                          WILLKIE FARR & GALLAGHER
              WASHINGTON, D.C. 20004                               ONE CITICORP CENTER
                  (202) 383-0100                                   153 EAST 53RD STREET
                                                                 NEW YORK, NEW YORK 10022
                                                                      (212) 821-8000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO       OFFERING PRICE        AGGREGATE           AMOUNT OF
  SECURITIES TO BE REGISTERED      BE REGISTERED       PER SHARE         OFFERING PRICE     REGISTRATION FEE
Peter Kiewit Sons', Inc.               60,100          $21.17(1)         $1,272,500(2)            $439
Class C Construction & Mining
Group Restricted Redeemable
Convertible Exchangeable Common
Stock, $0.0625 par value
Peter Kiewit Sons', Inc.            2,152,183(3)       $59.12(1)        $127,227,500(2)         $43,872
Class D Diversified Group
Restricted Redeemable
Convertible Exchangeable Common
Stock, $0.0625 par value
MFS Communications                 40,091,664(5)       29.375(4)       $1,177,692,630(4)      $406,101(5)
Company, Inc. Common Stock, $.01
par value
MFS Communications                 15,000,000(5)        $1.00(6)         $15,000,000(6)        $5,173(5)
Company, Inc. Series B
Convertible Preferred Stock,
$.01 par value
MFS Communications                 347,822(5)(7)           --                  --                  --
Company, Inc. Common Stock, $.01
par value

(1) Determined pursuant to Rule 457(f)(2) based on weighted average book value of securities to be received by Peter Kiewit Sons', Inc. in exchange offer per share of stock to be registered.
(2) Determined pursuant to Rule 457(f)(2) based on aggregate book value of securities to be received by Peter Kiewit Sons', Inc. in exchange offer per share of stock to be registered.
(3) Based on an assumed exchange of all of the convertible debentures and an aggregate of 5,000,000 shares of Class B Stock and Class C Stock of Peter Kiewit Sons', Inc.
(4) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(f) based upon the high and low sales prices of the Common Stock of MFS Communications Company, Inc. as reported by the National Association of Securities Dealers, Inc.'s National Market System on June 9, 1995.
(5) In addition to the securities to be registered pursuant to this Registration Statement, the offering contemplated by the Prospectus forming a part of this Registration Statement also includes an aggregate of 40,439,490 shares of Common Stock, par value $.01 per share of MFS Communications Company, Inc. and 15,000,000 shares of Series B Convertible Preferred Stock, par value $.01 per share of MFS Communications Company, Inc. that are covered by Registration Statement No. 33-93504. A filing fee aggregating $411,274 was previously paid with the earlier registration statement relating to such 40,439,490 shares of Common Stock par value $.01 per share and 15,000,000 shares of Series B Convertible Preferred Stock par value $.01 per share.
(6) Estimated based upon the book value per share of $1.00 pursuant to Rule 457(f).
(7) Represents shares of Common Stock of MFS Communications Company, Inc. issuable upon conversion of the Series B Convertible Preferred Stock. Pursuant to the provisions of Rule 457(i) a separate registration fee is not payable.

                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       STATEMENT PURSUANT TO RULE 429(B)

    THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH ALSO COVERS SHARES OF COMMON STOCK AND PREFERRED STOCK OF MFS COMMUNICATIONS COMPANY, INC. COVERED BY REGISTRATION STATEMENT NO. 33-93504. THIS REGISTRATION STATEMENT ALSO CONSTITUTES PRE-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO REGISTRATION STATEMENT NO. 33-93504.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM NUMBER AND CAPTION                                         LOCATION IN PROSPECTUS
- ---------------------------------------------------  ---------------------------------------------
           A. INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus.............................  Outside Front Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover
            Pages of Prospectus....................  Inside Front Cover Page of Prospectus;
                                                      Available Information; Incorporation of
                                                      Certain Documents by Reference; Table of
                                                      Contents
       3.  Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information..........  Prospectus Summary; Risk Factors
       4.  Terms of the Transaction................  Prospectus Summary; Overview; The Exchange
                                                      Offer; The Spin-Off; Description of
                                                      Securities
       5.  Pro Forma Financial Information.........  Selected Historical and Pro Forma Financial
                                                      Data; Pro Forma Financial Information of PKS
       6.  Material Contacts with the Company Being
            Acquired...............................  Certain Transactions
       7.  Additional Information Required for
            Reoffering by Persons and Parties
            Deemed to be Underwriters..............  Not Applicable
       8.  Interests of Named Experts and Counsel..  Not Applicable
       9.  Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities............................  Not Applicable
           B. INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3
            Registrants............................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Recent
                                                      Developments
      11.  Incorporation of Certain Information by
            Reference..............................  Incorporation of Certain Documents by
                                                      Reference
      12.  Information with Respect to S-2 or S-3
            Registrants............................  Not Applicable
      13.  Incorporation of Certain Information by
            Reference..............................  Not Applicable
      14.  Information With Respect to Registrants
            Other Than S-3 or S-2 Registrants......  Not Applicable
           C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3
            Companies..............................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Recent
                                                      Developments
      16.  Information With Respect to S-2 or S-3
            Companies..............................  Not Applicable

ITEM NUMBER AND CAPTION                                         LOCATION IN PROSPECTUS
- ---------------------------------------------------  ---------------------------------------------
      17.  Information With Respect to Companies
            Other Than S-3 or S-2 Companies........  Not Applicable
           D. VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or
            Authorizations are to be Solicited.....  Not Applicable
      19.  Information if Proxies, Consents or
            Authorizations are not to be Solicited
            or in an Exchange Offer................  Incorporation of Certain Documents by
                                                      Reference; Certain Transactions

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION JULY 11, 1995

JOINT PROSPECTUS

                            PETER KIEWIT SONS', INC.

                               OFFER TO EXCHANGE
       (I) CLASS D STOCK FOR OUTSTANDING CLASS B STOCK AND CLASS C STOCK,
  (II) CLASS C STOCK AND CLASS D STOCK FOR 1990 SERIES CONVERTIBLE DEBENTURES DUE OCTOBER 31, 2000 AND 1991 SERIES CONVERTIBLE DEBENTURES DUE OCTOBER 31, 2001
                                      AND
 (III) CLASS D STOCK FOR 1993 SERIES CLASS D CONVERTIBLE DEBENTURES DUE OCTOBER
                                    31, 2003

               DIVIDEND DISTRIBUTION BY PETER KIEWIT SONS', INC.
                        TO THE HOLDERS OF CLASS D STOCK
                                       OF
                       40,091,644 SHARES OF COMMON STOCK
                                      AND
           15,000,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                        MFS COMMUNICATIONS COMPANY, INC.

    The Exchange  Offer  described  herein  will expire  at  5:00  p.m.,  Omaha,
Nebraska time, on              , 1995, unless extended.

    Peter Kiewit Sons', Inc., a Delaware corporation ("PKS" or the "Company"), hereby offers to exchange (i) shares of its Class D Diversified Group Convertible Exchangeable Common Stock, par value $0.0625 per share ("Class D Stock") for any and all outstanding shares of its Class B Construction & Mining Group Nonvoting Restricted Redeemable Convertible Exchangeable Common Stock, par value $0.0625 per share ("Class B Stock") and Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock, par value $0.0625 per share ("Class C Stock"), (ii) shares of Class C Stock and Class D Stock for any and all of PKS's outstanding 1990 Series Convertible Debentures due October 31, 2000 and 1991 Series Convertible Debentures due October 31, 2001 and (iii) shares of Class D Stock for any and all of PKS's outstanding 1993 Series Class D Convertible Debentures due October 31, 2003, all on the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Exchange Offer"). For a discussion of certain tax consequences of the Exchange Offer, see "The Exchange Offer -- Certain United States Federal Income Tax Considerations Relating to the Exchange Offer." The Class C Stock and the Class D Stock so offered in the Exchange Offer are sometimes referred to collectively herein as the "Offered Stock," PKS's convertible debentures described above are sometimes referred to collectively herein as the "Exchangeable Debentures," the Class B Stock and Class C Stock are sometimes collectively referred to herein as the "Exchangeable Stock," and the Exchangeable Debentures and the Exchangeable Stock are sometimes referred to collectively herein as the "Exchangeable Securities." See "Certain Definitions" for definitions of certain other terms used herein.

                         ------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THESE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1995.

                                             (COVER CONTINUED ON FOLLOWING PAGE)

    This Joint Prospectus (the "Prospectus") also relates to a proposal by PKS to make a dividend distribution to the holders of its Class D Stock, including Class D Stock issued in the Exchange Offer, of all the shares of capital stock of MFS Communications Company, Inc., a Delaware corporation and a majority-owned subsidiary of PKS ("MFS"), held by PKS immediately before that distribution, all on the terms and subject to the conditions set forth herein (the "Spin-off"). If the Spin-off occurs, the capital stock of MFS

(CONTINUED FROM PREVIOUS PAGE)
distributed in the Spin-off will consist of (i) 40,091,644 shares of common stock, par value $.01 per share (the "MFS Common Stock") and (ii) 15,000,000 shares of Series B convertible preferred stock, par value $.01 per share (the "MFS Preferred Stock"). Such 40,091,644 shares of MFS Common Stock and 15,000,000 shares of MFS Preferred Stock are collectively referred to herein as the "Spin-off Stock". No holder of Class D Stock will be required to pay any cash or other consideration, to surrender or exchange shares of Class D Stock or to take any other action in order to receive the Spin-off Stock pursuant to the Spin-off. PKS has received a ruling from the Internal Revenue Service (the "IRS") confirming that the Spin-off will be tax-free to the holders of Class D Stock for United States federal income tax purposes (the "Ruling"). See "The Spin-off -- Certain United States Federal Income Tax Considerations Relating to the Spin-off."

    The Spin-off and the Exchange Offer are both subject to the approval of the MFS Recapitalization (as defined herein) by a favorable vote of a majority of the holders of MFS Common Stock voting at the MFS 1995 annual stockholders meeting. See "Overview -- The MFS Recapitalization" and the "The Exchange Offer
- -- Conditions to the Exchange Offer." IF SUCH FAVORABLE VOTE IS NOT RECEIVED, THE EXCHANGE OFFER WILL BE ABANDONED, AND THE SPIN-OFF WILL NOT OCCUR. FURTHER, PKS RESERVES THE RIGHT TO ABANDON THE EXCHANGE OFFER, OR BOTH THE EXCHANGE OFFER AND THE SPIN-OFF, IF THE PKS BOARD OF DIRECTORS DETERMINES AT ANY TIME THAT SUCH ABANDONMENT WOULD BE IN THE BEST INTEREST OF PKS AND ITS STOCKHOLDERS, AND PKS WILL ABANDON THE EXCHANGE OFFER IF IT ABANDONS THE SPIN-OFF. See "The Exchange Offer -- Right of PKS to Extend, Abandon or Modify the Exchange Offer or Defer Acceptance of Tendered Exchangeable Securities" and "The Spin-off -- Conditions to the Spin-off; Right of PKS to Abandon, Defer or Modify the Spin-off." Thus, there is no assurance that either the Exchange Offer or the Spin-off will be consummated, but if the Exchange Offer is consummated, the Spin-off will be consummated promptly thereafter.

    PKS ALSO RESERVES THE RIGHT TO EXTEND THE EXCHANGE OFFER OR TO MODIFY IN ANY MANNER THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER OR THE SPIN-OFF OR TO DEFER THE CONSUMMATION OF THE EXCHANGE OFFER AND THE SPIN-OFF IF THE PKS BOARD OF DIRECTORS DETERMINES AT ANY TIME THAT SUCH ACTION WOULD BE IN THE BEST INTEREST OF PKS AND ITS STOCKHOLDERS. MODIFICATION OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER MAY INCLUDE THE IMPOSITION BY PKS OF A LIMIT ON THE NUMBER OF SHARES OF EXCHANGEABLE STOCK THAT WILL BE ACCEPTED BY PKS IN THE EXCHANGE OFFER. SEE "THE EXCHANGE OFFER -- RIGHT OF PKS TO EXTEND, ABANDON OR MODIFY THE EXCHANGE OFFER OR DEFER ACCEPTANCE OF TENDERED EXCHANGEABLE SECURITIES" AND "THE SPIN-OFF -- CONDITIONS TO THE SPIN-OFF; RIGHT OF PKS TO ABANDON, DEFER OR MODIFY THE SPIN-OFF."

    The Exchange Offer is not conditioned upon any minimum amount of Exchangeable Securities being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m.,  Omaha, Nebraska time,  on                  , 1995,  unless
extended (such date, as it may be extended, being referred to herein as the "Expiration Date"). Exchangeable Securities tendered pursuant to the Exchange Offer may be withdrawn as described herein prior to the Expiration Date; thereafter, such tenders are irrevocable by the tendering securityholders.

    PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY. SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE A HOLDER OF EXCHANGEABLE SECURITIES DECIDES TO PARTICIPATE IN THE EXCHANGE OFFER. THE PKS BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF EXCHANGEABLE DEBENTURES TENDER SUCH EXCHANGEABLE DEBENTURES IN THE EXCHANGE OFFER.

    THE PKS BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO WHETHER HOLDERS OF EXCHANGEABLE STOCK SHOULD TENDER SUCH EXCHANGEABLE STOCK IN THE EXCHANGE OFFER.

    Any holder of Exchangeable Securities desiring to participate in the Exchange Offer should follow the procedures set forth in "The Exchange Offer -- Procedure for Tendering Exchangeable Securities; Exchange of Exchangeable Securities; Delivery of Offered Stock." Except as described therein, any holder of Exchangeable Securities who has pledged such Exchangeable Securities to a lender and who desires to participate in the Exchange Offer must contact such lender to arrange for the tender of such Exchangeable Securities.

    All information contained in this Prospectus with respect to PKS has been provided by PKS. All information contained in this Prospectus with respect to MFS has been provided by MFS. Questions and requests for assistance or for additional copies of this Prospectus and the Letter of Transmittal should be directed to Michael A. Kelley, Stock Registrar, Peter Kiewit Sons', Inc., 1000 Kiewit Plaza, Omaha, Nebraska 68131, telephone (402) 271-2870, telecopy (402) 271-2965.

                                                             (END OF COVER PAGE)

    NEITHER PKS NOR MFS HAS ANY ARRANGEMENT WITH ANY BROKER, DEALER, SALESMAN OR OTHER PERSON TO SOLICIT TENDERS OF EXCHANGEABLE SECURITIES. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER, THE SPIN-OFF OR THE OTHER MATTERS DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PKS OR MFS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PKS OR MFS SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN OR IN DOCUMENTS INCORPORATED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE, OR A SOLICITATION OF AN OFFER TO EXCHANGE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    PKS and  MFS are  each  subject to  the  informational requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by each of PKS and MFS can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission (the "Commission") at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material relating to MFS can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20005-1506.

    This Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including amendments (the "Registration Statement"), of which this Prospectus is a part, and which PKS and MFS have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to PKS, MFS and the Spin-off Stock and the Offered Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed on the dates indicated by PKS with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

    1. Annual Report of PKS on Form 10-K for the year ended December 31, 1994 on March 31, 1995, as amended by Form 10-K/A Amendment No. 1 on April 27, 1995;

    2. Quarterly Report of PKS on Form 10-Q for the quarter ended March 31, 1995, as amended by Form 10-Q/A Amendment No. 1 on June 9, 1995; and

    3.  The Proxy Statement of PKS filed with the Commission on May 1, 1995.

    The following documents previously filed on the dates indicated by MFS with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus:

    1. Annual Report of MFS on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A Amendment No. 1 on April 10, 1995 and Form 10-K/A Amendment No. 2 on May 15, 1995;

    2. (i) Current Report of MFS on Form 8-K dated May 18, 1994 (excluding the pages of the Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 of Centex Telemanagement, Inc. incorporated by reference therein and attached thereto), as amended by Form
       8-K/A Amendment No. 1 on June 29, 1994 and Form 8-K/A Amendment No. 2 on August 31, 1994, (ii) Current Report on Form 8-K dated November 2, 1994, as amended by Form 8-K/A Amendment No. 1 on December 13, 1994, (iii) Current Report on Form 8-K dated April 14, 1995 and (iv) Current Report on Form 8-K, dated May 22, 1995;

    3. Quarterly Report of MFS on Form 10-Q for the quarter ended March 31, 1995 filed with the Commission on May 12, 1995;

    4. The description of the MFS Common Stock contained in MFS's Registration Statement on Form 8-A (File No. 0-21594) filed with the Commission pursuant to Section 12(g) of the Exchange Act on April 21, 1993, as amended by Amendment No. 1 filed with the Commission on a Form 8 on May 10, 1993; and

    5. The Preliminary Proxy Statement of MFS filed with the Commission on June 23, 1995.

    In addition, all reports and other documents filed by PKS and MFS, respectively, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date on which the Spin-off is consummated shall be deemed to be incorporated by reference herein from the date of filing of such reports or documents. Any statement contained in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE STOCK REGISTRAR, PETER KIEWIT SONS', INC., 1000 KIEWIT PLAZA, OMAHA, NEBRASKA 68131 (TELEPHONE: (402) 271-2870; TELECOPY (402) 271-2965). IN ORDER TO
ENSURE TIMELY  DELIVERY  OF  THE  DOCUMENTS,  ANY  REQUEST  SHOULD  BE  MADE  BY
           , 1995. PKS undertakes to provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates).

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY....................................................................          1
RISK FACTORS..........................................................................         12
  RISK FACTORS RELATING TO THE EXCHANGE OFFER, SPIN-OFF AND PKS SECURITIES............         12
  RISK FACTORS RELATING TO MFS........................................................         22
OVERVIEW..............................................................................         26
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA......................................         37
THE EXCHANGE OFFER....................................................................         42
THE SPIN-OFF..........................................................................         48
CERTAIN TRANSACTIONS..................................................................         54
RECENT DEVELOPMENTS...................................................................         57
DESCRIPTION OF SECURITIES.............................................................         60
LEGAL MATTERS.........................................................................         70
EXPERTS...............................................................................         70
CERTAIN DEFINITIONS...................................................................         70
INDEX TO FINANCIAL STATEMENTS.........................................................        F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AS THIS SUMMARY IS NECESSARILY INCOMPLETE, REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY HAVE THE MEANINGS ASSIGNED TO THEM IN "CERTAIN DEFINITIONS" OR ELSEWHERE IN THIS PROSPECTUS. SECURITYHOLDERS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                            PETER KIEWIT SONS', INC.

    Peter Kiewit Sons', Inc. is a Delaware corporation. Its principal executive offices are located at 1000 Kiewit Plaza, Omaha, Nebraska 68131. Its telephone number is (402) 342-2052. PKS is engaged in the following businesses: construction, mining, data management, telecommunications and energy production facilities.

                        MFS COMMUNICATIONS COMPANY, INC.

    MFS Communications Company, Inc., a Delaware corporation and a majority-owned subsidiary of PKS, is organized as a holding company and operates through its subsidiaries in two business segments: telecommunications services, through MFS Telecom, Inc. ("MFS Telecom"), MFS Intelenet, Inc. ("MFS Intelenet"), MFS Datanet, Inc. ("MFS Datanet") and MFS International, Inc. ("MFS International"); and network systems integration, primarily though MFS Network Technologies, Inc. ("MFS Network Technologies"). In addition, MFS Development, a division of MFS, acts as an internal network development resource for the planning and construction of MFS's own networks. MFS reported a net loss of $13.1 million, $15.8 million and $151.2 million for the three years ended December 31, 1992, 1993 and 1994, respectively, and $63.9 million for the three months ended March 31, 1995.

    MFS's strategy is to become a primary provider of telecommunications services to business and government customers. MFS deploys its own networks and facilities and leases network capacity from other service providers in order to provide a broad array of high quality voice, data and other services specifically designed to meet the requirements of the customer. MFS also serves a growing number of firms that incorporate MFS's services in their own services.

    TELECOMMUNICATIONS SERVICES

    - MFS Telecom provides dedicated circuits for critical telecommunications needs and, where authorized, recently began offering switched services to its customers. These services are provided over state-of-the-art digital fiber optic networks. Typical customers for MFS Telecom are large business and government customers.

    - MFS Intelenet provides a single source of integrated local and long distance telecommunications services and facilities management, primarily for medium and small businesses, utilizing MFS's own network and switching platform as well as the facilities of other providers.

    - MFS Datanet provides high-speed data communications over an Asynchronous Transfer Mode ("ATM") network. Among the services offered by MFS Datanet is the connection of Local Area Networks ("LANs") across town or across the country at the same native speed and protocol as that at which the LANs operate. MFS Datanet offers high-speed LAN interconnect services including Frame Relay, Ethernet, Token Ring, and FDDI utilizing its ATM network.

    - MFS International provides business communications services between and within several international business centers. MFS International was created to take advantage of international opportunities and to better serve MFS's existing customer base of multinational companies. MFS International currently plans to develop additional networks and services in selected international business centers.

    NETWORK SYSTEMS INTEGRATION

    - MFS Network Technologies provides network systems integration for MFS and third parties who deploy sophisticated networks. Such projects and applications include voice and data networks, interactive distance learning networks, security systems, combined cable television-telephone networks, and intelligent transportation systems.

    MFS was incorporated in Delaware in 1987. Its principal executive offices are located at 3555 Farnam Street, Suite 200, Omaha, Nebraska, 68131, and its telephone number is (402) 977-5300.

                              MFS RECAPITALIZATION

    In order to satisfy certain requirements of applicable tax law relating to the Spin-off that are addressed by the Ruling, PKS and Kiewit Diversified Group Inc., a wholly owned first-tier subsidiary of PKS ("KDG"), have agreed with MFS to effect the MFS Recapitalization pursuant to which KDG would exchange 2,900,000 of the 42,962,658 shares of MFS Common Stock currently held by KDG for 15,000,000 shares of MFS Preferred Stock. The MFS Recapitalization will be consummated immediately prior to the Spin-off. The MFS Recapitalization has been approved by the MFS Board of Directors, and by a special committee of the MFS
Board  of  Directors   comprised  solely  of   independent  directors  of   MFS.
Consummation of the MFS Recapitalization is subject to the approval of the MFS Recapitalization by the holders of MFS Common Stock at the MFS 1995 annual
stockholders  meeting, presently expected to be held on [               ], 1995.
In connection with obtaining approval of the holders of MFS Common Stock, PKS has agreed to vote all of the shares of MFS Common Stock owned or controlled by it in the same manner as the majority of the non-PKS holders of MFS Common Stock (and not the holders of any preferred stock of MFS which may be outstanding)
present   in  person  or   by  proxy  at   the  meeting  vote.   Thus,  the  MFS
Recapitalization will be approved only if supported by a majority of such non-PKS stockholders of MFS. If the MFS Recapitalization is not approved by the holders of MFS Common Stock, the MFS Preferred Stock will not be issued, the Exchange Offer will be abandoned and the Spin-off will not occur. See "Overview
- -- The MFS Recapitalization" and "Description of Securities -- MFS Preferred Stock."

                               THE EXCHANGE OFFER

Terms.............................  The  Exchange Offer will be consummated on the terms and subject to the conditions  contained in this  Prospectus
                                    and  the related Letter of  Transmittal. PKS will offer,
                                    pursuant to the Exchange Offer, to exchange (i)  .416598
                                    shares  of Class D  Stock for each  outstanding share of
                                    Class B Stock and Class C Stock (including all shares of
                                    Class  C  Stock  issued  in  exchange  for  Exchangeable
                                    Debentures),  (ii) approximately 24.8  shares of Class C
                                    Stock and approximately 24.8 shares of Class D Stock for
                                    each $1,000 in principal amount of each outstanding 1990
                                    Series Class C and  D Debenture; (iii) approximately  23
                                    shares  of Class C Stock  and approximately 23 shares of
                                    Class D Stock  for each  $1,000 in  principal amount  of
                                    each  outstanding 1991  Series Class C  and D Debenture;
                                    and (iv) approximately 19.96 shares of Class D Stock for
                                    each $1,000 in principal amount of each outstanding 1993
                                    Series Class D  Debenture that is  validly tendered  and
                                    not properly withdrawn prior to the Expiration Date. See
                                    "The   Exchange   Offer   --   Withdrawal   Rights"  and
                                    "Description of Securities --  PKS Stock." There are  no
                                    dissenter's  rights of appraisal  in connection with the
                                    Exchange Offer.

Expiration Date...................  The Exchange  Offer will  be open  until the  Expiration
                                    Date,  which will be [                ], 1995 unless the
                                    Exchange Offer is extended as described herein. See "The
                                    Exchange Offer -- Terms of  the Exchange Offer" and  "--
                                    Right  of PKS to Extend,  Abandon or Modify the Exchange
                                    Offer  or  Defer  Acceptance  of  Tendered  Exchangeable
                                    Securities."
Tender Procedure..................  To   tender  Exchangeable  Securities  pursuant  to  the
                                    Exchange Offer, a properly  completed and duly  executed
                                    Letter  of Transmittal (or facsimile thereof), any other
                                    documents required  by  PKS  and  certificates  for  the
                                    Exchangeable  Securities to be tendered must be received
                                    by PKS prior to 5:00 p.m., Omaha, Nebraska time, on  the
                                    Expiration  Date. See  "The Exchange  Offer -- Procedure
                                    for  Tendering  Exchangeable  Securities;  Exchange   of
                                    Exchangeable Securities; Delivery of Offered Stock."
Potential Proration...............  PKS  does not  anticipate that  it will  be necessary to impose a limit on the amount of Exchangeable Stock  that
                                    may be exchanged in the Exchange Offer; however, the PKS
                                    Board  of the  Directors may impose  such a  limit if it
                                    determines that acceptance of all tendered  Exchangeable
                                    Stock  would not be in the  best interest of PKS and its
                                    stockholders. If the PKS Board were to take such action,
                                    it would  impose such  limit on  the Exchangeable  Stock
                                    tendered   (but  not  on   the  Exchangeable  Debentures
                                    tendered) on  a  pro rata  basis  and would  follow  the
                                    procedures otherwise applicable to a modification of the
                                    Exchange  Offer. See "The Exchange Offer -- Right of PKS
                                    to Extend, Abandon or Modify the Exchange Offer or Defer
                                    Acceptance of Tendered Exchangeable Securities."
Intentions of Certain Significant
 Stockholders Regarding
 Participation in the Exchange
 Offer............................  With certain exceptions, including Messrs. Walter Scott,
                                    Jr., and  Robert Julian,  the directors  of PKS  and  of
                                    Kiewit  Construction  Group Inc.,  a wholly  owned first
                                    tier subsidiary  of PKS  ("KCG"),  have advised  PKS  in
                                    writing  that they will not tender in the Exchange Offer
                                    any shares of Class C Stock held by them. Messrs.  Scott
                                    and   Julian  expect   to  tender,   in  the  aggregate,
                                    approximately 785,892 shares of  Class C Stock  pursuant
                                    to  the  Exchange  Offer. See  "Certain  Transactions --
                                    Intentions  of  Certain  Significant  Stockholders   Re-
                                    garding Participation in Exchange Offer."
Withdrawal Rights.................  Exchangeable   Securities   tendered  pursuant   to  the
                                    Exchange Offer may be withdrawn at any time prior to the
                                    Expiration  Date  without  penalty  on  the  terms   and
                                    conditions   contained   herein.   However,   once   the
                                    Expiration Date has occurred,  a tender of  Exchangeable
                                    Securities    is    irrevocable    by    the   tendering
                                    securityholder. See  "The Exchange  Offer --  Withdrawal
                                    Rights."
Fractional Shares.................  In lieu of issuing fractional shares, PKS will round the number  of shares of  Offered Stock to  be received by a
                                    tendering securityholder to the nearest whole number  of
                                    shares without

                                    any additional consideration being payable by or to such
                                    holder. See "The Exchange Offer -- Terms of the Exchange
                                    Offer."
Conditions of the Exchange
 Offer............................  Consummation  of the Exchange  Offer is conditioned upon consummation  of  the  MFS  Recapitalization,  which  is
                                    subject  to the  approval by  the holders  of MFS Common
                                    Stock at the  MFS 1995 annual  stockholders meeting.  In
                                    connection with obtaining the approval of the holders of
                                    MFS  Common Stock,  PKS has  agreed to  vote all  of the
                                    shares of MFS Common Stock owned or controlled by it  in
                                    the  same manner as the  majority of the non-PKS holders
                                    of  MFS  Common  Stock  (and  not  the  holders  of  any
                                    preferred stock of MFS which may be outstanding) present
                                    in  person or  by proxy  at the  meeting vote.  Thus, as
                                    described above  under "MFS  Recapitalization," the  MFS
                                    Recapitalization will be approved only if supported by a
                                    majority  of the  non-PKS stockholders of  MFS. The 1995
                                    MFS annual meeting of stockholders is presently expected
                                    to be held on [               ], 1995. If such  approval
                                    is  not received, the Exchange Offer will not be consum-
                                    mated.
                                    Further, the  Exchange  Offer will  not  be  consummated
                                    unless  the Ruling received by  PKS, confirming that the
                                    Spin-off  and  certain  related  transactions  will   be
                                    consummated  on a tax-free basis to the holders of Class
                                    D Stock for United  States federal income tax  purposes,
                                    remains  substantially in effect  as of the  date of the
                                    consummation of the  Exchange Offer.  See "The  Exchange
                                    Offer -- Conditions to the Exchange Offer." There are no
                                    federal  or state  regulatory requirements  or approvals
                                    that must be complied with or obtained as a condition of
                                    the Exchange Offer.
Right to Abandon or Modify
 Exchange Offer or
 Defer Acceptance.................  If the PKS  Board determines  for any  reason that  such action  would be  in the  best interest  of PKS  and its
                                    stockholders, PKS may (i) modify the Exchange Offer and,
                                    subject  to  the  withdrawal  rights  described  herein,
                                    retain  all tendered securities  until the expiration of
                                    the Exchange  Offer as  so  modified; (ii)  abandon  the
                                    Exchange   Offer  and   promptly  return   all  tendered
                                    securities  to  tendering   securityholders;  or   (iii)
                                    subject  to the  rights of  withdrawal described herein,
                                    defer  acceptance  for  exchange  of  any   Exchangeable
                                    Securities.  PKS will abandon the  Exchange Offer in the
                                    event it abandons the Spin-off. See "The Exchange  Offer
                                    --  Right  of  PKS  to  Extend,  Abandon  or  Modify the
                                    Exchange  Offer   or   Defer  Acceptance   of   Tendered
                                    Exchangeable Securities."
Certain Tax Considerations........  Pursuant to the Ruling, for United States federal income tax purposes neither PKS nor the holders of Exchangeable
                                    Debentures  will  recognize  any  gain  or  loss  on  an
                                    exchange of Offered  Stock for Exchangeable  Debentures.
                                    In addition, pursuant to an opinion of counsel, although
                                    the  issue  is not  free from  doubt, for  United States
                                    federal income tax purposes

                                    neither PKS nor the holders of Exchangeable Stock should
                                    recognize any gain  or loss  on an  exchange of  Offered
                                    Stock  for  Exchangeable  Stock.  In  those  events, the
                                    holders' tax bases in the Offered Stock will be the same
                                    as their bases in  the Exchangeable Securities, and  the
                                    holders' holding periods for the Offered Stock generally
                                    will  include their holding periods for the Exchangeable
                                    Securities. See "The  Exchange Offer  -- Certain  United
                                    States Federal Income Tax Considerations Relating to the
                                    Exchange Offer."

THE SPIN-OFF

Manner of Distribution............  The  Spin-off will be  effected on the  Spin-off Date to holders  of  record  of  Class  D  Stock  on  such  date
                                    (including  Class D Stock issued  in the Exchange Offer)
                                    in  the  event  the  conditions  described  under   "The
                                    Spin-off  -- Conditions to the Spin-off; Right of PKS to
                                    Abandon, Defer or  Modify the  Spin-off" are  satisfied,
                                    unless  the  PKS Board  of  Directors has  exercised its
                                    right to abandon the Spin-off  if it determines for  any
                                    reason  that such abandonment is in the best interest of
                                    PKS and its  stockholders. No  holder of  Class D  Stock
                                    will be required to pay any cash or other consideration,
                                    to  surrender or exchange shares of  Class D Stock or to
                                    take any other action in  order to receive the  Spin-off
                                    Stock pursuant to the Spin-off. There are no dissenter's
                                    rights of appraisal in connection with the Spin-Off.
Spin-off Stock....................  The Spin-off Stock will consist of a total of 40,091,644 shares  of MFS  Common Stock, which  will constitute the
                                    major portion of the Spin-off  Stock in terms of  value,
                                    and a total of 15,000,000 shares of MFS Preferred Stock,
                                    which  will constitute  a minor portion  of the Spin-off
                                    Stock in  terms  of  value.  The  number  of  shares  of
                                    Spin-off  Stock  to be  distributed  in respect  of each
                                    outstanding share of Class  D Stock cannot be  precisely
                                    determined  prior to the Expiration Date of the Exchange
                                    Offer. The following table sets forth PKS's estimates of
                                    the number  of  shares  of  MFS  Common  Stock  and  MFS
                                    Preferred  Stock  to be  distributed  for each  share of
                                    Class D Stock, assuming that (i) all of the Exchangeable
                                    Debentures  are  exchanged  for  Offered  Stock  in  the
                                    Exchange  Offer and (ii) the  stated number of shares of
                                    Exchangeable Stock are  exchanged for Class  D Stock  in
                                    the Exchange Offer:

                                                                     ESTIMATED NUMBER OF      ESTIMATED NUMBER OF
                                              ASSUMED NUMBER OF         SHARES OF MFS            SHARES OF MFS
                                                  SHARES OF             COMMON STOCK            PREFERRED STOCK
                                                EXCHANGEABLE        DISTRIBUTED PER SHARE    DISTRIBUTED PER SHARE
                                               STOCK EXCHANGED        OF CLASS D STOCK         OF CLASS D STOCK
                                            ---------------------  -----------------------  -----------------------
                                                  3,000,000                    1.77                     0.66
                                                  5,000,000                    1.70                     0.64


                                    The  MFS Preferred  Stock is  subject, by  its terms, to
                                    stringent restrictions on transfer. In addition, KDG has
                                    agreed to grant to the Secretary and Assistant Secretary
                                    of MFS an irrevocable proxy to vote all of the shares of
                                    MFS Preferred Stock  in proportion  to the  vote of  the
                                    holders  of MFS Common  Stock on all  matters other than

                                       5

                                    the election of  MFS directors and  matters as to  which
                                    the  holders of MFS  Preferred Stock vote  as a separate
                                    class.  Holders  of  Class  D  Stock  will  receive  MFS
                                    Preferred   Stock  in  the   Spin-off  subject  to  such
                                    irrevocable proxy. In lieu of issuing fractional  shares
                                    of  Spin-off Stock, PKS will  round fractional shares to
                                    whole shares  without  affecting  the  total  number  of
                                    shares of Spin-off Stock. See "The Spin-off -- Manner of
                                    Effecting  the Distribution" and "-- Listing and Trading
                                    of Spin-off Stock."
Spin-off Date.....................  The date as of which  the Spin-off dividend is  declared is  referred  to  herein  as  the  "Spin-off  Date." The
                                    Spin-off  Date  will  also   be  the  record  date   for
                                    determining  the  holders  of Class  D  Stock (including
                                    Class D Stock issued in the Exchange Offer) entitled  to
                                    receive  the Spin-off  Stock. PKS  currently anticipates
                                    that the Spin-off Date will be the day after the Expira-
                                    tion  Date  and   that  the  Spin-off   Stock  will   be
                                    transferred  on the books and  records of MFS to holders
                                    of Class D Stock on or promptly after the Spin-off Date.
                                    Certificates representing Spin-off Stock however,  might
                                    not be mailed to holders of Class D Stock (or to lenders
                                    to  which such  Class D Stock  is pledged)  until two to
                                    three weeks after the  Spin-off Date. See "The  Spin-off
                                    -- Manner of Effecting the Distribution."
Trading of Spin-off Stock.........  MFS  Common Stock is currently  traded on the Nasdaq Na-
                                    tional Market under the  symbol "MFST," and MFS  expects
                                    that  it  will  continue  to  be  traded  on  the Nasdaq
                                    National Market or a  national securities exchange.  The
                                    ability of a holder of MFS Common Stock to realize value
                                    upon  a sale of such stock will be entirely dependent on
                                    the market for  the MFS Common  Stock. The directors  of
                                    MFS  and  PKS who  will  receive Spin-off  Stock  in the
                                    Spin-off (other than  one director of  PKS who became  a
                                    director  in 1995) have agreed to certain limitations on
                                    the transferability of such stock. Notwithstanding these
                                    agreements, a substantial number of shares of MFS Common
                                    Stock will  become  available  for future  sale  in  the
                                    public  market  as a  result of  the Spin-off.  Sales of
                                    substantial amounts of such shares in the public  market
                                    could  adversely  affect  the market  price  of  the MFS
                                    Common Stock. On  [                   ],  1995 the  last
                                    reported  sale price of the MFS Common Stock as reported
                                    by the Nasdaq National Market  was $[      ] per  share.
                                    See  "Risk  Factors  --  Risk  Factors  Relating  to the
                                    Exchange Offer,  the  Spin-off  and  PKS  Securities  --
                                    Effect  of Spin-off on Class D Per Share Price; Value of
                                    Spin-off Stock Dependent on Market."
                                    The MFS Preferred Stock is non-transferable for a period
                                    of six years from the date of its issuance with  limited
                                    exceptions,  is convertible into MFS Common Stock at the
                                    option of the holder beginning on the first  anniversary
                                    of the date of issuance thereof and is redeemable at the
                                    option  of  MFS beginning  at the  end of  such six-year
                                    period. MFS does not intend

                                    to apply for listing of  the MFS Preferred Stock on  any
                                    national  securities  exchange, on  the  Nasdaq National
                                    Market or  in  the  over-the-counter  market.  See  "The
                                    Spin-off -- Listing and Trading of Spin-off Stock -- MFS
                                    Preferred Stock."
Effects of Spin-off on Class D Per
 Share Price; Value of Spin-off
 Stock............................  The  price at  which holders of  Class D  Stock can sell such stock to PKS after  the Spin-off pursuant to  PKS's
                                    Certificate  of  Incorporation  (i.e., the  Class  D Per
                                    Share  Price),  as   described  under  "Description   of
                                    Securities  --  PKS Stock  -Repurchase Duties,"  will be
                                    significantly  reduced  as  a  result  of  the  Spin-off
                                    because  the value currently attributable to MFS will no
                                    longer be included in the calculation of such price. The
                                    current Class D Per Share  Price is $60.25. The Class  D
                                    Per  Share Price after  the Spin-off will  depend upon a
                                    number of  factors, including  the number  of shares  of
                                    Class  D Stock  issued in  the Exchange  Offer and PKS's
                                    determination of the  portion of the  Class D Per  Share
                                    Price  attributable  to  MFS. The  following  table sets
                                    forth PKS's estimates of (i) the Class D Per Share Price
                                    after giving  effect  to  the  Exchange  Offer  and  the
                                    Spin-Off,  (ii)  the  current market  value  of  the MFS
                                    Common Stock to be distributed in the Spin-off for  each
                                    share of Class D Stock and (iii) the redemption value of
                                    the  MFS  Preferred  Stock  to  be  distributed  in  the
                                    Spin-off for each  share of Class  D Stock, assuming  in
                                    each  case that  (x) all of  the Exchangeable Debentures
                                    are exchanged for  Offered Stock in  the Exchange  Offer
                                    and  (y)  the stated  number  of shares  of Exchangeable
                                    Stock are exchanged  for Class D  Stock in the  Exchange
                                    Offer:

                                                                               ESTIMATED VALUE       ESTIMATED VALUE
                                              ASSUMED NUMBER     ESTIMATED      OF MFS COMMON       OF MFS PREFERRED
                                               OF SHARES OF     CLASS D PER   STOCK DISTRIBUTED     STOCK DISTRIBUTED
                                            EXCHANGEABLE STOCK  SHARE PRICE     PER SHARE OF          PER SHARE OF
                                                EXCHANGED           (1)       CLASS D STOCK(2)      CLASS D STOCK(2)
                                            ------------------  -----------  -------------------  ---------------------
                                                 3,000,000       $   41.00        $     [ ]             $    0.66
                                                 5,000,000       $   41.75        $     [ ]             $    0.64

                                             ------------------------------

                                                        (1)  Earnings   of   the
                                                             Diversified   Group
                                                             for 1995, including
                                                             earnings   attribu-
                                                             table to the
                                                             settlement of
                                                             certain  litigation
                                                             described at
                                                             "Recent Devel-
                                                             opments  -- Whitney
                                                             Litigation,"  would
                                                             not be reflected in
                                                             the   Class  D  Per
                                                             Share  Price  until
                                                             1996.

                                                        (2)  For   purposes   of
                                                             this  table,   each
                                                             share of MFS Common
                                                             Stock  is valued at
                                                             $      ,  its  last
                                                             reported sale price
                                                             on the Nasdaq
                                                             National  Market as
                                                             of                ,
                                                             1995,    and   each
                                                             share of MFS
                                                             Preferred Stock  is
                                                             valued at its
                                                             redemption value of
                                                             $1.00   per  share.
                                                             There is no
                                                             assurance as to the
                                                             market price of the
                                                             MFS Common Stock at
                                                             the Spin-off Date.

                                    See "Risk Factors -- Effect  of Spin-off on Class D  Per
                                    Share  Price;  Value  of  Spin-off  Stock  Dependent  on
                                    Market." If and when the Class D Stock becomes  Publicly
                                    Traded,  PKS's obligation to  repurchase such stock will
                                    cease. See "Risk Factors -- Risk Factors Relating to the
                                    Exchange Offer,  the Spin-  off  and PKS  Securities  --
                                    Effect of Class D Stock Becoming Publicly Traded."

Conditions to the Spin-off; Right
 to Abandon, Defer or Modify......  PKS  will  not consummate  the  Spin-off unless  the MFS
                                    Recapitalization has been approved  by the holders of  a
                                    majority of the MFS Common Stock present in person or by
                                    proxy  and voting  at the  MFS 1995  annual stockholders
                                    meeting. Further, the Spin-off  will not be  consummated
                                    unless the Ruling remains substantially in effect. There
                                    are  no  federal  or  state  regulatory  requirements or
                                    approvals that must  be complied with  or obtained as  a
                                    condition  of the Spin-off. If  the PKS Board determines
                                    for any reason  that such  action would be  in the  best
                                    interest  of  PKS  and  its  stockholders,  PKS  may (i)
                                    abandon the Spin-off, (ii) defer the consummation of the
                                    Spin-off or (iii) modify the terms of the Spin-off.  The
                                    Spin-off  will not necessarily be abandoned in the event
                                    the Exchange  Offer  is  abandoned.  However,  once  the
                                    Exchange  Offer  is  consummated, the  Spin-off  will be
                                    consummated promptly  thereafter. See  "The Spin-off  --
                                    Conditions  to the  Spin-off; Right  of PKS  to Abandon,
                                    Defer or Modify the Spin-off."
Certain Tax Considerations........  Pursuant to the Ruling, for United States federal income tax purposes the holders of  the Class D Stock will  not
                                    recognize  any gain or  loss on the  distribution of the
                                    Spin-off Stock. In addition,  the holders' tax bases  in
                                    their shares of Class D Stock prior to the Spin-off will
                                    be  apportioned in  the Spin-off between  such stock and
                                    the Spin-off Stock, and the holders' holding periods for
                                    the Spin-off Stock generally will include their  holding
                                    periods  for  the Class  D Stock.  See "The  Spin-off --
                                    Certain United States Federal Income Tax  Considerations
                                    Relating to the Spin-off."

                           PURPOSE OF EXCHANGE OFFER

    In connection with the PKS Board's approval of the Exchange Offer and its preliminary approval of the Spin-off, the PKS Board determined that the Spin-off would be in the best interest of the stockholders of PKS and would be advantageous to MFS. The PKS Board authorized the Exchange Offer as an appropriate means of affording the holders of Class B Stock and Class C Stock an opportunity to exchange such stock for Class D Stock, and the holders of Exchangeable Debentures an opportunity to exchange such debentures for Offered Stock, prior to the proposed Spin-off. See "Overview -- Background and Purpose of the Spin-off; Purpose of the Exchange Offer; Board Proceedings."

                                  RISK FACTORS

    Holders of Exchangeable Securities should carefully consider the factors discussed under the section entitled "Risk Factors" in this Prospectus before making a decision to participate in the Exchange Offer. Several of such factors are also relevant to the assessment by holders of Class D Stock of the consequences of the Spin-Off.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                            PETER KIEWIT SONS', INC.

                                                                                                  PRO FORMA (1)
                                                          HISTORICAL                  -------------------------------------
                                          ------------------------------------------                               THREE
                                                                                                                  MONTHS
                                                                 THREE MONTHS ENDED      FISCAL YEAR ENDED      ENDED MARCH
                                           FISCAL YEAR ENDED                             DECEMBER 31, 1994       31, 1995
                                                                     MARCH 31,        ------------------------  -----------
                                          --------------------  --------------------  SCENARIO #1  SCENARIO #2  SCENARIO #1
                                            1993       1994       1994       1995         (2)          (2)          (2)
                                          ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATION:
  Revenue (3)...........................  $   2,191  $   2,991  $     573  $     681   $   2,704    $   2,704    $     563
  Net earnings (loss) (4)...............        261        110         23        (26)        177          177           14
FINANCIAL POSITION:
  Total Assets (3)......................      3,634      4,504                 4,449                                 2,894
  Current portion of long-term debt
   (3)..................................         15         33                    33                                    13
  Long-term debt, less current portion
   (3)..................................        462        908                   929                                   366
  Stockholders' equity (5)..............      1,671      1,736                 1,720                                 1,325


                                          SCENARIO #2
                                              (2)
                                          -----------

RESULTS OF OPERATION:
  Revenue (3)...........................   $     563
  Net earnings (loss) (4)...............          14
FINANCIAL POSITION:
  Total Assets (3)......................       2,894
  Current portion of long-term debt
   (3)..................................          13
  Long-term debt, less current portion
   (3)..................................         366
  Stockholders' equity (5)..............       1,325

- ------------------------------

(1) The pro forma results of operation data are computed assuming that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on December 26, 1993 and January 1, 1995 for the fiscal year ended December 31, 1994 and three months ended March 31, 1995, respectively. The pro forma financial position data as of March 31, 1995 assumes that such transactions were consummated as of such date. The pro forma financial data of PKS should be read in conjunction with PKS' historical consolidated financial statements and the notes thereto and the "Pro Forma Financial Information" included elsewhere or incorporated by reference herein.

(2) The pro forma information assumes, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer.

(3) In October 1993, PKS acquired 35% of the outstanding shares of C-TEC Corporation that have 57% of the available voting rights. In December 1994, PKS increased its ownership in C-TEC to 49% and 58% of the outstanding shares and voting rights, respectively. In January 1994, MFS, a subsidiary of PKS, issued $500 million of 9.375% Senior Discount Notes.

(4) In 1993, through two public offerings, PKS sold 29% of the common stock of MFS, resulting in a $137 million after-tax gain. In 1994, additional MFS stock transactions resulted in a $35 million after-tax gain to PKS and reduced its ownership in MFS to 67%.

(5) The aggregate redemption value of common stock at March 31, 1995 was $1.6 billion.

  See "Selected Historical and Pro Forma Financial Data of Peter Kiewit Sons',
                         Inc." for further information.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                       KIEWIT CONSTRUCTION & MINING GROUP

                                                      HISTORICAL                                    PRO FORMA (1)
                                      ------------------------------------------  --------------------------------------------------
                                                                                                               THREE MONTHS ENDED
                                                                THREE MONTHS         FISCAL YEAR ENDED
                                       FISCAL YEAR ENDED      ENDED MARCH 31,        DECEMBER 31, 1994           MARCH 31, 1995
                                                                                  ------------------------  ------------------------
                                      --------------------  --------------------   SCENARIO     SCENARIO     SCENARIO     SCENARIO
                                        1993       1994       1994       1995       #1 (2)       #2 (2)       #1 (2)       #2 (2)
                                      ---------  ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Revenue...........................  $   1,783  $   2,175  $     411  $     426   $   2,175    $   2,175    $     426    $     426
  Net earnings (loss)...............         80         77         (2)        (2)         75           74           (3)          (3)
Per Common Share
  Net earnings (loss) (3)...........       4.63       4.92      (0.14)     (0.16)       5.88         6.84        (0.26)       (0.37)
  Dividends (4).....................       0.70       0.90     --         --          --           --           --           --
  Stock price (5)...................      22.35      25.55      22.35      25.55                                 25.45        25.45
  Book value........................      27.43      31.39      27.72      32.25                                 33.97        35.86
FINANCIAL POSITION:
  Total assets......................        889        967                   896                                   819          768
  Current portion of long-term
   debt.............................          4          3                     2                                     2            2
  Long-term debt, less current
   portion..........................         10          9                     7                                     6            6
  Stockholders' equity (6)..........        480        505                   448                                   372          321
  Formula Value (5).................        391        411

- ------------------------------

(1) The pro forma results of operations data are computed assuming that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on December 26, 1993 and January 1, 1995 for the fiscal year ended December 31, 1994 and three months ended March 31, 1995, respectively. The pro forma financial position data as of March 31, 1995 assumes that such transactions were consummated as of such date. The pro forma financial data of Kiewit Construction & Mining Group should be read in conjunction with the Kiewit Construction & Mining Group's historical financial statements and the notes thereto and the "Pro Forma Financial Information" included elsewhere or incorporated by reference herein.

(2) The pro forma information assumes, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer.

(3) Fully diluted earnings per share have not been presented because it is not materially different from primary earnings per share.

(4) The 1994 and 1993 dividends include $.45 and $.40 for dividends declared in 1994 and 1993, respectively, but paid in January of the subsequent year.

(5) Pursuant to the Certificate of Incorporation, the stock price and formula value calculations are computed annually at the end of the fiscal year, except that adjustments to the stock price to reflect dividends are made at the time such dividends are declared.

(6) Ownership of the Class B Stock and Class C Stock is restricted to certain employees conditioned upon the execution of repurchase agreements which restrict the employees from transferring the stock. PKS is generally committed to purchase all Class B Stock and Class C Stock at the amount computed, when put to PKS by a stockholder, pursuant to the Certificate of Incorporation. The aggregate redemption value of the B&C Stock at March 31, 1995 was $355 million.

 See "Selected Historical and Pro Forma Financial Data of Kiewit Construction &
                     Mining Group" for further information.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                            KIEWIT DIVERSIFIED GROUP

                                                                                               PRO FORMA (1)
                                                                                   -------------------------------------
                                                                                                                THREE
                                                       HISTORICAL                                              MONTHS
                                       ------------------------------------------                               ENDED
                                                                                      FISCAL YEAR ENDED       MARCH 31,
                                        FISCAL YEAR ENDED        THREE MONTHS         DECEMBER 31, 1994         1995
                                                                ENDED MARCH 31     ------------------------  -----------
                                       --------------------  --------------------   SCENARIO     SCENARIO     SCENARIO
                                         1993       1994       1994       1995       #1 (2)       #2 (2)       #1 (2)
                                       ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Revenue (3)........................  $     408  $     821  $     162  $     257   $     534    $     534    $     139
  Net earnings (loss) (4)............        181         33         25        (24)        102          103           17
Per Common Share
  Net earnings (loss) (5)............       9.08       1.63       1.21      (1.14)       4.73         4.63         0.75
  Dividends..........................       0.50     --         --         --          --           --           --
  Stock price (6)....................      59.40      60.25      59.40      60.25                                 42.20
  Book value.........................      59.52      60.36      60.17      59.85                                 43.18
FINANCIAL POSITION:
  Total assets (3)...................      2,759      3,549                 3,575                                 2,097
  Current portion of long-term debt
   (3)...............................         11         30                    31                                    11
  Long-term debt, less current
   portion (3).......................        452        899                   922                                   360
  Stockholders' equity (7)...........      1,191      1,231                 1,272                                   953
  Formula Value (6)..................      1,191      1,231

                                        SCENARIO
                                         #2 (2)
                                       -----------
RESULTS OF OPERATIONS:
  Revenue (3)........................   $     139
  Net earnings (loss) (4)............          17
Per Common Share
  Net earnings (loss) (5)............        0.74
  Dividends..........................      --
  Stock price (6)....................       42.85
  Book value.........................       42.83
FINANCIAL POSITION:
  Total assets (3)...................       2,148
  Current portion of long-term debt
   (3)...............................          11
  Long-term debt, less current
   portion (3).......................         360
  Stockholders' equity (7)...........       1,004
  Formula Value (6)..................

- ------------------------------

(1) The pro forma results of operations data are computed assuming that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on December 26, 1993 and January 1, 1995 for the fiscal year ended December 31, 1994 and the three months ended March 31, 1995, respectively. The pro forma financial position data as of March 31, 1995 assumes that such transactions were consummated as of such date. The pro forma financial data of Kiewit Diversified Group should be read in conjunction with the Kiewit Diversified Group's historical financial statements and the notes thereto and the "Pro Forma Financial Information" included elsewhere or incorporated by reference herein.

(2) The pro forma information assumes, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer.

(3) In October 1993, the Group acquired 35% of the outstanding shares of C-TEC Corporation that have 57% of the available voting rights. In December 1994, the Group increased its ownership in C-TEC to 49% and 58% of the outstanding shares and voting rights, respectively. In January 1994, MFS issued $500 million of 9.375% Senior Discount Notes.

(4) In 1993, through two public offerings, the Group sold 29% of the common stock of MFS, resulting in a $137 million after-tax gain. In 1994, additional MFS stock transactions resulted in a $35 million after-tax gain to the Group and reduced its ownership in MFS to 67%.

(5) Fully diluted earnings per share have not been presented because it is not materially different from primary earnings per share.

(6) Pursuant to the Certificate of Incorporation, the stock price and formula value calculations are computed annually at the end of the fiscal year, except that adjustments to the stock price to reflect dividends are made at the time such dividends are declared.

(7) Unless Class D Stock becomes Publicly Traded, PKS is generally committed to purchase all Class D Stock at the amount determined, in accordance with the Certificate of Incorporation, when put to PKS by a stockholder. The aggregate redemption value of the Class D Stock at March 31, 1995 was $1.28 billion.

  See "Selected Historical and Pro Forma Financial Data of Kiewit Diversified
                        Group" for further information.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                      OF MFS COMMUNICATIONS COMPANY, INC.
    The development and acquisition by MFS of its networks and services during the periods reflected below materially affect the comparability of that data from one period to another. The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of MFS and the notes thereto, incorporated by reference herein. No cash dividends were paid in any of the periods presented below.

                                                                    FISCAL YEAR ENDED             THREE MONTHS
                                                          -------------------------------------      ENDED
                                                             1992         1993       1994 (1)    MARCH 31, 1995
                                                          -----------  -----------  -----------  --------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
  Telecommunications services...........................     $ 47,585     $ 70,048    $ 228,707       $103,788
  Network systems integration...........................       61,122       71,063       58,040         14,552
                                                          -----------  -----------  -----------  --------------
    Total...............................................      108,707      141,111      286,747        118,340
Costs and expenses:
  Operating expenses....................................       76,667      102,905      273,431        119,882
  Depreciation and amortization.........................       20,544       34,670       73,869         29,073
  General and administrative expenses...................       23,267       34,989       75,576         25,941
                                                          -----------  -----------  -----------  --------------
    Total...............................................      120,478      172,564      422,876        174,896
                                                          -----------  -----------  -----------  --------------
Loss from operations....................................      (11,771)     (31,453)    (136,129)       (56,556 )
Other income (expense) net..............................         (792)       8,464      (17,175)        (7,252 )
                                                          -----------  -----------  -----------  --------------
Loss before income taxes................................      (12,563)     (22,989)    (153,304)       (63,808 )
Income tax benefit (expense)............................         (566)       7,220        2,103           (100 )
                                                          -----------  -----------  -----------  --------------
  Net loss..............................................     $(13,129)    $(15,769)   $(151,201)     $ (63,908 )
                                                          -----------  -----------  -----------  --------------
                                                          -----------  -----------  -----------  --------------
Loss per share (2) .....................................      $(0.30)      $(0.30)      $(2.42)         $(0.99)
                                                          -----------  -----------  -----------  --------------
                                                          -----------  -----------  -----------  --------------
Number of shares (2)....................................   44,085,000   52,882,000   62,437,000     64,365,000
                                                          -----------  -----------  -----------  --------------
                                                          -----------  -----------  -----------  --------------
Ratio of earnings to combined fixed charges and
 preferred stock dividends (3)..........................      --           --           --            --

OTHER DATA:
  EBITDA (4)............................................     $  8,773     $  3,217   $  (62,260)    $  (27,483 )
  Capital expenditures, including acquisitions of
   businesses, net of cash acquired.....................      110,171      128,651      576,711        106,665

STATISTICAL DATA (5):
  Circuits in service (6)...............................      589,130      947,391    1,713,430      1,964,872
  Buildings connected...................................        1,101        1,583        2,754          3,284
  Route miles (7).......................................          858        1,298        2,405          2,616
  Fiber miles (8).......................................       38,595       62,154      107,919        122,074
  Switches..............................................      --                 1           12             12

BALANCE SHEET DATA:
  Networks and equipment................................     $243,243     $370,334   $  787,453     $  897,920
  Total assets..........................................      363,299      906,937    1,584,546      1,554,945
  Long-term debt, less current portion..................          169          143      548,333        560,688
  Stockholders' equity..................................      298,516      811,105      770,103        719,610

- ------------------------------
(1) Reflects the acquisition of Centex Telemanagement, Inc. as of May 18, 1994, Cylix Communications Corporation as of November 1, 1994 and RealCom Office Communications, Inc. as of November 14, 1994.
(2) See Note 2 to the Consolidated Financial Statements, which describes the calculation of loss per share.
(3)  For  each of  the three  years ended  December 31,  1994 and  for the three months ended March 31, 1995, earnings were insufficient to cover fixed charges during the periods shown by the amount of loss before income taxes of $12,563,000, $22,989,000, $136,129,000 and $63,808,000, respectively.
(4) EBITDA consists of earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flow for the periods. See Consolidated Statements of Cash Flows.
(5) Information presented as of the end of the period indicated and derived from non-financial records prepared by MFS which are not audited.
(6)  All circuits have been expressed as voice grade equivalent circuits.
(7) Route miles refers to the number of miles of the telecommunications path in which the fiber optic cables are installed.
(8) Fiber miles refers to the number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path.

                                  RISK FACTORS

    Before tendering their Exchangeable Securities for the Offered Stock, holders of Exchangeable Securities should carefully consider the following factors in addition to the other information contained in this Prospectus. Several of such factors are also relevant to the assessment by holders of Class D Stock of the consequences of the Spin-off.

                  RISK FACTORS RELATING TO THE EXCHANGE OFFER,
                        THE SPIN-OFF AND PKS SECURITIES

CERTAIN INVESTMENT CHARACTERISTICS OF EXCHANGEABLE STOCK AND CLASS D STOCK

    Participation in the Exchange Offer by a holder of Exchangeable Securities is voluntary, and in the case of the holders of Exchangeable Stock, the decision to participate should be made on the basis of the information contained or incorporated by reference in this Prospectus and the holder's assessment of the investment characteristics of the Class B Stock and Class C Stock, on the one hand, and the investment characteristics of the Class D Stock and the Spin-off Stock, on the other.

    CERTAIN INVESTMENT CHARACTERISTICS OF EXCHANGEABLE STOCK. Among the investment characteristics of the Class B Stock and the Class C Stock that should be considered are the holder's assessment of (i) the potential for continued dividend income from such stock and (ii) the potential for continued growth, or the risk of a decline, in the Class B&C Per Share Price of such stock, all of which are dependent on the business prospects for the Construction & Mining Group. Other important characteristics of the Class B Stock and the Class C Stock are described elsewhere in this "Risk Factors" section and under "Description of Securities -- PKS Stock."

    CERTAIN INVESTMENT CHARACTERISTICS OF CLASS D STOCK. Among the investment characteristics of the Class D Stock that should be considered are (i) the limited history of dividends on such stock, (ii) the potential for future dividends on the Class D Stock and the fact that the PKS Board of Directors announced in August 1993 that, in light of heavy capital commitments, PKS did not intend to pay dividends on the Class D Stock in the foreseeable future,
(iii) the potential for growth and the risk of decline in the Class D Per Share Price of such stock, which are dependent on the business prospects for the Diversified Group, and (iv) the possibility that changes in the Class D Per Share Price based on the annual changes in the Class D Formula Value may be less readily predictable than changes in the Class B&C Per Share Price based on the annual changes in the Class B&C Formula Value, given the diverse and generally less mature businesses that comprise the Diversified Group as compared to the Construction & Mining Group. In addition, holders of Exchangeable Stock should consider the anticipated risks and benefits of the Spin-off for the holders of the Class D Stock in the context of all the other factors discussed in this "Risk Factors" section, including all of the special considerations associated with ownership of MFS securities discussed below under "Risk Factors Relating to MFS." Other important characteristics of the Class D Stock are described elsewhere in this "Risk Factors" section and under "Description of Securities -- PKS Stock."

CERTAIN CONSEQUENCES OF DECISION NOT TO EXCHANGE

    If the Spin-off occurs, each holder of record of shares of Class D Stock as of the Spin-off Date would retain such stock and would receive in addition MFS Common Stock and MFS Preferred Stock. PKS expects that the market value of such MFS Common Stock at the time of the Spin-off will be substantially in excess of the value attributed to the MFS Common Stock held by KDG in the determination of the Class D Formula Value and the Class D Per Share Price in accordance with the PKS Certificate of Incorporation. Accordingly, the sum of (i) the market value of such amount of MFS Common Stock plus (ii) the redemption value of such amount of MFS Preferred Stock plus (iii) the aggregate Class D Per Share Price of such holder's shares of Class D Stock after giving effect to the Spin-off is expected to be substantially in excess of the aggregate Class D Per Share Price of such holder's shares of Class D Stock before giving effect to the Spin-off. See "Overview -- The Spin-Off."

This represents a one-time benefit that holders of Exchangeable Stock who participate in the Exchange Offer will receive in respect of the Class D Stock issued to them in the Exchange Offer. Holders of Exchangeable Stock who do not exchange such stock pursuant to the Exchange Offer will not receive this anticipated benefit with respect to Exchangeable Stock held by them.

    A holder of Exchangeable Debentures who participates in the Exchange Offer would receive on the Exchange Date the same number and classes of PKS stock that the holder would receive upon a later conversion of such Exchangeable Debentures in accordance with their stated conversion terms. A holder of Exchangeable Debentures who does not participate in the Exchange Offer would not have an opportunity to receive such PKS stock until the scheduled conversion period provided for in the holder's Exchangeable Debentures. Further, PKS will not retain any MFS Common Stock or MFS Preferred Stock after the Spin-off, and therefore would not be able to distribute any MFS Common Stock or MFS Preferred Stock upon a subsequent conversion of such Exchangeable Debentures during their scheduled conversion period. The PKS Board of Directors has not made any provision for any other adjustment to the Exchangeable Debentures to reflect the Spin-off. Accordingly, the PKS Board recommends that holders of Exchangeable Debentures tender such Exchangeable Debentures in the Exchange Offer.

COMPANY POLICY ON FUTURE SALES OF CLASS C STOCK

    PKS offers Class C Stock for sale to employees annually. The PKS Board and management select the employees to whom Class C Stock is to be offered and determine the number of shares to be offered to each such employee. In selecting employees and determining the number of shares of Class C Stock to be offered, the PKS Board and management consider a wide range of factors, including the employee's effort and relative contribution to PKS's economic performance; the employee's level of responsibility; the potential displayed by the employee; the employee's length of service; and the amount of Class C Stock presently owned by the employee.

    Under, and subject to the provisions of, the PKS Certificate of Incorporation, each holder of Class C Stock has the right to sell Class C Stock back to PKS at any time during the first fifteen days of each calendar month, and the right to convert Class C Stock into Class D Stock exercisable during a two-month period from and including October 15 through and including December 15 of each year. If an employee sells Class C Stock back to PKS or converts Class C Stock into Class D Stock during any year, the PKS Board and management generally consider such stock sales and conversions, in addition to the factors described above, in determining whether to offer Class C Stock to the employee in the following year, and if Class C Stock is offered to such employee, the amount of Class C Stock so offered. Although the sale or conversion of Class C Stock is not the only factor taken into account in those cases, PKS generally has declined to sell Class C Stock to an employee in the year following a year in which the employee has sold Class C Stock or converted Class C Stock into Class D Stock.

    The PKS Board and management expect to use similar criteria in determining the employees to whom Class C Stock is offered, and the number of shares of Class C Stock offered to each such employee, in 1996.

NO INTENTION TO REPLACE EXCHANGED CLASS B STOCK OR CLASS C STOCK THROUGH FUTURE OFFERINGS

    PKS will not change the criteria by which it offers Class C Stock under PKS's stock ownership program for the purpose of enabling persons who tender Exchangeable Stock in the Exchange Offer to restore the level of their holdings of such stock through future purchases.

CONDITIONS TO CONSUMMATION OF THE EXCHANGE OFFER; ABANDONMENT OR MODIFICATION OF THE EXCHANGE OFFER

    The consummation of the Exchange Offer is subject to the approval of the MFS Recapitalization by a vote of a majority of the holders of MFS Common Stock present in person or by proxy and voting at the MFS 1995 annual stockholders meeting. Further, the Exchange Offer will not be consummated unless the Ruling remains substantially in effect as of the date of consummation of the Exchange Offer. See "The Exchange Offer -- Conditions to the Exchange Offer."

    In addition, PKS has reserved the right to abandon or modify the terms of the Exchange Offer at any time if the PKS Board of Directors determines that such abandonment or modification would be in the best interest of PKS and its stockholders. Without limiting the factors the PKS Board might take into account in taking such action, the PKS Board might consider abandonment or modification of the terms of the Exchange Offer if such abandonment or modification were determined to be appropriate in light of legal or regulatory considerations and might also consider modification of the terms of the Exchange Offer under the circumstances described below under "Possible Limit on Amount of Exchangeable Stock to Be Accepted in Exchange Offer." Moreover, the Exchange Offer will be abandoned if the PKS Board of Directors determines to abandon the Spin-off, as described below. Thus, even if the conditions described in the preceding paragraph are satisfied, there is no assurance that the Exchange Offer will be consummated or, if consummated, will be consummated on the terms described herein. If PKS does abandon or modify the terms of the Exchange Offer, it will so notify the holders who have tendered Exchangeable Securities. In the case of abandonment, PKS will return all tendered securities, and in the case of modification of a material term of the Exchange Offer, PKS will extend the Exchange Offer if necessary so that the Expiration Date, as extended, is at least 10 business days after the announcement of such modification. See "The Exchange Offer -- Right of PKS to Extend, Abandon or Modify the Exchange Offer or Defer Acceptance of Tendered Exchangeable Securities."

POSSIBLE LIMIT ON AMOUNT OF EXCHANGEABLE STOCK TO BE ACCEPTED IN EXCHANGE OFFER

    The PKS Board of Directors has not considered it necessary to impose a limit on the amount of Exchangeable Stock that may be exchanged in the Exchange Offer. However, the PKS Board of Directors has reserved the right to do so at any time prior to the Expiration Date in the event it determines that acceptance of all tendered Exchangeable Stock would not be in the best interest of PKS and its stockholders. In the event the PKS Board of Directors were to take such action, it would impose such a limit on the tendered Exchangeable Stock (but not on the tendered Exchangeable Debentures) on a pro rata basis and would follow the procedures applicable to a modification of the Exchange Offer. See "The Exchange Offer -- Right of PKS to Extend, Abandon or Modify the Exchange Offer or Defer Acceptance of Tendered Exchangeable Securities." The PKS Board of Directors does not presently intend to impose a limit on the amount of Exchangeable Debentures that may be exchanged in the Exchange Offer.

CONDITIONS TO CONSUMMATION OF THE SPIN-OFF; ABANDONMENT, DEFERRAL OR MODIFICATION OF THE SPIN-OFF

    The consummation of the Spin-off is subject to the MFS Recapitalization being approved by a vote of a majority of the holders of the MFS Common Stock present in person or by proxy and voting at the MFS 1995 annual stockholders meeting. Further, the Spin-off will not be consummated unless the Ruling remains substantially in effect on the Spin-off Date.

    In addition, PKS has reserved the right to abandon, defer or modify the terms of the Spin-off at any time before the Spin-off Date if the PKS Board of Directors determines for any reason that such action would be in the best interest of PKS and its stockholders. Without limiting the factors the PKS Board might take into account in taking such action, the PKS Board might consider abandonment, deferral or modification of the Spin-off if such action were determined to be appropriate in light of legal or regulatory considerations, or upon the occurrence of a material change in the market value of MFS Common Stock or some other event materially affecting the anticipated benefits of the Spin-off to the holders of Class D Stock. Thus, even if the conditions described in the preceding paragraph are satisfied, there is no assurance that the Spin-off will be consummated or, if it is consummated, that it will be consummated on the terms described herein. The Spin-off will not necessarily be abandoned in the event the Exchange Offer is abandoned. However, once the Exchange Offer is consummated, the Spin-off will be consummated promptly thereafter.

TRANSFERS FROM CONSTRUCTION & MINING GROUP

    Whenever Class B Stock or Class C Stock is converted into Class D Stock, it has been PKS's practice (although the terms of the PKS Certificate of Incorporation do not require that it do so) to transfer funds from the Construction & Mining Group to the Diversified Group in order that the conversion will not have the effect of diluting the Class D Formula Value. PKS will take the same action with respect to Exchangeable Stock exchanged for Class D Stock in the Exchange Offer. Thus, the more Exchangeable Stock that is exchanged, the greater the funds that will be transferred from the Construction & Mining Group to the Diversified Group. Such transfer may have a negative impact on the liquidity of the Construction & Mining Group. However, PKS has reserved the right to impose a limit on the amount of Exchangeable Stock that may be exchanged in the Exchange Offer, and the liquidity of the Construction & Mining Group is one factor the PKS Board of Directors would consider in determining whether such a limit were appropriate. See "The Exchange Offer -- Terms of the Exchange Offer." If the Construction & Mining Group were unable to fund such transfer from its own resources, the Diversified Group might defer receipt of such transfer on a short-term, interest-bearing basis. However, the PKS Board does not intend to cause the Diversified Group to provide any such deferral on a long-term basis.

BUSINESSES OF CONSTRUCTION & MINING GROUP

    The Exchange Offer and the Spin-off will not affect the Class C Per Share Price or (except for the transfers from the Construction & Mining Group to the Diversified Group described at "Transfers from Construction & Mining Group" above) the businesses of the Construction & Mining Group. Accordingly, holders of Exchangeable Securities (other than Class D Debentures) who elect not to participate in the Exchange Offer will retain an indirect interest in the Construction & Mining Group, and the prospects for future appreciation, or the risk of a decline, in the Class C Per Share Price will depend upon the success of the construction and mining businesses in which the Construction & Mining Group currently engages and chooses to engage in the future.

    The risks associated with the businesses of the Construction & Mining Group include all of the risks attendant to any construction business, including the impact on the construction industry of changes in national and regional economies, the cyclical nature of the construction business, the risk of bankruptcy of, or non-payment by, owners, the risk of cost overruns and job losses on particular projects, risks associated with increasing competition in the construction business, the risks of foreign construction operations, and the costs and restraints imposed upon operations by regulatory requirements.

EFFECT OF SPIN-OFF ON CLASS D PER SHARE PRICE; VALUE OF SPIN-OFF STOCK DEPENDENT ON MARKET

    Because a significant portion of the current Class D Per Share Price of $60.25 is attributable to MFS, the Class D Per Share Price will be significantly reduced when the Spin-off is consummated. See "Overview -- The Spin-off." Accordingly, as a result of the Spin-off, the price at which holders of Class D Stock can thereafter sell such stock to PKS will be significantly reduced. Although there are no transfer restrictions on the Class D Stock, there is no established trading market for such stock, and there has been only limited trading activity in such stock. For the foreseeable future, there is no assurance that a holder of Class D Stock will be able to sell such stock otherwise than pursuant to PKS's repurchase obligation under the PKS Certificate of Incorporation. See "-- Effect of Class D Stock Becoming Publicly Traded," below.

    PKS will have no repurchase obligation with respect to the Spin-off Stock. The ability of a holder of MFS Common Stock to realize value upon a sale of such stock will be entirely dependent on the market for MFS Common Stock. The market price of MFS Common Stock has fluctuated significantly since MFS Common Stock began public trading in May 1993. See "-- Risk Factors Relating to MFS" below for a discussion of certain factors that may affect the market price of MFS Common Stock. The MFS Preferred Stock is non-transferable for a period of six years from its date of issuance with limited exceptions. See "Description of Securities -- MFS Preferred Stock."

COMPOSITION OF DIVERSIFIED GROUP AFTER SPIN-OFF

    After the Spin-off is consummated, MFS will be independent of PKS rather than being part of the Diversified Group. Accordingly, the Class D Stock will no longer represent an indirect interest in the business of MFS, and the prospects for future appreciation in the Class D Per Share Price will depend on the remaining businesses of the Diversified Group and any other businesses the Diversified Group may choose to enter in the future, as well as on other factors that affect, and will continue to affect, such prospects.

    The Diversified Group currently engages in three principal businesses other than the businesses of MFS: coal mining, through KDG's wholly owned subsidiary Kiewit Coal Properties Inc. ("KCP"); independent power production, both through KDG's ownership of a significant minority interest in California Energy Company Inc. ("CECI") and through the project development and ownership activities of KDG's wholly owned subsidiary, Kiewit Energy Company ("KEC"); and the telecommunications business, through KDG's ownership of a controlling interest in C-TEC Corporation
("C-TEC"). See "Business" in the PKS Annual Report on Form 10-K for the year ended December 31, 1994 incorporated by reference in this Prospectus for a discussion of the Diversified Group's principal businesses.

    A holder of Exchangeable Securities should carefully consider the following matters relating to the principal businesses of the Diversified Group before deciding to tender Exchangeable Securities pursuant to the Exchange Offer. Such matters are also relevant to the assessment by holders of Class D Stock of the consequences of the Spin-off.

    DIVERSIFIED GROUP CASH FLOWS. The Diversified Group derives most of its operating cash flow from its coal mining business. Although that business currently produces substantial cash flow, those cash flows will decline substantially over the next few years, as certain long-term coal sales arrangements end. Both CECI and C-TEC reinvest substantially all of their operating cash flows, and neither CECI nor C-TEC is expected to pay dividends to KDG in the foreseeable future. As a result, the ability of the Diversified Group to fund future business opportunities will depend, in part, upon its ability to invest its currently available cash and the remaining coal mining cash flows in businesses that will be able to generate cash from operations.

    PROJECT DEVELOPMENT BUSINESSES. CECI and KEC, through its international power project development joint venture with CECI, are actively engaged in the business of developing, constructing, owning and operating new power projects. These development activities can require substantial expenditures before a project is determined to be feasible, economically attractive or capable of being financed. The future growth of CECI's and KEC's businesses depends on the success of such developmental endeavors, and there can be no assurance that development efforts on any particular project, or in general, will be successful.

    CECI OPERATING REVENUES. CECI currently depends on a series of contracts with a single customer, Southern California Edison ("SCE"), for substantially all of its operating revenues. The contract prices payable for energy supplied by CECI to SCE are fixed under those contracts for set periods (which periods end from 1997 to 2000 for CECI's principal contract), and are then based on SCE's published "avoided cost of energy." This shift from fixed to avoided cost pricing is expected to result in substantially lower revenues to CECI from its current operating facilities.

    LEVERAGE. Although KDG does not have substantial indebtedness, CECI and, to a lesser extent, C-TEC have higher levels of indebtedness. In particular, CECI has incurred substantial indebtedness, both at the corporate level and to finance development of power projects. In addition, KEC expects to use debt financing for a significant portion of the costs of the international power projects to be developed with CECI. Although debt financing may increase the equity returns to CECI, C-TEC and KEC from their activities, it may also increase the risk associated with those activities, and the abilities of those companies to grow in the future.

    COMPETITION. Each of KCP, CECI and C-TEC is subject to substantial competition in their separate areas of business. For example, KCP is subject to substantial competition from other producers of coal, and the end of certain long-term coal purchase arrangements will substantially increase the competitive pressures to which KCP is subject. Although most of CECI's power sales are the subject of long-term power purchase contracts, it is subject to substantial competition in obtaining new contracts and power project development opportunities, both in the U.S. and abroad. C-TEC is subject to increasing levels of competition in the rapidly changing and evolving sectors of the telecommunications industry in which it competes.

    REGULATION. Each of KCP, CECI and C-TEC is subject to varying degrees of federal, state, local and international regulation. KCP, for example, is subject to strict environmental regulation in its coal mining operations. CECI is also subject to environmental regulation in the operation of its power plants, as well as various regulatory schemes or governmental contracts that can affect the pricing and sales of electric power. C-TEC's businesses are subject to extensive federal, state and local regulations that have changed significantly in recent years and are likely to continue to change in the future. There can be no assurances that the Diversified Group's businesses will not be adversely impacted by the costs of complying with current regulations or by future regulatory changes.

    INTERNATIONAL OPERATIONS. Both CECI and C-TEC have significant international operations. CECI's primary project development focus is on projects located in the Philippines and Indonesia.
C-TEC recently acquired a 40% interest in Megacable, Mexico's second largest cable television company. In addition, KEC's primary business focus is its joint venture with CECI for the development of international power projects. International operations and investments can be subject to factors that do not affect domestic operations, including foreign political and economic developments, currency exchange risks, currency repatriation risks, foreign tax concerns, political instability, expropriation and uncertainty surrounding domestic and foreign laws and policies affecting foreign investments. In addition, the Diversified Group's international operations are concentrated in a few countries (the Philippines, Indonesia and Mexico). Adverse economic and political developments in these countries could disproportionately affect the businesses of the Diversified Group.

    MANAGEMENT. The Diversified Group has placed a substantial emphasis on the abilities of key managers in making its investments in CECI and C-TEC. The loss of one or more of the key managers of those businesses could have a significant effect on those businesses and on the performance of the Diversified Group as a whole.

    CECI MINORITY INTEREST. KCP is the sole owner of, or the managing partner of, its coal mining operations, and KDG holds a controlling interest in C-TEC. KDG, however, holds only a minority share, albeit a significant one, in CECI, and has the right to elect only three of the fourteen members of CECI's board of directors. CECI is the managing partner of the independent power development joint venture between KEC and CECI. As a result of these factors, KDG may have less control over its independent power production businesses than it has over its other Diversified Group businesses.

EFFECTS OF THE EXCHANGE OFFER AND THE SPIN-OFF ON LOANS SECURED BY PKS STOCK

    The MFS Common Stock, unlike PKS stock, constitutes "margin stock" within the meaning of various Federal Reserve regulations restricting the amount of credit that a lender may extend in connection with the purchase or carrying of margin stock where the loan is, or under such regulations is deemed to be, secured directly or indirectly by margin stock. Such regulations also impose certain procedural requirements in connection with such loans.

    In addition, a lender that has extended credit secured by PKS stock, in making decisions as to how much credit to extend against the collateral held by such lender, may assign a different loan-to-value ratio to the Class D Stock as compared to the Class B Stock and Class C Stock. A lender may also assign a different loan-to-value ratio to the Class D Stock and the Spin-off Stock after the Spin-off as compared to the loan-to-value ratio assigned to the Class D Stock before the Spin-off. Further, the Class D Per Share Price may be less readily predictable than the Class B&C Per Share Price has historically been, and the market value of the MFS Common Stock is expected to be more volatile than the Class D Per Share Price has historically been. A decline in the Class D Per Share Price of Class D Stock pledged to a lender or a decline in the value of MFS Common Stock pledged to a lender could result in the lender requiring that the borrower pledge additional collateral. Accordingly, persons who have pledged Exchangeable Stock to a lender and who are considering participation in the Exchange Offer, as well as persons who have pledged Class D Stock to a lender, should consult with the lender as to the effect of the Exchange Offer and the Spin-off on their loan arrangements.

    If Class C Stock being exchanged pursuant to the Exchange Offer is pledged to a lender, Class D Stock received in exchange for that Class C Stock is probably also subject to the pledge under the terms of the loan documentation between the stockholder and the lender. In addition, if Class D Stock (including Class D Stock received in exchange for Class C Stock in the Exchange Offer) is pledged to a lender, some or all of the Spin-off Stock received in the Spin-off is probably also subject to the pledge. As a result, a stockholder may be required to deliver Class D Stock received in exchange for Class C Stock in the Exchange Offer and Spin-off Stock received in the Spin-off to such stockholder's lender upon receipt of that stock.

CONVERSION RIGHTS OF CLASS B STOCK, CLASS C STOCK AND CLASS D STOCK

    Under the PKS Certificate of Incorporation, Class B Stock and Class C Stock are convertible into Class D Stock at the option of the holder exercisable during the period from and including October 15 through and including December 15 of each year (unless the PKS Board of Directors has suspended PKS's obligation to repurchase Class C Stock or Class D Stock under the circumstances specified in the PKS Certificate of Incorporation or PKS elects to purchase for cash the shares tendered for conversion). In contrast, a holder of Class D Stock may convert such stock into Class C Stock only in connection with an offering of Class C Stock to such holder as part of an offering of such stock to PKS employees, and then only as to the number of shares of Class C Stock so offered to such holder. Moreover, in the event that the Class D Stock becomes Publicly Traded, such right to convert Class D Stock to Class C Stock in connection with offerings of Class C Stock to employees would terminate. See "Description of Securities -- PKS Stock -- Conversion of Class D Stock into Class C Stock." Accordingly, holders electing to exchange Class B Stock or Class C Stock for Class D Stock in the Exchange Offer may never have the opportunity to convert such Class D Stock back to Class C Stock.

EFFECT OF CLASS D STOCK BECOMING PUBLICLY TRADED

    Under the PKS Certificate of Incorporation, the right of the holders of Class D Stock to require PKS to repurchase such stock terminates when the Class D Stock becomes Publicly Traded. In that event, the ability of a holder of Class D Stock to realize value upon a sale of such stock will be entirely dependent on whatever market then exists for the Class D Stock. Moreover, the PKS Certificate of Incorporation provides that, after the Class D Stock is Publicly Traded, any subsequent conversion of Class C Stock into Class D Stock would be based upon the market value of the Class D Stock, rather than the Class D Per Share Price. Accordingly, holders making such conversions would not be able to derive any actual or potential benefit from the excess, if any, of the market value of the Class D Stock over the Class D Per Share Price, or any excess of the market value of the businesses comprising the Diversified Group over the value assigned to the assets of the Diversified Group under the PKS Certificate of Incorporation for purposes of the determination of the Class D Per Share Price. Further, as noted above, the right of a holder of Class D Stock to convert such stock to Class C Stock in connection with an offering of Class C Stock would terminate if the Class D Stock became Publicly Traded. Even if the Class D Stock did become Publicly Traded, there is no assurance that an efficient trading market for the Class D Stock would develop. Further, the market price of the Class D Stock is expected to be more volatile than the Class D Per Share Price has historically been.

    The PKS Board of Directors has considered and will in the future again consider the feasibility and desirability of listing the Class D Stock on a national securities exchange, the Nasdaq National Market or in the over-the-counter market or taking other action to facilitate the Public Trading of the Class D Stock. If the Class D Stock were to become Publicly Traded, the current aggregation of businesses that constitute the Diversified Group and certain characteristics of the capital structure of the Company might result in a public market valuation of the Class D Stock that was lower than the intrinsic value of the underlying Diversified Group businesses, even if such market valuation were higher than the Class D Formula Value. Specifically, the fact that the capital structure of the Company uses different classes of stock to reflect the performance of the two Groups of the Company, and the fact that the voting characteristics of the Class C Stock, which will continue to be owned only by employees of the Company, give the Class C Stock a significant measure of voting control over the Company, could cause an undervaluation of the Class D Stock by the investing public. The PKS Board would take these factors into account in making a decision regarding facilitation of Public Trading of the Class D Stock. In addition, the PKS Board would take into account the desirability of reducing the Company's repurchase obligations with respect to its capital stock, the feasibility of raising capital by issuing Class D Stock in public offerings or private placements, and any improvements of the earnings of and the general level of maturation of the newer Diversified Group businesses. Moreover, the ability to provide for the listing of the Class D Stock on a securities exchange, the Nasdaq National Market or in the over-the-counter market will be subject to the laws, regulations and listing eligibility criteria in effect from time to time.

CERTAIN OTHER TERMS OF CLASS C STOCK AND CLASS D STOCK

    VOTING RIGHTS. On all matters on which the holders of the Class C Stock and the Class D Stock vote together, the Class C Stock and the Class D Stock are each entitled to one vote per share. However, the PKS Certificate of Incorporation provides that certain important stockholder actions are effective only upon the approval of at least 80% of the Class C Stock, voting as a separate class, as well as a majority of the combined Class C Stock and Class D Stock. Certain other actions would require the approval of 66 2/3% of the Class C Stock, voting as a separate class, as well as a majority of the combined Class C Stock and Class D Stock. Moreover, the holders of the Class C Stock are entitled to elect two-thirds of the directors, while the remaining directors are elected by the holders of the Class D Stock. The PKS Certificate of Incorporation further provides that, in the event that the number of issued and outstanding shares of Class C Stock should at any time be less than the number of issued and outstanding shares of Class D Stock, the PKS Board of Directors may declare stock dividends on Class C Stock without declaring a corresponding stock dividend on the Class D Stock so that the number of outstanding shares of Class C Stock and Class D Stock will be approximately equal. These provisions give the Class C Stock a significant degree of influence over the Company's decision-making processes, despite the fact that, on the date hereof and for the foreseeable future, even after giving effect to the Spin-off, the Diversified Group will represent a larger portion of the Company's assets and net worth than will the Construction & Mining Group. See "Description of Securities -- PKS Stock -- Voting" and "-- The PKS Board of Directors."

    DIVIDENDS. Dividends on the Class B Stock and the Class C Stock are limited to the amount of funds legally available for the payment of dividends less the Available Class D Dividend Amount. Under current Delaware law, the amount legally available for the payment of dividends is calculated by reference to the surplus or, under certain circumstances, the profits of the Company. Dividends on Class D Stock are limited to the Available Class D Dividend Amount, which is the lesser of (a) the funds of PKS legally available for the payment of dividends or (b) an amount equal to (i) the Class D Formula Value less (ii) the aggregate amount of dividends declared during the current year. Thus, dividends on any class of PKS stock may be precluded because of the unavailability of funds for such purpose under Delaware law, regardless of the surplus or net profits of the Construction & Mining Group and the Diversified Group,
respectively. See "Description of Securities -- PKS Stock -- Dividends." In addition, because the amount available for dividends on each class of common stock is dependent upon, in part, the Class D Formula Value, which in turn is dependent upon certain allocations, inter-company transactions and dividends which are subject to the approval of the PKS Board of Directors, the holders of the different classes of the Company's stock are dependent upon the PKS Board of Directors to resolve any potential conflicts arising from such allocations, inter-company transactions and dividends. See "-- Potential Conflicts; Fiduciary Duties of the PKS Board," below.

    MANDATORY EXCHANGE. At any time when all the assets and liabilities of the Construction & Mining Group are held by a wholly owned subsidiary of PKS, PKS may require the exchange of all the outstanding Class B Stock and Class C Stock for the common stock of such subsidiary, on a pro rata basis. Similarly, at any time when all the assets and liabilities of the Diversified Group are held by a wholly owned subsidiary of PKS, PKS may require the exchange of all the outstanding Class D Stock for the common stock of such subsidiary, on a pro rata basis. Further, until the Class D Stock becomes Publicly Traded, PKS may require that all the outstanding Class D Stock be exchanged for Class C Stock. The tax consequences of a mandatory exchange of Class B Stock and Class C Stock or Class D Stock for the stock of a subsidiary of the Company cannot be determined until the time of such exchange. However, the PKS Board of Directors will review the tax implications of such an exchange when considering whether to require such an exchange. See "Description of Securities -- PKS Stock -- Mandatory Exchanges."

    REPURCHASE OBLIGATIONS. The PKS Certificate of Incorporation contains provisions under which the Company is obligated to repurchase the various classes of its stock. The Company is obligated to repurchase the Class B Stock and the Class C Stock upon the request of a holder at the Class B&C Per Share Price, which is based on the Class B&C Formula Value. PKS is obligated to repurchase the Class D Stock upon request of a holder at the Class D Per Share Price, which is based on the Class D Formula Value. However, the Company's obligation to repurchase the Class D Stock would cease when and if the Class D Stock becomes Publicly Traded. Thereafter, the ability of a holder of Class D Stock to realize the value of such stock would be dependent on the market for such stock.

    Under the PKS Certificate of Incorporation, if the PKS Board of Directors determines in any fiscal year that the Class B&C Formula Value at the end of such year is likely to be lower than the Class B&C Formula Value as of the end of the prior year (other than by reason of the declaration of dividends), then the PKS Board may suspend the obligation of PKS to repurchase any Class B Stock and Class C Stock voluntarily tendered by the holder for up to one year. See "Description of Securities -- PKS Stock -- Repurchase Duties." A similar provision applies to Class D Stock and the Class D Formula Value. Any such suspension would also have the effect of suspending the right to convert Class B Stock or Class C Stock to Class D Stock. If the Company's repurchase obligation with respect to Class B Stock and Class C Stock is suspended, repurchases by PKS of Class B Stock and Class C Stock otherwise than upon voluntary tender by the holder will continue, but the Company's obligation to pay for such repurchases is deferred until after the end of the suspension period. If the suspension period ends during the second half of a fiscal year, the repurchase price will be the formula price per share determined as of the end of that fiscal year, but if the suspension period ends in the first half of a fiscal year, the repurchase price will be based on the formula price per share determined as of the end of the prior fiscal year. As a result of these provisions, a holder of Class B Stock and Class C Stock or Class D Stock may not be able to dispose of his or her investment for cash for a period of up to one year.

    The PKS Board may also elect to limit the duty of PKS to purchase Class D Stock for cash in any fiscal year after PKS has purchased ten percent of the number of shares of Class D Stock outstanding at the end of the preceding fiscal year. As a result of this provision, a holder of Class D Stock may be required to accept a promissory note of the Company in lieu of cash in retirement of the holder's investment regardless of the financial condition of the Company. See "Description of Securities -- PKS Stock -- Limitation on Cash Repurchase Duties
- -- Class D Stock."

    LIQUIDATION/REORGANIZATION. Upon the voluntary or involuntary liquidation of the Company, the holders of Class D Stock will not receive any distribution unless there are sufficient funds available, after payment in full of the Company's creditors, to pay an amount equal to $1.00 per share to the holders of the Class B Stock and the Class C Stock. The holders of Class B Stock and Class C Stock will receive nothing more than an amount equal to the $1.00 per share preference described in the preceding sentence unless there are sufficient remaining funds to pay an amount equal to $2.00 per share to the holders of Class D Stock. Neither of these liquidation preferences is secured by any sinking fund and neither will restrict the Company's ability to pay dividends. The distribution of any amounts remaining after payment of such preference amounts on the Class B Stock and the Class C Stock and the Class D Stock will depend upon the relative values of the assets of the Construction & Mining Group and the Diversified Group. These values will be determined at the time of liquidation. See "Description of Securities -- PKS Stock -- Liquidation." The value of the assets of each Group will be affected by certain allocations, inter-company transactions and dividends which are subject to the approval of the PKS Board of Directors. As a result, in the event of a liquidation the amounts received by the holders of the different classes of the Company's stock may be dependent upon how the PKS Board of Directors resolved any potential conflicts arising from such matters prior to the liquidation. See "-- Potential Conflicts; Fiduciary Duties of the PKS Board," below.

    In the event that the Company were to enter into liquidation or reorganization proceedings under the United States bankruptcy laws, the
Company's creditors would rank senior to the holders of any class of the Company's stock. A stockholder who had tendered his or her shares for repurchase by the Company prior to the commencement of such proceedings (including a stockholder who tendered during a suspension period described under "Repurchase Obligations" above) might conceivably be treated as a creditor of the Company rather than as a stockholder as to the tendered shares. However, even if such a stockholder were treated as a creditor, it is likely that he or she would be given a lower priority than other creditors of the Company for the purposes of any distribution.

POTENTIAL CONFLICTS; FIDUCIARY DUTIES OF THE PKS BOARD

    Under Delaware law, the management of the business of the Company and, indirectly, the business of its subsidiaries, is under the direction of the PKS Board of Directors. Accordingly, the PKS Board has the right to allocate and transfer assets and liabilities between the Groups, to establish fees and allocate expenses in connection with inter-company transactions between the Groups and with the Company itself and to establish and declare dividends paid to the Company by its direct subsidiaries. Such actions could affect the future earnings of the respective Groups, as well as the amounts available for the payment of dividends on and the repurchase price and liquidation value of the respective classes of stock. Accordingly, such actions may constitute conflicts between the interests of the holders of Class B Stock and Class C Stock and the holders of Class D Stock. Depending on the magnitude of such actions, and whether or not any compensation for such actions is provided for by the PKS Board, such actions could result in a substantial reduction in the stockholders' equity attributable to the Group adversely affected by such actions and a corresponding reduction in the value of the related class of PKS stock.

    The PKS Board will not be constrained by specific standards in making the foregoing determinations, but rather such actions will be taken in the sole discretion of the PKS Board, subject only to the PKS Board's fiduciary duty to act with due care and in the best interest of PKS and its stockholders.

    The PKS Board presently contemplates significant transfers of assets between the Groups only under two circumstances. First, the PKS Board intends to continue its practice of transferring funds from one Group to the other to reflect the change in the respective ownership interests of the classes of stock in the event of conversions of stock from one class to another (and in the case of the Exchange Offer, to reflect the exchange of Class B Stock and Class C Stock for Class D Stock) so as to preclude the dilution of stockholders' interests that would otherwise result from the issuance of shares upon conversion (or exchange). Such adjustments are intended to maintain, rather than to alter, the respective per share values of the classes of stock as determined under the formulas provided for in the PKS Certificate of Incorporation. Second, in the event that one of the Groups should incur substantial losses or liabilities, the PKS Board might consider making a transfer of assets to the affected Group from the other Group if the PKS Board determined that such transfer was in the overall best interest of PKS and its stockholders. In such event, the PKS Board intends to provide for compensation to the Group making the transfer. The nature, amount and timing of such compensation would be determined in light of the circumstances prevailing at the time. See "-- Transfers from Construction & Mining Group," above for a discussion of possible loans from the Diversified Group to the Construction & Mining Group in connection with the Exchange Offer.

                          RISK FACTORS RELATING TO MFS

OPERATING LOSSES

    The development of MFS's businesses and the installation and expansion of its networks require significant expenditures, a substantial portion of which is incurred before the realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate customer base is established. MFS reported loss from operations of approximately $11.8 million, $31.5 million and $136.1 million for the three years ended December 31, 1992, 1993 and 1994, respectively, and $56.6 million for the three months ended March 31, 1995. Although its revenues have increased substantially in each of the last three years, MFS has incurred significant increases in expenses associated with the development and expansion of its fiber optic networks, services and customer base. There can be no assurance that MFS will achieve or sustain profitability in the future.

SIGNIFICANT CAPITAL REQUIREMENTS

    Expansion of MFS's existing networks and services and the development of new networks and services require significant capital expenditures. MFS expects to fund additional capital requirements through existing resources, internally generated funds and additional debt or equity financing as appropriate. There can be no assurance, however, that MFS will be successful in producing sufficient cash flow or raising sufficient debt or equity capital on terms that it will consider acceptable. Sales of substantial numbers of shares of MFS Common Stock in the public market in the future could impair MFS's ability to raise additional capital through the sale of its equity securities. Failure to generate sufficient funds may require MFS to delay or abandon some of its future expansion or expenditures, which could have a material adverse effect on its growth.

COMPETITION

    DOMESTIC TELECOMMUNICATIONS SERVICES. In each of its markets, MFS faces significant competition from the local exchange carriers (the "LECs"), which currently dominate their local telecommunications markets. In addition, MFS faces competition in the provision of certain of its services from other competitive access providers ("CAPs"), long distance companies, cable TV companies, equipment vendors and others. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to MFS.

    INTERNATIONAL TELECOMMUNICATIONS SERVICES. MFS faces competition in the provision of its international services from many service providers including, among others, AT&T Corporation, MCI Communications Corporation, Sprint
Corporation, British Telecommunications PLC and government-owned telephone companies that retain monopoly status for certain services in certain European countries.

    NETWORK SYSTEMS INTEGRATION. MFS Network Technologies' primary network systems integration competitors are the Bell Operating Companies (the "BOCs"), long distance carriers, equipment manufacturers and major independent telephone companies. In certain circumstances, MFS Network Technologies may also compete with regional and local systems integration and construction firms for integration and installation projects. In the automatic vehicle identification market, MFS Network Technologies competes with specific manufacturers and several of the aerospace defense contractors that have indicated an intention to shift to commercial markets.

    UNPREDICTABLE COMPETITIVE ENVIRONMENT. Given the increasing incidence of legal and regulatory initiatives, which affect future competition both in the United States and internationally, MFS is unable to predict the nature of such future competition with any precision. Changes to existing laws and regulation could enhance the ability of certain service providers to compete with MFS, and could create new competitors to MFS services. In addition, many of MFS's existing and potential competitors have financial, personnel and other resources significantly greater than those of MFS.

REGULATION

    MFS is subject to varying degrees of federal, state, local and international regulation. MFS is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain U.S. Federal Communications Commission (the "FCC") authorization for installation or operation of its network facilities used for domestic services. FCC approval is required, however for the installation and operation of its international facilities and services. The FCC has determined that nondominant carriers, such as MFS, are required to file interstate tariffs on an ongoing basis. Challenges to these tariffs by third parties may cause MFS to incur substantial legal and administrative expenses. MFS's subsidiaries that provide intrastate service are generally subject to certification and tariff filing requirements by state regulators. In addition, MFS is subject to varying degrees of regulation in the foreign jurisdictions in which it conducts operations. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States and abroad would not have a material adverse effect on MFS.

RISKS OF EXPANSION AND IMPLEMENTATION

    MFS is engaged in the expansion and development of its networks and services. MFS expects such expansion and development to accelerate in the near future. The expansion and development of its networks will depend on, among other things, its ability to assess markets, design fiber optic network backbone routes, install facilities and obtain rights-of-way, building access and any required government authorizations and/or permits and the outcome of certain state and federal regulatory actions and legislative initiatives which affect MFS's ability to offer economically viable services, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. As a result, there can be no assurance that MFS will be able to expand its existing networks or install or acquire new networks. If MFS is not able to expand its networks or install new networks, there will be a material adverse effect on its growth.

    Foreign operations or investment may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, MFS may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. MFS may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology. While MFS believes that, for the foreseeable future, these changes will neither materially affect the continued use of fiber optic cable nor materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission technologies, on the businesses of MFS cannot be predicted.

DEPENDENCE ON KEY PERSONNEL

    MFS's businesses are managed by a small number of key executive officers, particularly Mr. James Q. Crowe, Chairman of the Board of Directors and Chief Executive Officer of MFS, and Mr. Royce J. Holland, President, Chief Operating Officer and a Director of MFS, the loss of certain of whom could have a material adverse effect on MFS. MFS believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. MFS does not have any employment or non-competition agreements with any of its key executive officers.

POTENTIAL EFFECT OF SPIN-OFF ON MARKET FOR MFS COMMON STOCK

    In the event the Spin-off is consummated, PKS will distribute all of the shares of MFS Common Stock and MFS Preferred Stock then owned by it to the holders of Class D Stock. Such shares of MFS

Common Stock are expected to constitute approximately 65% of the outstanding shares of MFS Common Stock, after giving effect to the MFS Recapitalization. The persons who are members of the boards of directors of PKS and MFS (other than one director of PKS who became a director in June 1995), and who are holders of Class D Stock, have entered into agreements with MFS restricting their right to resell any shares of MFS Common Stock received by them as a result of the Spin-off (including MFS Common Stock received upon conversion of MFS Preferred Stock received by them) until May 24, 1997, with certain limited exceptions; provided, however, that each such person may sell up to 50,000 of such shares on or after May 24, 1996. Based upon the number of shares of PKS stock held by such persons, approximately 23% of the shares of MFS Common Stock to be distributed in the Spin-off (representing an aggregate of approximately 9,200,000 shares) will be subject to such agreements. See "Certain Transactions -- Agreements Regarding MFS Spin-off Stock." Nonetheless, after the Spin-off a substantial number of shares of MFS Common Stock will become available for future sale in the public markets. In addition, since MFS has issued, and may continue to issue, shares of MFS Common Stock in connection with financing, employee benefit plans, acquisitions or otherwise, it is possible that the number of outstanding shares of MFS Common Stock available for sale in the future could increase significantly. Sales of substantial numbers of such shares in the public market in the future could adversely affect the market price of the MFS Common Stock and could impair MFS's ability to raise additional capital through the sale of its equity securities.

VARIABILITY OF QUARTERLY OPERATING RESULTS; VOLATILITY

    As a result of the significant expenses associated with the expansion and development of its networks and services, MFS anticipates that its operating results could vary significantly from period to period and such variability could adversely affect MFS's results of operations. Accordingly, these revenues are likely to vary significantly from period to period, and such variability could adversely affect MFS's results of operations. In addition, the market prices of securities of growth companies similar to MFS have historically been highly volatile. Future announcements concerning MFS or its competitors, including quarterly results, technological innovations, services or government legislation or regulation, may have a significant effect on the market price of the MFS Common Stock.

DIVIDEND PAYMENTS; LIQUIDATION

    MFS has never paid a cash dividend on the MFS Common Stock and does not presently intend to do so for the forseeable future. In January 1994, MFS issued approximately $788 million aggregate principal amount of Senior Discount Notes (the "Senior Discount Notes") pursuant to an Indenture between MFS and IBJ Schroder Bank & Trust Company, as Trustee (the "Indenture"). In the event of a liquidation of MFS, the holders of the Senior Discount Notes, together with all other creditors of MFS, will be entitled to be paid in full before any payments are made in respect of the MFS Preferred Stock. In addition, on May 23, 1995, MFS issued, in an underwritten public offering, 9,500,000 Depositary Shares, each representing a one one-hundredth interest in a share of Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share (the "DECS"). The DECS rank PARI PASSU with the MFS Preferred Stock as to any payment in the event of the liquidation of MFS, and the holders of the DECS are entitled to receive an aggregate of at least $318,250,000 plus all accrued and unpaid dividends on the DECS in the event of the liquidation of MFS. The Indenture and other debt agreements to which MFS is a party restrict MFS's ability to pay cash dividends. There is no assurance that other agreements similar to the Indenture and these other debt agreements which MFS may enter into in the future will not contain similar restrictions on payment of cash dividends. As a result, MFS does not anticipate that it will be permitted to pay cash dividends in the near future.

LIMITED TRANSFERABILITY OF MFS PREFERRED; IRREVOCABLE PROXY

    The shares of MFS Preferred Stock to be received by the holders of Class D Stock in the Spin-off cannot be sold or transferred without the consent of MFS for six years from the date of issuance, except under certain limited circumstances. See "Description of Securities -- MFS Preferred Stock." MFS does not intend to consent to any transfers that might have the effect of transferring a significant percentage of voting power to a third party. The holders of the MFS Preferred Stock and the holders of MFS Common Stock will vote together as a single class except as otherwise required by law. Each share of MFS Preferred Stock has five (5) votes on all matters presented to the stockholders of MFS. KDG, however, has granted the Secretary and Assistant Secretary of MFS an irrevocable proxy to vote all of the shares of MFS Preferred Stock in proportion to the vote of the holders of MFS Common Stock on all matters (including, but not limited to, business combinations) other than the election of MFS directors and matters as to which the holders of MFS Preferred Stock vote as a separate class. The irrevocable proxy will be binding on all recipients of MFS Preferred Stock in the Spin-off and, as a result, will limit the ability of the holders of shares of MFS Preferred Stock to influence MFS actions on all matters other than the election of directors. See "Description of Securities -- MFS Preferred Stock."

POTENTIAL ANTITAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

    MFS has 905,000 shares of authorized and unissued preferred stock and in excess of 100,000,000 shares of authorized and unissued MFS Common Stock that could be issued to a third party selected by current management or used as the basis for a shareholders' rights plan, which could have the effect of deterring a potential acquirer. At a meeting on April 26, 1995 (the "April 26 MFS Board Meeting"), the MFS Board of Directors approved, and resolved to submit to the stockholders of MFS for approval at the MFS 1995 annual meeting of stockholders, an amendment to the MFS certificate of incorporation to increase the authorized number of shares of preferred stock of MFS from 1,000,000 to 25,000,000. The approval by the stockholders of MFS at the MFS 1995 annual meeting of the increase in the number of authorized shares of preferred stock is required in connection with the Spin-off. PKS has advised MFS that it intends to vote all shares of MFS Common Stock owned or controlled by it for this proposal at the MFS 1995 annual meeting of stockholders. Accordingly, by virtue of PKS's indirect ownership of approximately 67% of the outstanding shares of MFS Common Stock at the time of the MFS 1995 annual meeting of stockholders, this proposal will be adopted without the vote of any other stockholders of MFS.

    In addition, at the April 26 MFS Board Meeting, the MFS Board of Directors approved, and resolved to submit to the stockholders of MFS for approval at the MFS 1995 annual meeting of stockholders, certain other amendments to the MFS certificate of incorporation, which include proposals to: amend the MFS certificate of incorporation to divide the MFS Board of Directors into three classes, prohibit stockholders of MFS from taking action by written consent, require that special meetings of stockholders be called only by the board of directors or the chairman of the board of MFS and require the affirmative vote of at least 66 2/3% of the votes entitled to be cast thereon to adopt, repeal, alter, amend or rescind the by-laws of MFS. PKS has agreed that, if the MFS Recapitalization is approved by the non-PKS holders of MFS Common Stock as described herein, PKS will vote all of the shares of MFS Common Stock owned or controlled by it in favor of the proposed amendments, thus assuring their adoption. In addition, at the April 26 MFS Board Meeting, the MFS Board of Directors also approved certain amendments to the by-laws of MFS that prescribe specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the MFS Board of Directors. The MFS Board of Directors also plans to consider in the near future, the adoption of a shareholder rights plan. Notwithstanding the receipt of the requisite stockholder approval or further approval of the MFS Board of Directors, each of the foregoing amendments to the MFS certificate of incorporation and the by-laws of MFS, as well as the shareholder rights plan will be implemented only upon consummation of the Spin-off.

    The ability of the MFS Board of Directors to establish the terms and provisions of different series of preferred stock, together with the other features of the MFS certificate of incorporation and the by-laws of MFS described above, could discourage unsolicited takeover bids from third parties.

                                    OVERVIEW

THE EXCHANGE OFFER

    In the Exchange Offer, PKS is offering to exchange:

    (i) .416598 of a share of Class D Stock for each share of Class B Stock and each share of Class C Stock outstanding (including all shares of Class C Stock issued in exchange for Exchangeable Debentures pursuant to the Exchange Offer, as described herein);

    (ii) approximately 24.8 shares of Class C Stock and approximately 24.8 shares of Class D Stock for each $1,000 principal amount of the Company's outstanding 1990 Series Convertible Debentures due October 31, 2000;

    (iii) approximately 23 shares of Class C Stock and approximately 23 shares of Class D Stock for each $1,000 principal amount of the Company's outstanding 1991 Series Convertible Debentures due October 31, 2001; and

    (iv) approximately 19.96 shares of Class D Stock for each $1,000 principal amount of the Company's 1993 Series Class D Convertible Debentures due October 31, 2003

(subject, in each case, to rounding conventions designed to eliminate fractional shares, as described herein).

    The Exchange Offer is being made on the terms and subject to the conditions described herein under "The Exchange Offer" and in the Letter of Transmittal. If the Exchange Offer is consummated, the Spin-off will be consummated promptly thereafter.

THE SPIN-OFF

    The Exchange Offer is being made in connection with a proposal by PKS to effect the Spin-off by making a dividend distribution to the holders of Class D Stock, including Class D Stock issuable in the Exchange Offer, of the Spin-off Stock, consisting of all of the 40,091,644 shares of MFS Common Stock and all of the 15,000,000 shares of MFS Preferred Stock to be held by PKS at the time of the Spin-off. The Spin-off Stock will include the 40,062,658 shares of MFS Common Stock and the 15,000,000 shares of MFS Preferred Stock held by KDG after giving effect to the MFS Recapitalization, which stock will be distributed as a dividend by KDG to PKS immediately before the Spin-off. The Spin-off Stock will also include 28,986 shares of MFS Common Stock that PKS will purchase for $1,000,000 immediately after the dividend by KDG to PKS but prior to the Spin-off. MFS Common Stock distributed in the Spin-off will constitute the major portion of the Spin-off Stock in terms of value, while the MFS Preferred Stock will constitute a minor portion of the Spin-off Stock in terms of value. The MFS Common Stock is currently traded on the Nasdaq National Market under the symbol
"MFST." On [        ], 1995 the last reported sale price of the MFS Common Stock as reported by the Nasdaq National Market was $[ ] per share. No holder of Class D Stock will be required to pay any cash or other consideration to surrender or exchange shares of Class D Stock or to take any other action in order to receive the Spin-off Stock pursuant to the Spin-off.

    The Company currently expects that, if the holders of a majority of the MFS Common Stock present in person or by proxy and voting at the 1995 MFS annual
stockholders  meeting, which is  presently expected to be  held on [          ],
1995, approve the MFS Recapitalization, the Spin-off dividend will be declared as of, and paid to holders of Class D Stock of record as of, the day after the Expiration Date. See "The Spin-off -- Manner of Effecting the Distribution."

    The Company has received the Ruling from the IRS confirming that the Spin-off will be tax-free to the holders of Class D Stock for United States federal income tax purposes. See "The Spin-off -- Certain United States Federal Income Tax Considerations Relating to the Spin-off". The Spin-off will not be consummated unless the Ruling remains substantially in effect as of the Spin-off Date. See "The Spin-off -- Conditions to Spin-off; Right of PKS to Abandon, Defer or Modify the Spin-off."

    After the Spin-off, holders of Class D Stock will hold the Class D Stock held by them prior to the Spin-off, as well as the MFS Common Stock and MFS Preferred Stock received in the Spin-off. The actual number of shares of MFS Common Stock and MFS Preferred Stock distributed for each share of Class D Stock will depend on the number of shares of Class D Stock issued pursuant to the Exchange Offer. Accordingly, PKS will not be able to determine precisely the number of shares of MFS Common Stock or the number of shares of MFS Preferred Stock that will be distributed for each share of Class D Stock in connection with the Spin-off until the Expiration Date. The following table sets forth PKS's estimates of the number of shares of MFS Common Stock and MFS Preferred Stock to be distributed for each share of Class D Stock, assuming that (i) all of the Exchangeable Debentures are exchanged for Offered Stock in the Exchange Offer and (ii) the stated number of shares of Exchangeable Stock are exchanged for Class D Stock in the Exchange Offer:

 ASSUMED NUMBER      ESTIMATED NUMBER OF        ESTIMATED NUMBER OF
  OF SHARES OF      SHARES OF MFS COMMON      SHARES OF MFS PREFERRED
  EXCHANGEABLE      STOCK DISTRIBUTED PER      STOCK DISTRIBUTED PER
STOCK EXCHANGED    SHARE OF CLASS D STOCK     SHARE OF CLASS D STOCK
- ----------------  -------------------------  -------------------------
   3,000,000                   1.77                       0.66
   5,000,000                   1.70                       0.64

    The current Class D Per Share Price is $60.25. Because a significant portion of the current Class D Per Share Price is attributable to MFS, the Class D Per Share Price will be significantly reduced when and if the Spin-off is consummated. The actual Class D Per Share Price after the Spin-off will depend upon a number of factors, including the number of shares of Class D Stock issued in the Exchange Offer and the Company's determination of the portion of the Class D Per Share Price attributable to MFS. The following table sets forth PKS's estimates of (i) the Class D Per Share Price after giving effect to the Exchange Offer and the Spin-off, (ii) the current market value of the MFS Common Stock to be distributed in the Spin-off for each share of Class D Stock, (iii) the redemption value of the MFS Preferred Stock to be distributed in the Spin-off for each share of Class D Stock and (iv) the total of such amounts, assuming in each case that (x) all of the Exchangeable Debentures are exchanged for Offered Stock in the Exchange Offer and (y) the stated number of shares of Exchangeable Stock are exchanged for Class D Stock in the Exchange Offer.

                                  ESTIMATED VALUE     ESTIMATED VALUE
 ASSUMED NUMBER     ESTIMATED      OF MFS COMMON     OF MFS PREFERRED
  OF SHARES OF     CLASS D PER   STOCK DISTRIBUTED   STOCK DISTRIBUTED      TOTAL
  EXCHANGEABLE        SHARE        PER SHARE OF        PER SHARE OF       ESTIMATED
STOCK EXCHANGED     PRICE(1)     CLASS D STOCK(2)    CLASS D STOCK(2)       VALUE
- ----------------  -------------  -----------------  -------------------  -----------
   3,000,000        $   41.00        $     [ ]           $    0.66        $     [ ]
   5,000,000        $   41.75        $     [ ]           $    0.64        $     [ ]

- ------------------------
(1) Earnings of the Diversified Group for 1995, including earnings attributable to the settlement of certain litigation described at "Recent Developments -- Whitney Litigation," would not be reflected in the Class D Per Share Price until 1996.

(2)  For purposes of this  table, each share  of MFS Common  Stock is valued  at
     $[        ], its last  reported sale price on the Nasdaq National Market as of [ ], 1995, and each share of MFS Preferred Stock is valued at its redemption value of $1.00 per share. There is no assurance as to the market price of the MFS Common Stock at the Spin-off Date.

    As shown in the above table, the greater the number of shares of Exchangeable Stock exchanged in the Exchange Offer (i) the greater the Class D Per Share Price and (ii) the fewer shares of Spin-off Stock to be distributed for each share of Class D Stock, in each case after giving effect to the Exchange Offer and the Spin-off.

THE MFS RECAPITALIZATION

    In order to satisfy certain requirements of applicable tax law relating to the Spin-off that are addressed by the Ruling, PKS and KDG have agreed with MFS to effect the MFS Recapitalization pursuant to which KDG will exchange 2,900,000 of the 42,962,658 shares of MFS Common Stock currently held by KDG for 15,000,000 shares of the MFS Preferred Stock, which is a new class of MFS convertible preferred stock, $.01 par value. The MFS Recapitalization will be consummated immediately prior to the Spin-off. Each share of MFS Preferred Stock will have five votes in the election of MFS directors and in all other matters presented to stockholders, although KDG will grant to the Secretary and the Assistant Secretary of MFS an irrevocable proxy to vote all of the shares of MFS Preferred Stock in proportion to the vote of the holders of MFS Common Stock on all matters other than the election of MFS directors and matters as to which holders of the MFS Preferred Stock vote as a separate class. PKS will distribute, and the holders of Class D Stock will receive, the MFS Preferred Stock in the Spin-off subject to the terms of the irrevocable proxy. The MFS Preferred Stock will vote together with the MFS Common Stock and the DECS as a single class, except on certain matters as to which holders of the MFS Preferred Stock are entitled to a class vote under Delaware corporation law. See "Certain Transactions -- Certain Agreements Between PKS and MFS -- The Securities Purchase Agreement" and "Description of Securities -- MFS Preferred Stock."

    The MFS Recapitalization has been approved by the MFS Board of Directors, and by a special committee of the MFS Board of Directors comprised solely of independent directors of MFS. In addition, consummation of the MFS Recapitalization is subject to the approval of the MFS Recapitalization by the holders of MFS Common Stock at the MFS 1995 annual stockholders meeting,
presently  expected to be held on [        ], 1995. In connection with obtaining
approval of the holders of MFS Common Stock, PKS has agreed to vote all of the shares of MFS Common Stock owned or controlled by it in the same manner as the majority of the non-PKS holders of MFS Common Stock (and not the holders of any preferred stock of MFS which may be outstanding) present in person or by proxy at the meeting vote. Thus, the MFS Recapitalization will be approved only if supported by a majority of such non-PKS stockholders. If the MFS
Recapitalization is not approved by the MFS common stockholders, the MFS Preferred Stock will not be issued, the Exchange Offer will be abandoned and the Spin-off will not occur.

BACKGROUND AND PURPOSE OF THE SPIN-OFF; PURPOSE OF THE EXCHANGE OFFER; BOARD PROCEEDINGS

    THE 1992 AMENDMENT. In January 1992, the PKS stockholders adopted an amendment (the "Amendment") to the PKS Certificate of Incorporation pursuant to which each share of the Company's then-existing Class C stock was automatically exchanged for one share of "new" Class C Stock and one share of Class D Stock, and each share of the Company's then-existing Class B Stock was automatically exchanged for one share of the Company's "new" Class B Stock and one share of Class D Stock. The Amendment also provided holders of Class B Stock and Class C Stock with the right to convert such stock into Class D Stock exercisable during the period from and including October 15 through and including December 15 of each year. Such conversions become effective upon, and are made on the basis of the ratio of the Class B&C Per Share Price to the Class D Per Share Price in effect on, January 1 of the following year. See "Description of Securities -- PKS Stock -- Conversion of Class B&C Stock into Class D Stock." Among other things, the conversion provision provided holders of Class C Stock who are leaving the employment of the Company, such as retirees, an opportunity to convert Class B Stock and Class C Stock into Class D Stock as an alternative to selling their Class B Stock or Class C Stock back to the Company.

    RULING REQUEST; PRELIMINARY NEGOTIATIONS. During meetings held during the second half of 1994, the PKS Board of Directors considered and discussed a number of alternative transactions relating to the Diversified Group, including the possible spin-off of the Company's equity interest in MFS to the holders of Class D Stock. During that period, the PKS Board also considered the possibility of an exchange offer for the purpose of permitting the holders of Exchangeable Securities to exchange such securities for Class D Stock prior to such a spin-off. In November 1994, the PKS Board authorized management of the Company to prepare and file with the Internal Revenue Service a request for a ruling that a spin-off of the Company's entire equity interest in MFS would be tax-free to the holders of Class D Stock for United States federal income tax purposes. The Company filed the ruling request in December 1994.

    In order to qualify for such tax-free treatment of the Spin-off, among other things, at the time of the Spin-off, PKS must control at least 80% of the voting power of the MFS capital stock. To satisfy this requirement, during the second half of 1994 and the first half of 1995, management of MFS and management of PKS negotiated and agreed in principle on the terms and conditions of the MFS Recapitalization, including the condition that the MFS Recapitalization be subject to the approval of a majority of the non-PKS holders of MFS Common Stock. Such agreement in principle contemplated that the MFS Recapitalization would entail the surrender by KDG of approximately 3.0 million shares of MFS Common Stock in exchange for approximately 15.0 million to 25.0 million shares of MFS Preferred Stock.

    MFS DELIBERATIONS. A special committee of the MFS Board of Directors (the "MFS Special Committee"), comprised of Ronald W. Roskens and Michael B. Yanney, each of whom is an independent director of MFS who does not have an interest in either the MFS Recapitalization, the Exchange Offer or the Spin-off other than as a stockholder of MFS, was formed to consider the agreement in principle as to the terms of the proposed MFS Recapitalization, including the proposed terms of the MFS Preferred Stock. The MFS Special Committee met on March 22, 1995 to review and consider the terms of the proposed MFS Recapitalization. The MFS Special Committee, with the assistance of Gleacher & Co., Inc., MFS's financial advisor, and MFS's legal advisors, reviewed documentary and other information provided by management of MFS and considered oral presentations made by Gleacher & Co., Inc. Additional telephonic conversations were held between the MFS Special Committee members and members of MFS management, Gleacher & Co., Inc. and MFS's legal advisors. Subsequent to the meeting and the telephonic conversations, the MFS Special Committee approved in principle the terms of the MFS Recapitalization and recommended the approval of such terms of the MFS Recapitalization to the MFS Board of Directors.

    On March 29, 1995, the MFS Board of Directors met to consider the proposed MFS Recapitalization and the proposed terms of the MFS Preferred Stock. At this meeting, after consideration of the oral presentation by Gleacher & Co., Inc. and the oral presentation by the MFS Special Committee on their recommendation with respect to the MFS Recapitalization and the issuance of the MFS Preferred Stock, the MFS Board of Directors unanimously (i) approved the proposed MFS Recapitalization and the proposed terms of the MFS Preferred Stock, (ii) authorized the submission of the MFS Recapitalization to the MFS stockholders for approval and (iii) authorized management of MFS to negotiate the final terms of the MFS Recapitalization and the MFS Preferred Stock. In addition, the MFS Board of Directors appointed the Executive Committee of MFS Board of Directors to approve the specific terms of the MFS Preferred Stock, including without limitation, dividend rate, conversion rate and certain terms, and to authorize the issuance of such stock to PKS to facilitate the Spin-off.

    The MFS Board of Directors's deliberations with respect to the MFS Recapitalization and the terms of the MFS Preferred Stock focused primarily upon the benefits to be received by MFS and its stockholders from the Spin-off. In this regard, the MFS Board of Directors concluded that the Spin-off would benefit both MFS and its stockholders by transferring the shares of MFS Common Stock currently concentrated in KDG's ownership to approximately 1,400 holders of Class D Stock, thereby increasing the number of shares of MFS Common Stock available for public trading and enhancing the liquidity of the MFS Common Stock. In addition, the MFS Board of Directors considered that increased liquidity of the MFS Common Stock could be expected over time to reduce the volatility of the market price of the MFS Common Stock. The MFS Board of Directors also concluded that the private placement of equity securities with an acceptable strategic investor would be an attractive external financing option for MFS, and that MFS's ability to take advantage of a strategic investment would be enhanced by the distribution of KDG's concentrated ownership in MFS.

    MFS's management has indicated to the MFS Board of Directors that it is not desirable to use cash for all potential acquisitions, because many of MFS's expansion opportunities will require significant amounts of cash. Instead, MFS's management desires to be able to effect the acquisition of companies (as well as assets and facilities) through the use of shares of MFS Common Stock whenever that approach is more attractive. As long as MFS is a subsidiary of KDG, however, management of

MFS believes that the use of MFS's stock as an acquisition "currency" is hindered due to target stockholders finding it unattractive to hold shares in an entity that has a large controlling stockholder and a relatively small public float. As a result, the MFS Board of Directors determined that the Spin-off would make MFS's stock more desirable for any potential target's stockholders.

    The MFS Board of Directors also considered that, following consummation of the Spin-off, MFS and its stockholders would be better positioned to pursue a potential combination or acquisition (if one were to be proposed in the future on otherwise acceptable terms) which would allow for the issuance of the acquiror's or resultant company's shares to the stockholders of MFS on a tax-free basis to all parties. If the Spin-off were not consummated, many acquisition or combination proposals would prove to be untenable because of unacceptable tax consequences to PKS, whose consent would be needed for any such transaction, or because of strategic difficulties associated with a single stockholder owning a concentrated block of shares of the acquiror or resultant company. A potential purchaser of MFS may conclude that these strategic difficulties make MFS less attractive (or unattractive) as a possible acquisition candidate, resulting in either the loss of an opportunity or a reduced acquisition price. While in the view of the MFS Board of Directors the primary purpose of the Spin-off is not to facilitate a sale of MFS (and MFS is not presently pursuing any such transaction), the MFS Board of Directors believed that the interests of the MFS's stockholders would be best served by providing MFS and its stockholders with maximum flexibility concerning any possible acquisition of MFS.

    Finally, the MFS Board of Directors considered that the Spin-off will allow MFS, beginning two years following consummation of the Spin-off, to be classified as an "independent entity" for generally accepted accounting principles, thus providing (i) MFS with the opportunity to use pooling-of-interests accounting when undertaking business combinations and (ii) any potential acquiror of MFS the opportunity to use pooling-of-interests accounting in an acquisition of MFS. MFS currently does not qualify for use of pooling-of-interests accounting because of the majority ownership by KDG. Thus, either the combination of MFS with a company having a market value that exceeds the value of its tangible assets or the acquisition of MFS (which has a market value that exceeds the value of its tangible assets) would result in the creation of significant intangible assets, including goodwill, which would have to be amortized over time, reducing MFS's or the acquiror's, as the case may be, future reported net earnings. MFS believes that its ability to effect business combinations efficiently would be significantly aided if MFS were able to use pooling accounting.

    In June 1995, the management of PKS and the management of MFS agreed upon the final terms and provisions of the MFS Preferred Stock and the MFS Recapitalization in which KDG will exchange 2.9 million shares of MFS Common Stock held by KDG for 15,000,000 shares of MFS Preferred Stock. See "Description of Securities -- MFS Preferred Stock."

    SPECIAL COMMITTEE OF THE PKS BOARD. By resolutions adopted by written consent as of April 1, 1995, the PKS Board asked a special committee of the PKS Board (the "Special Committee"), comprised of Robert B. Daugherty, Charles M. Harper and Peter Kiewit, Jr., to review certain aspects of the MFS Recapitalization and the Exchange Offer. The PKS Board appointed the Special Committee to review the transactions because both the purchase of MFS Preferred Stock and the Exchange Offer are transactions in which one or more members of the PKS Board of Directors have an interest, either as a member of the MFS Board of Directors or as a potential participant in the Exchange Offer. In the resolution appointing the Special Committee, the PKS Board asked the Special Committee (i) to review the proposed terms and conditions of the MFS Recapitalization and the Exchange Offer for the Exchangeable Stock, and (ii) to report to the PKS Board as to whether the terms and conditions of the MFS Recapitalization are fair to the holders of the Class D Stock, and whether the Exchange Offer for the Exchangeable Stock is in the best interest of the stockholders of PKS, in each case exercising its business judgment and taking into account in each case such facts and circumstances as it deemed appropriate.

    The Special Committee met on April 7, April 17, April 28, May 19 and June 9, 1995. In connection with its review, the Special Committee, with the assistance of its independent financial and legal advisors, reviewed documentary and other information provided by management of the Company and met independently and with members of management of the Company. At its May 19, 1995 meeting, the Special Committee was given a presentation by its financial advisor, CS First Boston Corporation ("CS First Boston"), with respect to the MFS Recapitalization, the Exchange Offer and the Spin-off (the "Transactions") and the matters to be addressed in CS First Boston's opinion to the PKS Board of Directors.

    The PKS Board of Directors considered the Exchange Offer, the MFS Recapitalization and the Spin-off at a special meeting on June 9, 1995 (the "Special Meeting"). At the Special Meeting, the Special Committee reported to the PKS Board that, based upon the documents and other information presented to the PKS Board and the Special Committee, including (i) information relating to the respective businesses and prospects of the Construction & Mining Group and the Diversified Group, (ii) the transfer of funds to the Diversified Group with respect to the conversions of shares of Class C Stock, (iii) the effect of conversions on the holders of Class C Stock and the holders of Class D Stock, including the stated policy of PKS not to replace converted shares with new grants, (iv) the opinion dated June 9, 1995 of CS First Boston that, on the basis of and subject to the matters set forth therein, the Transactions were fair, from a financial point of view, to the stockholders of PKS, (v) the reasons for prompt action with respect to the proposed Spin-off, and (vi) the presentations made by the management of the Company, the Special Committee concluded that as of the date of its report it believed that in its business judgment: (a) the terms and conditions of the MFS Recapitalization are fair to the holders of the Class D Stock, and (b) the Exchange Offer for the Exchangeable Stock, when made in conjunction with the Spin-off, is in the best interest of the stockholders of the Company. (Mr. Daugherty, the owner of 86,000 shares of MFS Common Stock abstained from voting on the MFS Recapitalization in the Special Committee deliberations.)

    PKS BOARD APPROVAL. The PKS Board approved the Exchange Offer, the MFS Recapitalization and certain related transactions, and preliminarily approved the Spin-off, at the Special Meeting. In connection with its approval of the Spin-off, the PKS Board considered the market value of the MFS Common Stock as compared to the value attributed to MFS in the calculation of the Class D Per Share Price. The PKS Board also recognized that the Spin-off would be advantageous to MFS, and indirectly to the PKS stockholders who would become stockholders of MFS as a result of the Spin-off, by enhancing MFS's ability to meet its capital funding requirements in a cost-effective manner and to implement its business strategy. The PKS Board concluded, subject to final PKS Board action shortly prior to the date the proposed Spin-off would be effected, that the Spin-off was in the best interest of the stockholders of PKS and should be authorized.

    The PKS Board further determined that it was appropriate to provide an opportunity to the holders of Class B Stock and Class C Stock to convert such stock into, or exchange such stock for, Class D Stock prior to the Spin-off. The PKS Board also concluded that consummation of the Spin-off as soon as practicable following approval of the MFS Recapitalization by the holders of MFS Common Stock would be in the best interest of the stockholders of PKS. Although holders of Class B Stock and Class C Stock can next tender such stock for conversion into Class D Stock under the PKS Certificate of Incorporation beginning on October 15, 1995, actual conversions of such stock into Class D Stock would not occur until January 1996, and the final calculations of the amount of Class D Stock issuable in such conversions would not be completed until March 1996. The PKS Board therefore authorized the Exchange Offer as an appropriate means of providing holders of Class B Stock and Class C Stock with the desired opportunity to exchange such stock for Class D Stock without deferring the Spin-off until March or April of 1996.

    The PKS Board also determined that the appropriate ratio for such exchanges would be the ratio applicable to January 1995 conversions of Class B Stock and Class C Stock into Class D Stock (as adjusted for the dividends paid on the
Class B Stock and the Class C Stock in January 1995 of $.45 per share and in May 1995 of $.45 per share). Accordingly, the PKS Board authorized an exchange ratio of .416598 of a share of Class D Stock for each share of Class B Stock or Class C Stock tendered pursuant to the Exchange Offer.

    The Spin-off will result in the distribution to holders of Class D Stock of a unique asset which represents a substantial portion of the value of the assets comprising the Class D Formula Value. The PKS Board accordingly concluded that holders of Exchangeable Debentures (which are convertible in whole or in part into Class D Stock) should be afforded an opportunity to participate in the Spin-off, and determined that the Exchange Offer for the Exchangeable Debentures was the most appropriate way to permit holders of Exchangeable Debentures to so participate.

    OPINIONS OF FINANCIAL ADVISORS. The PKS Board has received an opinion from CS First Boston dated June 9, 1995 that, as of that date and on the basis of and subject to the matters set forth therein, the Transactions were fair from a financial point of view to the stockholders of PKS.

    In arriving at its opinion, CS First Boston reviewed certain publicly available business and financial information relating to PKS, KCG, KDG and MFS, a draft dated June 5, 1995 of this Prospectus, a draft dated June 2, 1995 of the Certificate of Designation for the MFS Preferred Stock and certain other information, including financial forecasts and pro forma financial statements, provided to it by PKS, KCG, KDG and MFS, and met with the managements of PKS, KCG, KDG and MFS to discuss the businesses and prospects of PKS, KCG, KDG and MFS, as well as the terms of the Transactions. CS First Boston also considered certain financial and stock market data of MFS and compared that data with similar data for other publicly held companies in businesses similar to those of MFS. In addition, CS First Boston compared the financial terms of the MFS Preferred Stock with the financial terms of other securities and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. CS First Boston also analyzed the financial benefits that will be afforded the holders of Class D Stock as a result of the Spin-off and considered the fact that the holders of Class B Stock and Class C Stock will be given the opportunity, as a result of the Exchange Offer, to exchange their shares of Class B Stock and Class C Stock for shares of Class D Stock prior to consummation of the Spin-off and thereby to participate in the financial benefits of the Spin-off. No limitations were imposed by the Special Committee or the PKS Board upon CS First Boston with respect to the investigations made or procedures followed by it in rendering its opinion.

    In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the foregoing information (including the information contained in the draft Prospectus) and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of each of PKS, KCG, KDG and MFS as to the future financial performance of each of PKS, KCG, KDG and MFS, respectively. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of any of PKS, KCG, KDG or MFS, nor was it furnished with any such evaluations or appraisals.

    In arriving at its opinion, CS First Boston relied upon the advice of PKS that the Spin-off will be consummated only if it can be effected on a tax-free basis, that the Spin-off will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended, and that PKS has determined that the MFS Recapitalization is the most feasible method of facilitating the Spin-off on a tax-free basis. In addition, CS First Boston relied upon the advice of PKS that PKS and MFS will take all action necessary to ensure that the MFS Common Stock and the MFS Preferred Stock to be received by the holders of Class D Stock in the Spin-off will not be "restricted securities" within the meaning of Rule 144(a)(3) promulgated under the Securities Act and will not be subject to restrictions on transfer under the Securities Act (other than restrictions imposed as a result of the holder being an "affiliate" (within the meaning of rule 144(a)(1) under the Securities Act) of MFS.

    For purposes of its opinion, CS First Boston assumed that less than an aggregate of 6,000,000 shares of Class B Stock and Class C Stock will be exchanged for Class D Stock in the Exchange Offer. CS First Boston also assumed that PKS will complete the Spin-off prior to October 15, 1995 as described in the draft dated June 5, 1995 of this Prospectus and that the consummation of the Transactions will not result in any default or similar event under any loan agreement, instrument of indebtedness or other contract of PKS, KCG, KDG or MFS which will not be waived. CS First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of such opinion.

    The opinion of CS First Boston does not address or constitute a recommendation regarding (i) the business decisions of PKS or MFS to effect the MFS Recapitalization or the Spin-off or to make the Exchange Offer, (ii) the determination by PKS of the exchange ratio of Exchangeable Stock to Offered Stock or the other terms and conditions of the Exchange Offer, or (iii) the business decisions of PKS to effect, or the financial impact on PKS or any of its stockholders of, certain other transactions in connection with the MFS Recapitalization, the Exchange Offer and the Spin-off. CS FIRST BOSTON'S OPINION WAS PREPARED FOR THE PKS BOARD OF DIRECTORS, IS DIRECTED ONLY TO THE FAIRNESS TO THE STOCKHOLDERS OF PKS OF THE FINANCIAL TERMS OF THE TRANSACTIONS, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF EXCHANGEABLE SECURITIES AS TO WHETHER SUCH HOLDER SHOULD PARTICIPATE IN THE EXCHANGE OFFER.

    The CS First Boston opinion also expresses no opinion as to the market value of the MFS Preferred Stock upon issuance or the prices at which the MFS Common Stock or the MFS Preferred Stock will trade subsequent to the consummation of the MFS Recapitalization or the Spin-off. The actual market value of the MFS Common Stock and the MFS Preferred Stock may vary depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors which generally influence the price of securities.

    THE FULL TEXT OF THE OPINION OF CS FIRST BOSTON DATED JUNE 9, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY CS FIRST BOSTON, IS ATTACHED AS ANNEX I TO THIS PROSPECTUS. THE SUMMARY OF THE CS FIRST BOSTON OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, AND HOLDERS OF EXCHANGEABLE SECURITIES AND HOLDERS OF CLASS D STOCK ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. CS First Boston did not participate in the determination by PKS and MFS of the terms of the MFS Recapitalization, the Exchange Offer or the Spin-off or the terms of the MFS Preferred Stock and has not been asked to consider alternative means of effecting a distribution of the MFS Common Stock or the MFS Preferred Stock to the holders of Class D Stock.

    CS First Boston is a nationally recognized investment banking firm and is actively engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected CS First Boston as its financial advisor because it is a nationally recognized investment banking firm and because of CS First Boston's expertise and independence. CS First Boston has rendered from time to time various investment banking services to PKS and received customary fees for such services.

    Pursuant to the terms of an engagement letter dated April 7, 1995, PKS has paid CS First Boston a fee of $400,000 for providing an opinion to the PKS Board of Directors, $100,000 of which became payable upon execution of the engagement letter and the remainder of which became payable upon delivery of such opinion. PKS has also agreed to reimburse CS First Boston for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of counsel, and to indemnify CS First Boston and certain related persons against certain liabilities relating to or arising out of its engagement. In the ordinary course of its business, CS First Boston and its affiliates may actively trade the debt and equity securities of MFS for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    In addition, the PKS Board has received an opinion from Lehman Brothers Inc. ("Lehman Brothers"), financial advisor to PKS, dated June 9, 1995 that, based upon and subject to the assumptions and qualifications set forth in such opinion, the MFS Recapitalization, the Exchange Offer for Exchangeable Stock and the Spin-off, taken as a whole, are fair from a financial point of view to the stockholders of PKS. No limitations were imposed by the PKS Board upon Lehman Brothers with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF THE OPINION OF LEHMAN BROTHERS DATED JUNE 9, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS, IS ATTACHED AS ANNEX II TO THIS PROSPECTUS. THE SUMMARY OF THE LEHMAN BROTHERS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, AND HOLDERS OF EXCHANGEABLE SECURITIES AND HOLDERS OF CLASS D STOCK ARE URGED TO READ SUCH
OPINION IN ITS ENTIRETY. LEHMAN BROTHERS HAS NOT BEEN ASKED TO CONSIDER ALTERNATIVE MEANS OF EFFECTING A DISTRIBUTION OF THE MFS COMMON STOCK OR THE MFS PREFERRED STOCK TO THE HOLDERS OF CLASS D STOCK. THE LEHMAN BROTHERS OPINION WAS PREPARED FOR THE PKS BOARD OF DIRECTORS, IS DIRECTED ONLY TO THE FAIRNESS TO THE STOCKHOLDERS OF PKS OF THE FINANCIAL TERMS OF THE TRANSACTIONS COVERED BY THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF EXCHANGEABLE SECURITIES AS TO WHETHER SUCH HOLDER SHOULD PARTICIPATE IN THE EXCHANGE OFFER.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed (i) a draft of this Prospectus, (ii) such publicly available information concerning MFS which it believed to be relevant to its inquiry, including MFS's Form 10-K for the fiscal year ended December 31, 1994 and MFS's annual report for such fiscal year, (iii) financial and operating information with respect to the business, operations and prospects of MFS and PKS furnished to Lehman Brothers by PKS, (iv) a comparison of the historical financial results and present financial condition of MFS and PKS with those of other companies which it deemed relevant, (v) a trading history of the MFS Common Stock from May 1993 to the present and a comparison of that trading history with those of other companies which it deemed relevant, (vi) a comparison of the financial terms of the MFS Preferred Stock with the terms of certain other transactions and securities which it deemed relevant and (vii) KDG's tax bases of its equity interests in MFS and, based upon the advice of PKS and its tax advisors, the likely tax impact of various disposition strategies with respect to the equity interests in MFS or its underlying assets and the proposed tax and financial reporting treatment of the Spin-off. In addition, Lehman Brothers had discussions with the managements of each of PKS and MFS concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and has further relied upon the assurances of the managements of PKS and MFS that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of PKS and MFS, Lehman Brothers has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of PKS and MFS as to the future financial performance of PKS and MFS, respectively. In addition, Lehman Brothers has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PKS or MFS, nor was it furnished with any such evaluations or appraisals. Lehman Brothers has assumed that the consummation of the Exchange Offer and the Spin-off will not result in any default or similar event under any loan agreement, instrument of indebtedness or other contract of PKS or MFS which will not be waived and that no more than 6,000,000 shares of Exchangeable Stock will be exchanged for shares of Class D Stock in the Exchange Offer. The opinion of Lehman Brothers is based upon financial, market, economic and other conditions, and upon tax laws, accounting standards and legal and regulatory requirements, as they existed on, and could be evaluated as of, June 9, 1995 and, with the consent of PKS, Lehman Brothers has not considered possible changes in such applicable tax laws, accounting standard or regulatory and legal requirements.

    In arriving at its opinion, Lehman Brothers has also relied upon the advice of PKS and its tax advisors that the Exchange Offer and the Spin-off, and in particular the MFS Recapitalization, are the most feasible methods of ensuring that the Spin-off will qualify as a tax-free spin-off for United States federal income tax purposes. In addition, Lehman Brothers has further relied upon the advice of PKS and its legal advisors that the shares of MFS Common Stock to be received by holders of Class D Stock in the Spin-off (other than shares received by persons who are "affiliates" of MFS under the federal securities laws) will be freely tradeable securities.

    The PKS Board retained Lehman Brothers based upon its expertise and experience. Lehman Brothers is a nationally recognized investment banking and advisory firm. Lehman Brothers, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, Lehman Brothers has provided financial advisory and financing services to PKS and has received customary fees for the rendering of such services.

    Pursuant to the terms of an engagement letter dated April 21, 1995, PKS has paid Lehman Brothers a fee of $400,000 for services rendered in connection with its opinion to the PKS Board of Directors. PKS has also agreed to reimburse Lehman Brothers for its reasonable expenses, including professional and legal fees and disbursements of counsel, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with or arising out of its engagement. In the ordinary course of its business, Lehman Brothers and its affiliates may actively trade the debt and equity securities of MFS for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    The PKS Board of Directors intends to request "bring-down" fairness opinions from each of CS First Boston and Lehman Brothers confirming their prior opinions as of the Spin-off Date, as well as a final report from the Special Committee as of such date.

    PARTICIPATION IN THE EXCHANGE OFFER. Participation in the Exchange Offer is voluntary. The PKS Board of Directors is not making a recommendation to holders of Exchangeable Stock with respect to participation in the Exchange Offer, and each such holder should make such a decision based on such considerations as the holder deems important, including those set forth herein at "Risk Factors." With certain exceptions, including Messrs. Walter Scott, Jr., and Robert Julian, the directors of PKS and of KCG have advised PKS in writing that they will not tender in the Exchange Offer any shares of Class C Stock held by them. Messrs. Scott and Julian expect to tender, in the aggregate, approximately 785, 892 shares of Class C Stock pursuant to the Exchange Offer. See "Certain Transactions -- Intentions of Certain Significant Stockholders Regarding Participation in Exchange Offer."

    THE PKS BOARD RECOMMENDS THAT HOLDERS OF EXCHANGEABLE DEBENTURES PARTICIPATE IN THE EXCHANGE OFFER, FOR THE REASONS DESCRIBED AT "RISK FACTORS -- RISK FACTORS RELATING TO THE EXCHANGE OFFER, THE SPIN-OFF AND PKS SECURITIES -- CERTAIN CONSEQUENCES OF DECISION NOT TO EXCHANGE."

ABANDONMENT OR MODIFICATION OF TRANSACTIONS

    PKS reserves the right in its sole discretion to abandon or modify the terms of the Exchange Offer or the Spin-off or both, and PKS will abandon the Exchange Offer if it abandons the Spin-off. Thus, there is no assurance that either the Exchange Offer or the Spin-off will be consummated or, if consummated, will be consummated on the terms described herein. However, once the Exchange Offer is consummated, the Spin-off will be consummated promptly thereafter. See "The Exchange Offer -- Right of PKS to Extend, Abandon or Modify the Exchange Offer or Defer Acceptance of Tendered Exchangeable Securities" and "The Spin-off -- Conditions to Spin-off; Right of PKS to Abandon, Defer or Modify the Spin-off."

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
        PETER KIEWIT SONS', INC., KIEWIT CONSTRUCTION & MINING GROUP AND
                            KIEWIT DIVERSIFIED GROUP

    The following selected historical and pro forma financial data of PKS, Kiewit Construction & Mining Group and Kiewit Diversified Group should be read in conjunction with PKS's, Kiewit Construction & Mining Group's and Kiewit Diversified Group's historical financial statements and the notes thereto and the pro forma financial information and the notes thereto included elsewhere herein or incorporated herein by reference.

    The selected historical financial data for each of the years in the period 1990 to 1994 have been derived from audited historical financial statements. The selected historical financial data for the three months ended March 31, 1994 and 1995, and as of March 31, 1995, have been derived from unaudited financial statements. In the opinion of management, such unaudited financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial position of PKS, Kiewit Construction & Mining Group and Kiewit Diversified Group at March 31, 1995 and the results of operations for the three months ended March 31, 1994 and 1995. The results of operations for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire 1995 fiscal year.

    The pro forma results of operations data for the three months ended March 31, 1995 of PKS, Kiewit Construction & Mining Group and Kiewit Diversified Group, respectively, assume that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on January 1, 1995. The pro forma results of operations data for the year ended December 31, 1994 of PKS, Kiewit Construction & Mining Group and Kiewit Diversified Group, respectively, assume that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on December 26, 1993. The pro forma financial position data of PKS and each Group as of March 31, 1995, assume that such transactions were consummated as of such date. The pro forma information assumes, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer. Management believes Scenario 1 is more likely.

    The pro forma financial information is not intended to reflect the results of operations or the financial position of PKS, Kiewit Construction & Mining Group or Kiewit Diversified Group which actually would have resulted had the MFS Recapitalization, the Exchange Offer and the Spin-off been effective on the dates indicated. Moreover, the pro forma information is not intended to be indicative of future results of operations or financial position of PKS, Kiewit Construction & Mining Group or Kiewit Diversified Group.

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                            PETER KIEWIT SONS', INC.

                                                                                                               PRO FORMA
                                                                                                                  (1)
                                                                                                              -----------
                                                                 HISTORICAL
                                 ---------------------------------------------------------------------------  YEAR ENDED
                                                                                         THREE MONTHS ENDED    DECEMBER
                                                                                                               31, 1994
                                                   FISCAL YEAR ENDED                         MARCH 31,        -----------
                                 -----------------------------------------------------  --------------------  SCENARIO #1
                                   1990       1991       1992       1993       1994       1994       1995         (2)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATION:
  Revenue (3)..................  $   1,917  $   2,086  $   2,027  $   2,191  $   2,991  $     573  $     681   $   2,704
  Earnings (loss) from
   continuing operations before
   cumulative effect of change
   in accounting principle
   (4).........................        108         49        150        261        110         23        (26)        177
  Net earnings (loss) (4)......         80        441        181        261        110         23        (26)        177
FINANCIAL POSITION:
  Total Assets (3).............      2,966      2,632      2,549      3,634      4,504                 4,449
  Current portion of long-term
   debt (3)....................         31         15          3         15         33                    33
  Long-term debt, less current
   portion (3).................        269        110         30        462        908                   929
  Stockholders' equity (5).....      1,185      1,396      1,458      1,671      1,736                 1,720


                                                    THREE MONTHS
                                                ENDED MARCH 31, 1995

                                              ------------------------
                                 SCENARIO #2  SCENARIO #1  SCENARIO #2
                                     (2)          (2)          (2)
                                 -----------  -----------  -----------

RESULTS OF OPERATION:
  Revenue (3)..................   $   2,704    $     563    $     563
  Earnings (loss) from
   continuing operations before
   cumulative effect of change
   in accounting principle
   (4).........................         177           14           14
  Net earnings (loss) (4)......         177           14           14
FINANCIAL POSITION:
  Total Assets (3).............                    2,894        2,894
  Current portion of long-term
   debt (3)....................                       13           13
  Long-term debt, less current
   portion (3).................                      366          366
  Stockholders' equity (5).....                    1,325        1,325

- ------------------------------

(1) The pro forma results of operations data are computed assuming that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on December 26, 1993 and January 1, 1995 for the fiscal year ended December 31, 1995 and three months ended March 31, 1995, respectively. The pro forma financial position data as of March 31, 1995 assumes that such transactions were consummated as of such date. The pro forma financial data of PKS should be read in conjunction with PKS' historical consolidated financial statements and the notes thereto and the "Pro Forma Financial Information" included elsewhere or incorporated by reference herein.

(2) The pro forma information assumes, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer.

(3) In October 1993, PKS acquired 35% of the outstanding shares of C-TEC Corporation that have 57% of the available voting rights. In December 1994, PKS increased its ownership in C-TEC to 49% and 58% of the outstanding shares and voting rights, respectively. In January 1994, MFS, a subsidiary of PKS, issued $500 million of 9.375% Senior Discount Notes.

(4) In 1993, through two public offerings, PKS sold 29% of the common stock of MFS, resulting in a $137 million after-tax gain. In 1994, additional MFS stock transactions resulted in a $35 million after-tax gain to PKS and reduced its ownership in MFS to 67%.

(5) The aggregate redemption value of common stock at March 31, 1995 was $1.6 billion.

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                       KIEWIT CONSTRUCTION & MINING GROUP

                                                                                                                  PRO
                                                                                                               FORMA (1)
                                                                                                              -----------
                                                                                                              FISCAL YEAR
                                                                 HISTORICAL                                      ENDED
                                 ---------------------------------------------------------------------------   DECEMBER
                                                                                            THREE MONTHS          31,
                                                                                               ENDED             1994
                                                   FISCAL YEAR ENDED                         MARCH 31,        -----------
                                 -----------------------------------------------------  --------------------   SCENARIO
                                   1990       1991       1992       1993       1994       1994       1995       #1 (2)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Results of Operations:
  Revenue......................  $   1,671  $   1,834  $   1,675  $   1,783  $   2,175  $     411  $     426   $   2,175
  Earnings (loss) before
   cumulative effect of change
   in accounting principle.....         57         23         69         80         77         (2)        (2)         75
  Net earnings (loss)..........         57         23         82         80         77         (2)        (2)         75
Per Common Share (3):
  Earnings (loss) before
   cumulative effect of change
   in accounting principle.....       2.47       1.12       3.79       4.63       4.92      (0.14)     (0.16)       5.88
  Net earnings (loss)..........       2.47       1.12       4.48       4.63       4.92      (0.14)     (0.16)       5.88
  Dividends (4)(5).............       0.25       0.30       0.70       0.70       0.90     --         --          --
  Stock price (6)..............      10.35      14.40      18.70      22.35      25.55      22.35      25.55
  Book value...................      14.99      19.25      23.31      27.43      31.39      27.72      32.25
Financial Position:
  Total assets.................        762        849        862        889        967                   896
  Current portion of long-term
   debt........................         15          7          2          4          3                     2
  Long-term debt, less current
   portion.....................         14         13         12         10          9                     7
  Stockholders' equity (7).....        350        400        437        480        505                   448
  Formula value (6)............        249        299        351        391        411

                                                    THREE MONTHS
                                                       ENDED
                                                     MARCH 31,
                                                        1995
                                              ------------------------
                                  SCENARIO     SCENARIO     SCENARIO
                                   #2 (2)       #1 (2)       #2 (2)
                                 -----------  -----------  -----------
Results of Operations:
  Revenue......................   $   2,175    $     426    $     426
  Earnings (loss) before
   cumulative effect of change
   in accounting principle.....          74           (3)          (3)
  Net earnings (loss)..........          74           (3)          (3)
Per Common Share (3):
  Earnings (loss) before
   cumulative effect of change
   in accounting principle.....        6.84        (0.26)       (0.37)
  Net earnings (loss)..........        6.84        (0.26)       (0.37)
  Dividends (4)(5).............      --           --           --
  Stock price (6)..............                    25.45        25.45
  Book value...................                    33.97        35.86
Financial Position:
  Total assets.................                      819          768
  Current portion of long-term
   debt........................                        2            2
  Long-term debt, less current
   portion.....................                        6            6
  Stockholders' equity (7).....                      372          321
  Formula value (6)............

- ------------------------------
(1) The pro forma results of operations data are computed assuming that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on December 26, 1993 and January 1, 1995 for the fiscal year ended December 31, 1994 and three months ended March 31, 1995, respectively. The pro forma financial position data as of March 31, 1995 assumes that such transactions were consummated as of such date. The pro forma financial data of Kiewit Construction & Mining Group should be read in conjunction with the Kiewit Construction & Mining Group's historical financial statements and the notes thereto and the "Pro Forma Financial Information" included elsewhere or incorporated by reference herein.
(2) The pro forma information assumes, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer.
(3) In connection with the January 8, 1992 reorganization, each share of the previous Class B and Class C Stock was exchanged for one share of new Class B Stock or Class C Stock and one share of new Class D Stock. Therefore, for purposes of computing Class B and Class C Stock per share data, the number of shares for years 1990 and 1991 are assumed to be the same as the corresponding number of shares of previous Class B and Class C Stock. Fully diluted earnings per share have not been presented because it is not materially different from primary earnings per share.
(4) The 1994, 1993 and 1992 dividends include $.45, $.40 and $.30 for dividends declared in 1994, 1993 and 1992, respectively, but paid in January of the subsequent year. Years 1990 and 1991 reflect dividends paid by PKS on its previous Class B and Class C Stock that have been attributed to Kiewit Construction & Mining Group and Kiewit Diversified Group based upon the relative formula values of each group which were determined at the end of each preceding year. Accordingly, the dividends may bear no relationship to the dividends that would have been declared by the Board in such years had the new Class B and Class C Stock and the new Class D Stock been outstanding.
(5) Pro forma dividends have not been presented as the amount of any dividends that may have been declared if the transactions had occurred as of the beginning of the respective periods cannot be determined.
(6) Pursuant to the Certificate of Incorporation, the stock price and formula value calculations are computed annually at the end of the fiscal year, except that adjustments to the stock price to reflect dividends are made at the time such dividends are declared.
(7) Ownership of the Class B Stock and Class C Stock is restricted to certain employees conditioned upon the execution of repurchase agreements which restrict the employees from transferring the stock. PKS is generally committed to purchase all Class B and Class C Stock at the price determined, when put to PKS by a stockholder, pursuant to the Certificate of Incorporation. The aggregate redemption value of the Class B and Class C Stock at March 31, 1995 was $355 million.

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF
                            KIEWIT DIVERSIFIED GROUP

                                                                                                        PRO FORMA (1)
                                                                                          -----------------------------------------
                                                        HISTORICAL
                                  ------------------------------------------------------  YEAR ENDED DECEMBER      THREE MONTHS
                                                                           THREE MONTHS                           ENDED MARCH 31,
                                                                           ENDED MARCH         31, 1994                1995
                                            FISCAL YEAR ENDED                  31,        -------------------   -------------------
                                  --------------------------------------  --------------  SCENARIO   SCENARIO   SCENARIO   SCENARIO
                                   1990    1991    1992    1993    1994    1994    1995    #1 (2)     #2 (2)     #1 (2)     #2 (2)
                                  ------  ------  ------  ------  ------  ------  ------  --------   --------   --------   --------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Results of Operations:
  Revenue (3)...................  $  246  $  252  $  352  $  408  $  821  $  162  $  257   $  534     $  534     $  139     $  139
  Earnings before cumulative
   effect of change in
   accounting principle (4).....      51      26      81     181      33      25     (24)     102        103         17         17
  Net earnings (4)..............      23     418      99     181      33      25     (24)     102        103         17         17
Per Common Share (5):
  Earnings from continuing
   operations before cumulative
   effect of change in
   accounting principle.........    2.20    1.26    4.00    9.08    1.63    1.21   (1.14)    4.73       4.63       0.75       0.74
  Net earnings..................    1.03   20.30    4.92    9.08    1.63    1.21   (1.14)    4.73       4.63       0.75       0.74
  Dividends (6)(7)..............    0.70    0.70    1.95    0.50    --      --      --      --         --         --         --
  Stock price (8)...............   35.00   47.85   50.65   59.40   60.25   59.40   60.25                          42.20      42.85
  Book value....................   35.75   47.93   50.75   59.52   60.36   60.17   59.85                          42.18      42.83
Financial Position:
  Total assets..................   2,204   1,801   1,709   2,759   3.549           3,575                          2,097      2,148
  Current portion of long-term
   debt (8).....................      16       8       1      11      30              31                             11         11
  Long-term debt, less current
   portion (8)..................     255      97      18     452     899             922                            360        360
  Stockholders' equity (9)......     835     996   1,021   1,191   1,231           1,272                            953      1,004
  Formula value (8).............     835     996   1,021   1,191   1,231

- ------------------------------
(1) The pro forma results of operations data are computed assuming that the MFS Recapitalization, the Exchange Offer and the Spin-off were consummated on December 26, 1993 and January 1,1995 for the fiscal year ended December 31, 1994 and the three months ended March 31, 1995, respectively. The pro forma financial position data as of March 31, 1995 assumes that such transactions were consummated as of such date. The pro forma financial data of Kiewit Diversified Group should be read in conjunction with the Kiewit Diversified Group's historical financial statements and the notes thereto and the "Pro Forma Financial Information" included elsewhere or incorporated by reference herein.
(2) The pro forma information assumes, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer.
(3) In October 1993, the Group acquired 35% of the outstanding shares of C-TEC Corporation that have 57% of the available voting rights. In December 1994, the Group increased its ownership in C-TEC to 49% and 58% of the outstanding shares and voting rights, respectively. In January 1994, MFS issued $500 million of 9.375% Senior Discount Notes.
(4) In 1993, through two public offerings, the Group sold 29% of the common stock of MFS, resulting in a $137 million after-tax gain. In 1994, additional MFS stock transactions resulted in a $35 million after-tax gain to the Group and reduced its ownership in MFS to 67%.
(5) In connection with the January 8, 1992 reorganization, each share of previous Class B and Class C Stock was exchanged for one share of new Class B Stock or Class C Stock and one share of new Class D Stock. Therefore, for purposes of computing Class D Stock per share data, the number of shares for years 1990 and 1991 are assumed to be the same as the corresponding number of shares of the previous Class B and Class C Stock. Fully diluted earnings per share have not been presented because it is not materially different from primary earnings per share.
(6) The 1992 dividends include $.35 for dividends declared in 1992 but paid in January, 1993. Years 1990 and 1991 reflect dividends paid by PKS on its previous Class B and Class C Stock that have been attributed to Kiewit Diversified Group and Kiewit Construction & Mining Group based upon the relative formula values of each group which were determined at the end of each preceding year. Accordingly, the dividends may bear no relationship to the dividends that would have been declared by the Board in such years had the new Class D Stock and the Class B and Class C Stock been outstanding.
(7) Pro forma dividends have not been presented as the amount of any dividends that may have been declared if the transactions had occurred as of the beginning of the respective periods cannot be determined.
(8) Pursuant to the Certificate of Incorporation, the stock price and formula value calculations are computed annually at the end of the fiscal year, except that adjustments to the stock price to reflect dividends are made at the time such dividends are declared.
(9) Unless Class D Stock becomes Publicly Traded, PKS is generally committed to purchase all Class D Stock at the price determined, in accordance with the Certificate of Incorporation, when put to PKS by a stockholder. The aggregate redemption value of the Class D Stock at March 31, 1995 was $1.28 billion.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      OF MFS COMMUNICATIONS COMPANY, INC.

    The development and acquisition by MFS of its networks and services during the periods reflected below materially affect the comparability of that data from one period to another. The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of MFS and the notes thereto, incorporated by reference herein. No cash dividends were paid in any of the periods presented below.

                                                         FISCAL YEAR ENDED                        THREE MONTHS
                                    -----------------------------------------------------------      ENDED
                                    1990 (1)   1991 (2)      1992         1993       1994 (3)    MARCH 31, 1995
                                    ---------  ---------  -----------  -----------  -----------  --------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
  Telecommunications services.....    $ 8,951   $ 23,158     $ 47,585     $ 70,048    $ 228,707       $103,788
  Network systems integration.....      1,721     14,065       61,122       71,063       58,040         14,552
                                    ---------  ---------  -----------  -----------  -----------  --------------
    Total.........................     10,672     37,223      108,707      141,111      286,747        118,340
Costs and expenses:
  Operating expenses..............     13,971     33,963       76,667      102,905      273,431        119,882
  Depreciation and amortization...      7,990     11,761       20,544       34,670       73,869         29,073
  General and administrative
   expenses.......................     11,590     18,429       23,267       34,989       75,576         25,941
                                    ---------  ---------  -----------  -----------  -----------  --------------
    Total.........................     33,551     64,153      120,478      172,564      422,876        174,896
                                    ---------  ---------  -----------  -----------  -----------  --------------
Loss from operations..............    (22,879)   (26,930)     (11,771)     (31,453)    (136,129)       (56,556 )
Other income (expense) net (4)....     (8,052)    (1,314)        (792)       8,464      (17,175)        (7,252 )
                                    ---------  ---------  -----------  -----------  -----------  --------------
Loss before income taxes..........    (30,931)   (28,244)     (12,563)     (22,989)    (153,304)       (63,808 )
Income tax benefit (expense)......     --         --             (566)       7,220        2,103           (100 )
                                    ---------  ---------  -----------  -----------  -----------  --------------
  Net loss........................   $(30,931)  $(28,244)    $(13,129)    $(15,769)   $(151,201)     $ (63,908 )
                                    ---------  ---------  -----------  -----------  -----------  --------------
                                    ---------  ---------  -----------  -----------  -----------  --------------
Loss per share (5) ...............                            $(0.30)      $(0.30)      $(2.42)         $(0.99)
                                                          -----------  -----------  -----------  --------------
                                                          -----------  -----------  -----------  --------------
Number of shares (5)..............                         44,085,000   52,882,000   62,437,000     64,365,000
                                                          -----------  -----------  -----------  --------------
                                                          -----------  -----------  -----------  --------------
Ratio of earnings to combined
 fixed charges and preferred stock
 dividends (6)....................     --         --          --           --           --            --

OTHER DATA:
  EBITDA (7)......................   $(14,889)  $(15,169)    $  8,773     $  3,217   $  (62,260)    $  (27,483 )
  Capital expenditures, including
   acquisitions of businesses, net
   of cash acquired...............     39,140     92,411      110,171      128,651      576,711        106,665

STATISTICAL DATA (8):
  Circuits in service (9).........    173,958    465,420      589,130      947,391    1,713,430      1,964,872
  Buildings connected.............        226        695        1,101        1,583        2,754          3,284
  Route miles (10)................        127        373          858        1,298        2,405          2,616
  Fiber miles (11)................     10,359     22,982       38,595       62,154      107,919        122,074
  Switches........................     --         --          --                 1           12             12

BALANCE SHEET DATA:
  Networks and equipment..........   $ 82,451   $159,751     $243,243     $370,334   $  787,453     $  897,920
  Total assets....................    102,959    204,819      363,299      906,937    1,584,546      1,554,945
  Long-term debt, less current
   portion........................     17,849      7,659          169          143      548,333        560,688
  Stockholders' equity............    (36,739)   162,538      298,516      811,105      770,103        719,610

- ------------------------------

 (1) Reflects the acquisition as of April 1, 1990 of 80% of the common stock of MFS Chicago, which owns MFS's network in Chicago.

 (2) Reflects the acquisition as of October 17, 1991 of 85% of the common stock of MFS/ICC, which owns MFS's network in the Washington, D.C. metropolitan area.

 (3) Reflects the acquisition of Centex Telemanagement, Inc. as of May 18, 1994,
     Cylix  Communications Corporation as of November 1, 1994 and RealCom Office
     Communications, Inc. as of November 14, 1994.

 (4) Reflects the assumption of $23.6 million principal amount of debt in connection with the acquisition of MFS Chicago in April 1990, in addition to interest charged on advances from KDG through 1990. MFS recorded interest expense in respect of such advances of $7.2 million in 1990.

 (5) See Note 2 to the Consolidated Financial Statements, which describes the calculation of loss per share.

 (6) For each of the  five years ended  December 31, 1994  and the three  months ended  March 31,  1995, earnings were  insufficient to  cover fixed charges during the  periods shown  by the  amount of  loss before  income taxes  of
     $30,931,000,   $28,244,000,  $12,563,000,   $22,989,000,  $153,304,000  and
     $63,808,000, respectively.

 (7) EBITDA  consists  of  earnings   (loss)  before  interest,  income   taxes,
     depreciation   and   amortization.   EBITDA  is   commonly   used   in  the
     communications industry  to analyze  companies on  the basis  of  operating performance,  leverage and liquidity.  EBITDA is not  intended to represent cash flow for the periods. See Consolidated Statements of Cash Flows.

 (8) Information presented as of the end of the period indicated and derived from non-financial records prepared by MFS which are not audited. Includes statistical data for the Chicago network which MFS managed prior to its acquisition by MFS as described in Note 1 above.

 (9) All circuits have been expressed as voice grade equivalent circuits.

(10) Route miles refers to the number of miles of the telecommunications path in which the fiber optic cables are installed.

(11) Fiber miles refers to the number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    TERMS;  POTENTIAL PRORATION.   Upon the terms and  subject to the conditions
set forth herein and in the Letter of Transmittal (which together constitute the "Exchange Offer"), PKS hereby offers to exchange and PKS will exchange

    (i) .416598 of a share of Class D Stock for each outstanding share of Class B Stock and Class C Stock (including all shares of Class C Stock issued in exchange for Exchangeable Debentures),

    (ii) approximately 24.8 shares of Class C Stock and approximately 24.8 shares of Class D Stock for each $1,000 principal amount of each outstanding 1990 Series Convertible Debenture due October 31, 2000,

    (iii) approximately 23 shares of Class C Stock and approximately 23 shares of Class D Stock for each $1,000 principal amount of each outstanding 1991 Series Convertible Debenture due October 31, 2001, and

    (iv) approximately 19.96 shares of Class D Stock for each $1,000 principal amount of each outstanding 1993 Series Convertible Debenture due October 31, 2003,

that is validly tendered and not properly withdrawn on or prior to the Expiration Date.
See "-- Withdrawal Rights," below. All outstanding shares of Class C Stock (including shares of Class C Stock issued to certain employees of PKS in connection with the Company's annual offering of Class C Stock in 1995), as well as shares of Class C Stock received by debentureholders in exchange for Class C and D Debentures in the Exchange Offer, will be exchangeable for Class D Stock pursuant to the Exchange Offer. The Exchange Offer will be open until
[              ], 1995 unless extended as described herein.

    The exchange ratio of shares of Class D Stock to be received by tendering stockholders for the Exchangeable Stock was established by the PKS Board of Directors on June 9, 1995. In determining the exchange ratio for the Exchangeable Stock, the PKS Board of Directors employed the conversion ratio that was applicable to the January 1, 1995 conversion of Class C Stock into Class D Stock pursuant to the PKS Certificate of Incorporation (adjusted for the dividends paid on Class B Stock and Class C Stock in January 1995 of $.45 per share and in May 1995 of $.45 per share). In lieu of issuing fractional shares, PKS will round the number of shares of Class D Stock received by a tendering holder of Exchangeable Stock to the nearest whole number of shares without any additional consideration being payable by or to such holder.

    In the case of the Exchangeable Debentures, the PKS Board established an exchange ratio whereby each Exchangeable Debenture may be exchanged for that number of shares of Class D Stock (and, in the case of Class C and D Debentures, that number of shares of Class C Stock) that would have been issuable upon conversion of such debenture in accordance with its terms. In lieu of issuing fractional shares, PKS will round the number of shares of Class D Stock (and Class C Stock in the case of Class C and D Debentures) received by a tendering holder of an Exchangeable Debenture to the nearest whole number of shares without any additional consideration being payable by or to such holder. In addition, interest on the tendered Exchangeable Debentures accrued to and including the date of the consummation of the Exchange Offer will be paid to such holder.

    Although PKS does not anticipate that it will be necessary to impose a limit on the amount of Exchangeable Stock that may be exchanged in the Exchange Offer, PKS expressly reserves the right to do so if the PKS Board of Directors determines that acceptance of all tendered Exchangeable Stock would not be in the best interest of PKS and its stockholders. If the PKS Board were to take such action, it would impose such limit on the tendered Exchangeable Stock (but not on the tendered Exchangeable Debentures) on a pro rata basis and would follow the procedures otherwise applicable to a modification of the Exchange Offer. See "The Exchange Offer -- Right of PKS to Extend, Abandon or Modify the Exchange Offer or Defer Acceptance of Tendered Exchangeable Securities."

    The Exchange Offer is not conditioned upon any minimum amount of Exchangeable Securities being tendered for exchange. However, the Exchange Offer is subject to certain other conditions. See "The Exchange Offer -- Conditions to the Exchange Offer."

    As of June 23, 1995, there were 884,000 shares of Class B Stock issued and outstanding, held by four holders of record, 13,945,425 shares of Class C Stock issued and outstanding, held by 1,256 holders of record, $805,000 principal amount of 1990 Series Convertible Debentures outstanding, held by 41 holders of record, $1,740,000 principal amount of 1991 Series Convertible Debentures outstanding, held by 74 holders of record, and $455,000 principal amount of 1993 Series Convertible Debentures outstanding, held by 12 holders of record. As of such date, directors of PKS held, in the aggregate, 4,332,452 shares of Class C Stock, $120,000 principal amount of 1990 Series Convertible Debentures, $375,000 principal amount of 1991 Series Convertible Debentures and $200,000 principal amount of 1993 Series Convertible Debentures. Such directors have indicated to PKS that they do not intend to tender their Exchangeable Stock pursuant to the Exchange Offer with the exception of Walter Scott, Jr., Chairman of the Board and President of PKS, and Robert E. Julian, Executive Vice President and Chief Financial Officer of PKS, who expect to tender, in the aggregate, approximately 785,892 shares of Class C Stock pursuant to the Exchange Offer. Mr. Scott's intention to tender Class C Stock in the Exchange Offer reflects his assessment (based on his assumptions as to the amount of Class C Stock to be offered for sale by PKS and the amount of such stock to be repurchased by PKS or converted to Class D Stock) of the number of shares of such stock he would otherwise be required to sell to PKS or convert to Class D Stock within the next few years pursuant to the PKS Certificate of Incorporation. Mr. Julian's intention to tender Class C Stock reflects the fact that his responsibilities with PKS relate primarily to the Diversified Group. See "Certain Transactions -- Intentions of Certain Significant Stockholders Regarding Participation in Exchange Offer." The Company expects all holders of Exchangeable Debentures to tender such debentures pursuant to the Exchange Offer.

    This Prospectus and the Letter of Transmittal are being sent to persons who were holders of record of Class B Stock, Class C Stock, Class D Debentures and
Class  C and D Debentures as of the close of business on [              ], 1995,
including those employees who purchased shares of Class C Stock in connection with PKS's annual offering of Class C Stock in 1995.

    Participation in the Exchange Offer is voluntary, and holders of Exchangeable Securities should carefully consider whether or not to accept the Exchange Offer. See "Risk Factors." There are no dissenter's rights of appraisal in connection with the Exchange Offer.

    PKS does not intend to terminate the registration of the Class C Stock under the Exchange Act after the consummation of the Exchange Offer.

PROCEDURE FOR TENDERING EXCHANGEABLE SECURITIES; EXCHANGE OF EXCHANGEABLE SECURITIES; DELIVERY OF OFFERED STOCK

    PROCEDURE FOR TENDERING EXCHANGEABLE SECURITIES. To tender Exchangeable Securities pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), any other documents required by PKS and certificates for the Exchangeable Securities to be tendered must be received by PKS prior to 5:00 p.m., Omaha, Nebraska time, on the Expiration Date. Separate Letters of Transmittal will be required for the tender of (i) the Class B Stock, (ii) the Class C Stock and (iii) the Exchangeable Debentures.

    A holder of an Exchangeable Debenture may not tender less than the full principal amount of such debenture in the Exchange Offer.

    A tender of Exchangeable Securities made pursuant to the instructions contained herein and in the Letter of Transmittal will constitute a binding agreement, subject to withdrawal rights, between the tendering securityholder and PKS upon the terms and subject to the conditions of the Exchange Offer.

    If Exchangeable Stock has been pledged to a lender, the registered holder of such pledged Exchangeable Stock must make appropriate arrangements with such lender for valid tender of the certificates representing the pledged Exchangeable Stock. If, however, such lender is FirsTier Bank, N.A. and the holder so directs in such holder's Letter of Transmittal, PKS will arrange directly with such bank for the delivery of such pledged certificates to PKS. PKS will deliver the Offered Stock issued in exchange for Exchangeable Stock directly to any lending institution to which such Exchangeable Stock was pledged if so directed by the registered holder of such pledged stock in such holder's Letter of Transmittal. If the Offered Stock received in exchange for the tendered Exchangeable Stock is to be delivered to a lender other than FirsTier Bank, N.A., the Letter of Transmittal must state with specificity the information necessary (including name, address and contact person of the lender) to effect such delivery. If a holder of pledged Exchangeable Stock does not designate the lending institution to which the Offered Stock received in exchange for tendered Exchangeable Stock is to be delivered, PKS may deliver such Offered Stock to the exchanging securityholder, but reserves the right to deliver such Offered Stock directly to a lending institution if PKS believes in good faith that such lending institution is entitled to receive the Offered Stock under a borrowing arrangement with the exchanging securityholder.

    If Exchangeable Debentures have been pledged to a lender, a holder of Exchangeable Debentures must specify in the related Letter of Transmittal the name of the lending institution to which such Exchangeable Debentures are pledged. Execution and return of a Letter of Transmittal relating to such pledged Exchangeable Debentures will constitute, upon receipt by PKS, authorization by the exchanging debentureholder (i) to the lending institution to deliver the pledged Exchangeable Debentures directly to PKS for exchange pursuant to the Exchange Offer and (ii) to PKS to deliver the Offered Stock issued in exchange for such tendered Exchangeable Debentures directly to the lending institution which tendered such Exchangeable Debentures. Accordingly, holders who wish to tender pledged Exchangeable Debentures in the Exchange Offer will not be required to make any arrangements with the lending institution with respect to such matters. If a holder of pledged Exchangeable Debentures does not designate the lending institution to which the Offered Stock received in exchange for tendered Exchangeable Debentures is to be delivered, PKS may deliver such Offered Stock to the exchanging debentureholder, but reserves the right to deliver such Offered Stock directly to a lending institution if PKS believes in good faith that such lending institution is entitled to receive the Offered Stock under a borrowing arrangement with the exchanging debentureholder.

    If any certificates representing Exchangeable Securities have been destroyed, lost or stolen, the tendering securityholder must (a) furnish to PKS evidence, satisfactory to it in its sole discretion, of the ownership of and the destruction, loss or theft of such certificate, (b) furnish to PKS indemnity, satisfactory to it in its sole discretion, and (c) comply with such other reasonable requirements as PKS may prescribe.

    The method of delivery of certificates representing the Exchangeable Securities and all other required documents is at the option and risk of the tendering securityholder. If certificates representing the Exchangeable Securities are sent by mail, registered mail with return receipt requested, properly insured, is recommended and sufficient time to ensure timely receipt should be allowed.

    EXCHANGE OF EXCHANGEABLE SECURITIES; DELIVERY OF OFFERED STOCK. Upon the terms and subject to the conditions of the Exchange Offer (including, without limitation, the right of PKS to impose a limit on the number of shares of Exchangeable Stock accepted for exchange in the Exchange Offer), on the Exchange Date (as defined below) PKS will accept for exchange, and will issue shares of Offered Stock in exchange for, Exchangeable Securities that have been validly tendered and not properly withdrawn on or prior to the Expiration Date, provided that PKS has not otherwise notified tendering securityholders of its intent to extend, abandon or modify the Exchange Offer or defer acceptance of tendered Exchangeable Securities. The Exchange Date will be the Expiration Date or, in the event PKS shall defer acceptance of tendered Exchangeable Securities, such later date and time at which PKS shall accept tenders of Exchangeable Securities pursuant to the Exchange Offer. Exchange of the Exchangeable Securities accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by PKS of (i) certificates for such Exchangeable Securities and (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any other documents required by PKS. Holders of Exchangeable Securities so accepted for exchange will become holders of record of the Offered Stock on the Exchange Date.

    PKS will deliver certificates representing shares of Offered Stock issued in exchange for Exchangeable Securities accepted for exchange as soon as practicable following such acceptance. If any tendered Exchangeable Securities are not exchanged pursuant to the Exchange Offer for any reason, or if certificates are submitted for more Exchangeable Stock than is (i) tendered for exchange or (ii) accepted for exchange, certificates for such untendered or unexchanged securities will be returned without expense as promptly as practicable following the consummation or abandonment of the Exchange Offer. Under no circumstances will interest (other than interest accrued on the Exchangeable Debentures to and including the Exchange Date) be paid by PKS pursuant to the Exchange Offer, regardless of any delay in making such exchange. Tendering securityholders are responsible for payment of all stock transfer taxes, if any, payable in connection with the Exchange Offer.

    All questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance for exchange of any tender of securities and notices of withdrawal will be determined by PKS in its sole discretion, which determination will be final and binding. PKS reserves the absolute right to reject any or all tenders of Exchangeable Securities determined by it not to be in proper form or any acceptance for exchange of Exchangeable Securities which may, in the opinion of PKS's counsel, be unlawful. PKS also reserves the absolute right to waive any defect or irregularity in any tender of Exchangeable Securities. PKS will not be under any duty to give notification of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give any such notification.

WITHDRAWAL RIGHTS

    Exchangeable Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date without penalty on the terms and conditions contained herein. However, once the Expiration Date occurs, tenders of Exchangeable Securities are irrevocable by the tendering securityholder. If PKS either extends the Expiration Date or defers its acceptance of Exchangeable Securities for exchange, then, without prejudice to PKS's other rights under the Exchange Offer, PKS may retain all Exchangeable Securities tendered, subject only to the withdrawal rights of tendering securityholders as described in this section.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by PKS at the address set forth in the Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Exchangeable Securities precisely as it appears in the Letter of Transmittal and the amount of securities to be withdrawn. If certificates have been delivered to PKS, the serial numbers shown on the particular certificates evidencing the Exchangeable Securities to be withdrawn and a signed notice of withdrawal must be submitted prior to the physical release of the certificates for the Exchangeable Securities to be withdrawn. Withdrawals may not be rescinded, and Exchangeable Securities withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn securities may be retendered by again following the procedures described herein and in the Letter of Transmittal at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the Exchange Offer and without prejudice to PKS's other rights under the Exchange Offer, PKS shall not accept for exchange any Exchangeable Securities unless the MFS Recapitalization shall have been approved by a majority of the holders of MFS Common Stock voting at the MFS 1995 annual stockholders meeting, presently expected to be held on
[               ], 1995. This condition may not be waived, and if such condition is not satisfied, the Exchange Offer will not be consummated regardless of the circumstances surrounding the nonfulfillment of such condition.

    In connection with obtaining approval of the holders of MFS Common Stock, PKS has agreed to vote all of the shares of MFS Common Stock owned or controlled by it in the same manner as the majority of the non-PKS holders of MFS Common Stock (and not the holders of any preferred stock of MFS which may be outstanding) present in person or by proxy at the meeting vote. Thus, the MFS Recapitalization will be approved only if supported by a majority of such non-PKS stockholders of MFS.

    PKS has received the Ruling from the IRS confirming, among other things, that the Spin-off and certain related transactions could be consummated on a tax-free basis to the holders of Class D Stock for United States federal income tax purposes. The Exchange Offer will not be consummated unless the Ruling remains substantially in effect as of the Exchange Date, as determined by the PKS Board of Directors in its sole discretion.

    Any determination by PKS concerning the events described above will be final and binding upon all parties. There are no federal or state regulatory requirements or approvals that must be complied with or obtained as a condition of the Exchange Offer.

RIGHT OF PKS TO EXTEND, ABANDON OR MODIFY THE EXCHANGE OFFER OR DEFER ACCEPTANCE OF TENDERED EXCHANGEABLE SECURITIES

    PKS expressly reserves the right to defer acceptance for exchange of any Exchangeable Securities or to abandon the Exchange Offer and not accept for exchange any Exchangeable Securities if the PKS Board of Directors determines for any reason that such deferral or abandonment would be in the best interest of PKS and its stockholders. PKS will abandon the Exchange Offer in the event it abandons the Spin-off. See "The Spin-off -- Conditions to the Spin-off; Right of PKS to Abandon, Defer or Modify the Spin-off."

    PKS also reserves the right, at any time or from time to time, whether or not the conditions described under "The Exchange Offer -- Conditions to the Exchange Offer" shall have been satisfied, (i) to extend the Expiration Date or
(ii) if the PKS Board of Directors determines for any reason that such action would be in the best interest of PKS and its stockholders, to modify the Exchange Offer in any respect, by giving written notice of such extension or modification to the holders of Exchangeable Securities.

    If PKS modifies a material term of the Exchange Offer, it will extend the period of time during which the Exchange Offer will remain open if necessary so that the Expiration Date, as extended, is at least 10 business days after the announcement of such modification. If PKS modifies the terms of the Exchange
Offer, extends the period of time during which the Exchange Offer is open or defers its acceptance of Exchangeable Securities for exchange, then, without prejudice to PKS's other rights under the Exchange Offer, PKS may retain all Exchangeable Securities tendered, subject only to the tendering securityholder's withdrawal rights described above in "The Exchange Offer -- Withdrawal Rights."

    If PKS abandons the Exchange Offer as described herein, then PKS will return all tendered certificates representing Exchangeable Securities as indicated by the applicable Letter of Transmittal as soon as practicable following the announcement of such occurrence.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER

    The following discussion sets forth the material United States federal income tax consequences under existing law of the Exchange Offer.

    PKS has received rulings from the IRS concerning the treatment of certain exchanges effected under the Exchange Offer (the "Exchange Tax Rulings"). The continuing validity of the Exchange Tax Rulings is subject to the validity of certain representations and assumptions made in connection with obtaining such rulings. PKS is not aware of any facts or circumstances that should cause such representations or assumptions to be untrue.

    The Exchange Tax Rulings provide, among other things, that for United States federal income tax purposes:

        (1) The exchange of Offered Stock for Exchangeable Debentures will constitute a recapitalization within the meaning of section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and PKS and each holder of Exchangeable Debentures who elects to participate in that exchange will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

        (2) No gain or loss will be recognized by a holder of Exchangeable Debentures who elects to participate in the Exchange Offer upon the exchange of Offered Stock for Exchangeable Debentures;

        (3) No gain or loss will be recognized by PKS upon the exchange of Offered Stock for Exchangeable Debentures:

        (4) The basis of Offered Stock received pursuant to the Exchange Offer will be the same as the basis of Exchangeable Debentures exchanged therefor; and

        (5) The holding period of Offered Stock received pursuant to the Exchange Offer will include the holding period of Exchangeable Debentures surrendered therefor, provided that such debentures are held as capital assets on the date of the exchange.

    No tax rulings have been sought from the IRS (and none will be requested) with respect to any tax issues associated with the exchange of Offered Stock for Exchangeable Stock. Nevertheless, PKS has been advised by its regular outside tax counsel, Sutherland, Asbill & Brennan, that, in their opinion, although the issue is not free from doubt, such exchange should constitute for United States federal income tax purposes a recapitalization within the meaning of section 368(a)(1)(E) of the Code. In that event, the following United States federal income tax consequences should follow with respect to such exchange:

        (1) PKS and each holder of Exchangeable Stock who elects to participate in the Exchange Offer will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

        (2) No gain or loss will be recognized by a holder of Exchangeable Stock who elects to participate in the Exchange Offer upon the exchange of Offered Stock for Exchangeable Stock;

        (3) No gain or loss will be recognized by PKS upon the exchange of Offered Stock for Exchangeable Stock;

        (4) The basis of Offered Stock received pursuant to the Exchange Offer will be the same as the basis of Exchangeable Stock exchanged therefor; and

        (5) The holding period of Offered Stock received pursuant to the Exchange Offer will include the holding period of Exchangeable Stock exchanged therefor, provided that such Exchangeable Stock is held as a capital asset on the date of the exchange.

    If, contrary to the Exchange Tax Rulings, the exchange of Offered Stock for Exchangeable Debentures were taxable, then, among other consequences, gain or loss would be recognized by each holder of Exchangeable Debentures who elects to participate in the Exchange Offer upon the exchange of Offered Stock for Exchangeable Debentures. Similarly, if, contrary to the opinion of Sutherland, Asbill & Brennan, the exchange of Offered Stock for Exchangeable Stock were taxable, then, among other consequences, gain or loss would be recognized by each holder of Exchangeable Stock who elects to participate in the Exchange Offer upon the exchange of Offered Stock for Exchangeable Stock.

    THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION MAY NOT ACCURATELY DESCRIBE THE TREATMENT OF HOLDERS OF EXCHANGEABLE SECURITIES IF SUCH HOLDERS RECEIVED SUCH

EXCHANGEABLE SECURITIES AS COMPENSATION, ARE FOREIGN PERSONS, OR ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL HOLDERS OF EXCHANGEABLE SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR
CONSEQUENCES OF THE EXCHANGE OFFER TO THEM, INCLUDING (I) THE APPLICATION OF UNITED STATES FEDERAL, STATE, AND LOCAL TAX LAWS, AND OF FOREIGN TAX LAWS AND
(II) THE EFFECT OF CHANGES IN LAW, INCLUDING CHANGES HAVING RETROACTIVE EFFECT.

                                  THE SPIN-OFF

MANNER OF EFFECTING THE DISTRIBUTION

    MANNER OF DISTRIBUTION; SPIN-OFF DATE. In the event that the conditions described under "The Spin-off -- Conditions to the Spin-off; Right of PKS to Abandon, Defer or Modify the Spin-off" are satisfied, and unless the PKS Board of Directors has exercised its right to abandon the Spin-off if it determines such action would be in the best interest of PKS and its stockholders, the Spin-off will be effected on the Spin-off Date to holders of record of Class D Stock on such date, including Class D Stock issued in the Exchange Offer. Such holders of Class D Stock will become holders of record of the Spin-off Stock to which they are entitled on or promptly after the Spin-off Date. PKS currently anticipates that the Spin-off Date will be the day after the Expiration Date of the Exchange Offer. PKS expressly reserves the right, in its sole discretion, to defer the Spin-off Date if it determines that such action is in the best interest of PKS and its stockholders, but once the Exchange Offer is consummated, the Spin-off will be consummated promptly thereafter.

    The number of shares of Spin-off Stock to be distributed in respect of each outstanding share of Class D Stock will be determined on the Spin-off Date. Such determination will be based on the number of shares of Class D Stock outstanding on the Spin-off Date and accordingly will depend on the number of shares of Class D Stock issued pursuant to the Exchange Offer. See "The Exchange Offer," "Overview -- The Spin-off" and "Overview -- The MFS Recapitalization."

    As an administrative and cost-saving convenience, no certificates or scrip representing, or cash in lieu of, fractional shares of Spin-off Stock will be issued to holders of Class D Stock as part of the Spin-off. To the extent fractional shares of Spin-off Stock would otherwise be issued to holders of Class D Stock in the Spin-off, PKS will apply a convention whereby such fractional shares are rounded to whole shares without affecting the total number of shares of Spin-off Stock. For this purpose, PKS will calculate the aggregate number of shares of MFS Common Stock and MFS Preferred Stock, respectively, that would otherwise be issuable as fractional shares. Of such number of shares, one whole share will be distributed to each of those holders of Class D Stock who would otherwise be entitled to receive fractional shares of such stock, in the order of the magnitude of such fractions, until all of such shares have been distributed. The remaining holders of Class D Stock will not be entitled to receive any consideration in respect of the fractional shares otherwise issuable to them.

    The shares of Spin-off Stock will be fully paid and nonassessable, and the holders thereof will not be entitled to preemptive rights. The MFS Preferred Stock is subject, by its terms, to restrictions on the transfer of such stock and is subject to the irrevocable proxy to be granted by KDG to the Secretary and Assistant Secretary of MFS. See "Description of Securities -- MFS Common Stock" and "-- MFS Preferred Stock."

    Certificates representing Spin-off Stock will be mailed to holders of Class D Stock as soon as practicable after the Spin-off Date. Because the Spin-off will require issuance and mailing of a significant number of stock certificates, a delay of approximately two to three weeks in delivery of the certificates representing Spin-off Stock might occur.

    PKS will mail the certificates representing the Spin-off Stock to each holder of Class D Stock of record on the Spin-off Date unless PKS has received written notification from such holder at least five business days prior to the date that the certificates representing the Spin-off Stock are to be mailed, that some or all of the Spin-off Stock received in the Spin-off is to be delivered to a lending institution pursuant to a borrowing arrangement between the holder and such lending institution. However, even if no notice is received by PKS to such effect, PKS reserves the right to deliver the Spin-off Stock received by a holder of Class D Stock in the Spin-off to a lending institution if PKS believes in good faith that such lending institution is entitled to receive such Spin-off Stock pursuant to a borrowing arrangement with the holder of Class D Stock.

    No holder of Class D Stock will be required to pay any cash or other consideration, or to surrender or exchange shares of Class D Stock or to take any other action in order to receive the Spin-off Stock pursuant to the Spin-off.

LISTING AND TRADING OF SPIN-OFF STOCK

    MFS COMMON STOCK. MFS Common Stock is currently traded on the Nasdaq National Market under the symbol "MFST." It is expected that the MFS Common Stock will continue to be traded on the Nasdaq National Market after the Spin-off. Because the obligation of PKS to repurchase the Class D Stock under the circumstances and upon the terms and conditions set forth in PKS's Certificate of Incorporation will not apply to the Spin-off Stock, the ability of a holder of MFS Common Stock to realize value upon a sale of such stock will be entirely dependent on the market for the MFS Common Stock. The prices at which the MFS Common Stock will trade after the Spin-off will be determined by the marketplace and may be influenced by many factors, including, among others, the continuing depth and liquidity of the market for MFS Common Stock, investor perception of MFS, the industries in which its businesses participate and
general economic and market  conditions. On [                  ], 1995 the  last
reported  sale price of the MFS Common  Stock as reported by the Nasdaq National
Market was $[       ].  See "Market  for Registrant's Common  Stock and  Related
Stockholder Matters" in the MFS Annual Report on Form 10-K incorporated herein by reference for information regarding historical ranges of trading prices on MFS Common Stock.

    Shares of MFS Common Stock distributed in the Spin-off, after giving effect to the MFS Recapitalization, will constitute approximately 65% of the MFS Common Stock outstanding. Despite the agreements entered into with the directors of PKS and MFS in connection with the Spin-off described at "Certain Transactions -- Agreements Regarding Restrictions on Transfer of Spin-off Stock" below, a substantial number of shares of MFS Common Stock will become available for future sale in the public market after the Spin-off. Sales of substantial numbers of such shares in the public market in the future could adversely affect the market price of the MFS Common Stock and could impair MFS's ability to raise additional capital through the sale of its equity securities.

    Shares of MFS Common Stock received by holders of Class D Stock in the Spin-off will be freely transferable, except for shares of MFS Common Stock received by directors of PKS and MFS as described below and shares of MFS Common Stock received by persons who may be deemed to be "affiliates" of MFS within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of MFS after the Spin-off will generally include individuals or entities that control, are controlled by, or are under common control with MFS and include directors of MFS. Persons who are affiliates of MFS will be permitted to sell their shares of MFS Common Stock received in the Spin-off only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. See "Certain Transactions -- Certain Agreements Between PKS and MFS -- The Distribution Agreement" for a discussion of the proposed grant to certain affiliates of MFS of registration rights with respect to the Spin-off Stock.

    In connection with the recent DECS offering by MFS, MFS has entered into agreements with the directors of PKS (other than one director of PKS who was elected after the closing of the DECS offering) and the directors of MFS who are holders of Class D Stock regarding the MFS Common Stock to be received by such directors as a result of the Spin-off. The agreements prohibit resales of such MFS Common Stock for a period of two years from May 24, 1995, subject to certain exceptions. See "Certain Transactions -- Agreements Regarding Restrictions on Transfer of Spin-off Stock."

    MFS PREFERRED STOCK. The terms of the MFS Preferred Stock provide that the MFS Preferred Stock is non-transferable for a period of six years, with limited exceptions, and is redeemable at the option of MFS beginning at the end of such six-year period. Accordingly, the MFS Preferred Stock received in the Spin-off will not have any realizable resale value until the earlier of (i) its conversion into MFS Common Stock at the option of the holder beginning on the first anniversary of the date of issuance thereof or (ii) the expiration of the six-year transfer restriction. Even at the end of such six-year period there will likely be no public trading market for the MFS Preferred Stock. See "Description of Securities -- MFS Preferred Stock." MFS does not intend to apply for listing of the MFS Preferred Stock on any national securities exchange, on the Nasdaq National Market or in the over-the-counter market.

CERTAIN EFFECTS OF SPIN-OFF ON CLASS D STOCK

    Because a significant portion of the current Class D Formula Value is attributable to MFS, the Class D Formula Value will be significantly reduced when the Spin-off is consummated. Accordingly, the price at which holders of Class D Stock can sell such stock to PKS after the Spin-off pursuant to the Company's obligation to repurchase such Class D Stock under the Company's Certificate of Incorporation, I.E., the Class D Per Share Price, will be significantly reduced. See "Overview -- The Spin-off." Furthermore, if and when the Class D Stock becomes Publicly Traded, the Company's obligation to repurchase such stock will cease. The Class D Stock is freely transferable. However, there is no established trading market for the Class D Stock, and there has only been limited trading activity in the past.

    The PKS Board of Directors has considered and will in the future again consider the feasibility and desirability of listing the Class D Stock on a national securities exchange or on the Nasdaq National Market or in the over-the-counter market or taking other action to facilitate the Public Trading of the Class D Stock. The ability to provide for the listing of the Class D Stock on a securities exchange or on Nasdaq will be subject to the laws, regulations and listing eligibility criteria in effect from time to time. See "Risk Factors -- Effect of Class D Stock Becoming Publicly Traded."

    A lender that has extended credit secured by PKS stock, in making decisions as to how much credit to extend against the collateral held by such lender, may assign a different loan-to-value ratio to the Class D Stock and the Spin-off Stock after the Spin-off as compared to the loan-to-value ratio assigned to the Class D Stock before the Spin-off. Furthermore, the Class D Per Share Price may be less readily predictable than the Class B&C Per Share Price has historically been, and the market value of the MFS Common Stock is expected to be more volatile than the Class D Per Share Price has historically been. A decline in the Class D Per Share Price of Class D Stock pledged to a lender or a decline in the value of MFS Common Stock pledged to a lender could result in the lender requiring that the borrower pledge additional collateral. Accordingly, persons who have pledged Exchangeable Stock to a lender and who are considering participation in the Exchange Offer, or who have pledged Class D Stock to a lender, should consult with their lender as to the effect of the Spin-off on their loan arrangements.

CONDITIONS TO THE SPIN-OFF; RIGHT OF PKS TO ABANDON, DEFER OR MODIFY THE
SPIN-OFF

    PKS will not consummate the Spin-off unless the MFS Recapitalization has been approved by the holders of a majority of MFS Common Stock voting at the MFS 1995 annual stockholders meeting. Further, the Spin-off will not be consummated unless the Ruling shall be substantially in effect with respect to the Spin-off as of the Spin-off Date. There are no federal or state regulatory requirements or approvals that must be complied with or obtained as a condition of the Spin-off.

    PKS expressly reserves the right, whether or not any of the foregoing conditions shall have been satisfied, (i) to defer the Spin-off (to a date certain or indefinitely) or (ii) to abandon the Spin-off if it determines for any reason that such action is in the best interest of PKS and its stockholders. The Spin-off will not necessarily be abandoned in the event the Exchange Offer is abandoned. However, once the Exchange Offer has been consummated, the Spin-off will be consummated promptly thereafter.

    PKS also reserves the right, at any time or from time to time, if the PKS Board of Directors determines for any reason that such action would be in the best interest of PKS and its stockholders and whether or not any of the foregoing conditions shall have been satisfied, to modify the terms of the Spin-off in any respect by giving notice of such modification to the holders of Class D Stock (and, prior to the Expiration Date of the Exchange Offer, to the holders of Exchangeable Securities).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE SPIN-OFF

    The following discussion sets forth the material United States federal income tax consequences of the Spin-off and certain related transactions under existing law.

    SPIN-OFF CONSIDERATIONS. PKS has received rulings from the IRS (the "Spin-off Tax Rulings") relating to the treatment for United States federal income tax purposes of both the Spin-off and the preliminary spin-off by KDG to PKS of the MFS Common Stock and MFS Preferred Stock held by KDG after the MFS Recapitalization (the "Preliminary Spin-off"). The continuing validity of the Spin-off Tax Rulings is subject to the validity of certain representations and assumptions made in connection with obtaining such rulings. PKS is not aware of any facts or circumstances that should cause such representations and assumptions to be untrue.

    The Spin-off Tax Rulings provide, among other things, that both the Spin-off and the Preliminary Spin-off will qualify as tax-free spin-offs under section 355 of the Code. The Spin-off Tax Rulings also provide that for United States federal income tax purposes:

        (1) No gain or loss will be recognized by the holders of the Class D stock upon the distribution of the Spin-off Stock in the Spin-off;

        (2) Except as provided under section 367(e) of the Code (relating to distributions to non-United States shareholders), no gain or loss will be recognized by PKS upon the distribution of the Spin-off Stock in the Spin-off;

        (3) No gain or loss will be recognized by either PKS or KDG upon the distribution of the Spin-off Stock in the Preliminary Spin-off;

        (4) Assuming a holder of Class D Stock holds such stock as a capital asset, such holder's holding period for the Spin-off Stock will include the period during which such Class D Stock was held; and

        (5) The tax basis of the Class D Stock held by a PKS stockholder immediately prior to the Spin-off will be apportioned (based upon relative market values at the time of the Spin-off) among the Class D Stock held immediately after the Spin-off and the MFS Common Stock and MFS Preferred Stock received by such stockholder in the Spin-off.

    The allocation of tax basis described above should be calculated separately for each block of shares of Class D Stock with respect to which MFS Common Stock or MFS Preferred Stock is received; that is, separately for each block of shares of Class D Stock that was acquired at a different time or at a different cost from any other block. As soon as practicable following the Spin-off, PKS intends to make available to its stockholders information regarding the allocation of basis between the Class D Stock and the Spin-off Stock.

    Treasury regulations governing section 355 of the Code require that all PKS stockholders who receive Spin-off Stock attach statements to their federal income tax returns for the taxable year in which they receive such stock, which statements show the applicability of section 355 of the Code to the Spin-off. PKS will provide each PKS stockholder with the information necessary to comply with this requirement.

    If, contrary to the Spin-off Tax Rulings, the Spin-off were taxable, then, among other consequences, (i) corporate level income taxes would be payable by the consolidated group of which PKS is the common parent, based upon the amount by which the fair market value of the Spin-off Stock distributed in the Spin-off exceeds PKS's basis therein and (ii) each holder of Class D Stock who receives shares of Spin-off Stock would be treated as if such stockholder received a taxable distribution, taxed first as a dividend to the extent of such stockholder's pro rata share of PKS's available current and accumulated earnings and profits, then as a tax-free recovery of such stockholder's tax basis in his or her Class D Stock, and finally as a sale or exchange of property to the extent of any excess amount.

    POST-SPIN-OFF CONSIDERATIONS. Each share of MFS Preferred Stock received in the Spin-off will be convertible and redeemable according to its terms, as described below. In addition, each share of such stock will be entitled to receive annual cumulative dividends, payable solely in cash. Any accrued but unpaid dividends at the time of redemption or conversion of the MFS Preferred Stock will be reflected in the redemption or conversion consideration for such stock. See "Description of Securities -- MFS Preferred Stock."

    No tax rulings have been sought from the IRS (and none will be requested) with respect to any tax issues associated with either the possible redemption or conversion of the MFS Preferred Stock subsequent to the Spin-off or the accrual or payment of dividends on such stock subsequent to the Spin-off. In addition, potential holders of MFS Preferred Stock should be aware that the United States federal income tax treatment of any such redemption or conversion and of dividends paid or accrued on the MFS Preferred Stock may be controlled or affected by the particular facts or circumstances associated with a particular holder or transaction, changes in those facts or circumstances, intervening events, changes in, or reinterpretations of, law, and other factors. Subject to both this qualification and the general qualification set forth below concerning persons consulting their own tax advisors, PKS has been advised by Sutherland, Asbill & Brennan that, in their opinion, the following United States federal income tax consequences should follow with respect to the MFS Preferred Stock after the Spin-off:

        (1) Except with respect to the possible receipt of cash in lieu of a fractional share of MFS Common Stock and as described in paragraph (5) below, no gain or loss should be recognized by a holder of MFS Preferred Stock upon a conversion of such stock into MFS Common Stock or a redemption of such stock for MFS Common Stock;

        (2) Individual holders of MFS Preferred Stock should obtain sale or exchange treatment on a redemption of such stock for cash if the redemption meets one of the tests of section 302(b) of the Code (relating to distributions in redemption of stock);

        (3) Individual holders of MFS Preferred Stock should be considered to have received a taxable distribution on such stock if a redemption of such stock for cash does not meet one of the tests of section 302(b) of the Code; in that event, the distribution will be subject to tax as a dividend to the extent of MFS's available current and accumulated earnings and profits, then as a tax-free recovery of the holder's tax basis in such stock, and then as a sale or exchange of property to the extent of any excess ("Taxable Distribution Treatment");

        (4) Current cash dividends paid on the MFS Preferred Stock should be subject to Taxable Distribution Treatment; and

        (5) In the event that MFS does not pay current cash dividends on the MFS Preferred Stock, then the United States federal income tax treatment of the accrued dividends on such stock is uncertain; in general, holders of MFS Preferred Stock either should be treated as if they had received an annual dividend of MFS Common Stock equal in amount to the amount of the accrued but unpaid cash dividend ("Case I") or should have no United States federal income tax consequences until the MFS Preferred Stock is converted or redeemed or a subsequent cash dividend is paid on the stock ("Case II"), although other treatments may be possible.

    Under Case I, any stock dividend deemed paid on the MFS Preferred Stock should be subject to Taxable Distribution Treatment. Under Case II, if a subsequent cash dividend is paid, then the dividend should be subject on receipt to Taxable Distribution Treatment; if a subsequent cash dividend is not paid, but the holder of the MFS Preferred Stock receives additional cash or shares of MFS

Common Stock for the accrued but unpaid dividends at the time of redemption or conversion of the MFS Preferred Stock, then the amount of cash or the value of the shares of MFS Common Stock received by the holder in excess of the issue price of the redeemed or converted MFS Preferred Stock should constitute a distribution from MFS that will be subject on redemption or conversion to Taxable Distribution Treatment. PKS understands that MFS has not made a decision whether it will treat any accrued but unpaid cash dividends under Case I, under Case II, or in some other manner.

    Under proposed legislation, corporate and other non-individual holders of MFS Preferred Stock may have a cash redemption of their shares of such stock treated differently from a cash redemption of shares of MFS Preferred Stock held by individuals. Potential non-individual holders of MFS Preferred Stock should consult their own tax advisors regarding this issue.

    THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND CERTAIN RELATED TRANSACTIONS UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION MAY NOT ACCURATELY DESCRIBE THE TREATMENT OF HOLDERS OF CLASS D STOCK AND POTENTIAL HOLDERS OF SPIN-OFF STOCK IF SUCH HOLDERS RECEIVED SUCH STOCK AS COMPENSATION, ARE FOREIGN PERSONS, OR ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL HOLDERS OF CLASS D STOCK AND POTENTIAL HOLDERS OF SPIN-OFF STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM OF BOTH THE SPIN-OFF AND ANY TRANSACTIONS INVOLVING THE SPIN-OFF STOCK, INCLUDING (I) THE APPLICATION OF UNITED STATES FEDERAL, STATE, AND LOCAL TAX LAWS, AND OF FOREIGN TAX LAWS AND (II) THE EFFECT OF CHANGES IN LAW. PKS HAS RECEIVED CERTAIN WRITTEN ADVICE FROM THE NEBRASKA DEPARTMENT OF REVENUE REGARDING CERTAIN NEBRASKA STATE TAX CONSEQUENCES OF BOTH THE SPIN-OFF AND POST-SPIN-OFF TRANSACTIONS INVOLVING THE STOCK OF PKS AND MFS. FOLLOWING THE SPIN-OFF, PKS WILL PROVIDE CERTAIN INFORMATION REGARDING THE WRITTEN ADVICE TO HOLDERS OF CLASS D STOCK WHO RECEIVE SPIN-OFF STOCK AND EITHER ARE RESIDENTS OF NEBRASKA OR REQUEST SUCH INFORMATION.

    PKS has been advised that the Spin-off will not be a tax-free distribution for Canadian income tax purposes, and that a holder of Class D Stock will be required to include in income for such purposes the fair market value of the MFS Common Stock and MFS Preferred Stock received. PKS has requested a remission order from the Department of Finance in Canada that would remit the tax otherwise payable by the Canadian-resident holders of the Class D Stock in respect of this income inclusion. PKS does not know whether the requested order will be issued, but PKS has been advised that there is a significant possibility that it will not be issued.

                              CERTAIN TRANSACTIONS

INTENTIONS OF CERTAIN SIGNIFICANT STOCKHOLDERS REGARDING PARTICIPATION IN EXCHANGE OFFER

    Each of Messrs. Richard Colf, Richard Geary, Bruce Grewcock, William Grewcock, Richard Jaros, Tait Johnson, Lee Kearney, Kenneth Stinson, and George Toll, Jr. (I.E., the members of the PKS Board of Directors who are holders of Class C Stock other than Messrs. Walter Scott, Jr. and Robert Julian) has advised PKS in writing that he will not tender in the Exchange Offer any shares of Class C Stock held by him.

    Furthermore, each of Messrs. Roy Cline, Allan Kirkwood, Ronald Minarcini, and Thomas Stortz (I.E., the members of the KCG board of directors who are holders of Class C Stock and who are not also directors of PKS), and one of such KCG directors who is anticipating retirement, has advised PKS in writing that he will not tender in the Exchange Offer any shares of Class C Stock held by him.

    Walter Scott, Jr., the Chairman of the Board and President of PKS and a member of the board of directors of each of KCG and MFS, has advised PKS of his present intention to tender in the Exchange Offer 471,000 shares of the total of 1,471,000 shares of Class C Stock held by him, reflecting his assessment (based on his assumptions as to the amount of Class C Stock to be offered for sale by PKS and the amount of such stock to be repurchased by PKS or converted to Class D Stock) of the number of shares of such stock he would otherwise be required to sell to PKS or convert to Class D Stock within the next few years by virtue of the percentage limitations on ownership of Class C Stock contained in the PKS Certificate of Incorporation. In addition, FirsTier Bank, N.A., the trustee under four irrevocable trusts created by Mr. Scott for the benefit of members of his family, has preliminarily advised PKS that it is likely, subject to its review of this Prospectus, to tender in the Exchange Offer the 884,400 shares of Class B Stock held in the aggregate by such trusts.

    Robert Julian, who is a member of the board of directors of each of PKS and MFS but not of KCG, has advised PKS of his current intention to tender in the Exchange Offer all of the Class C Stock held by him, reflecting the fact that his responsibilities with PKS relate primarily to the Diversified Group. In addition, FirsTier Bank, N.A., the trustee under two irrevocable trusts created by Mr. Julian for the benefit of members of his family, has preliminarily advised PKS that it is likely, subject to its review of this Prospectus, to tender in the Exchange Offer the 55,200 shares of Class C Stock held in the aggregate by such trusts.

    Based on the foregoing indications of intent regarding participation in the Exchange Offer, the following table shows the expected holdings of Class C Stock and Class D Stock after giving effect to the consummation of the Exchange Offer of (i) each member of the PKS Board of Directors, (ii) the PKS Directors as a group and (iii) each person who is a director of KCG but not of PKS, as a group.

                                                                  PERCENT OF                                     PERCENT OF
                                            NUMBER OF             SHARES OF               NUMBER OF              SHARES OF
                                            SHARES OF         CLASS C STOCK (1)           SHARES OF          CLASS D STOCK (1)
NAME                                      CLASS C STOCK   SCENARIO 1     SCENARIO 2     CLASS D STOCK    SCENARIO 1     SCENARIO 2
- ----------------------------------------  -------------  -------------  -------------  ---------------  -------------  -------------
Walter Scott, Jr........................     1,000,000           8.4           10.1          2,804,851(2)        12.4         11.9
Kenneth E. Stinson......................       626,412           5.3            6.3             36,412(3)           *            *
Richard Geary...........................       528,768           4.5            5.3            161,020(4)           *            *
George B. Toll, Jr......................       371,883           3.1            3.8             87,711            *              *
Richard W. Colf.........................       363,217           3.1            3.7             72,282            *              *
Leonard W. Kearney......................       264,009           2.2            2.7            172,282(5)           *            *
Tait P. Johnson.........................       173,433           1.5            1.8             43,433            *              *
Bruce E. Grewcock.......................       159,775           1.3            1.6             52,775            *              *
Richard R. Jaros........................        51,544             *              *            101,639            *              *
William L. Grewcock.....................        22,048             *              *          1,164,323          5.1            5.0
Robert E. Julian........................       --             --             --                381,075(6)         1.7          1.6
James Q. Crowe..........................       --             --             --                134,281            *              *
Robert B. Daugherty.....................       --             --             --                  9,000            *              *
Charles M. Harper.......................       --             --             --                  9,000            *              *
Peter Kiewit, Jr........................       --             --             --                  2,000            *              *
PKS Directors as a group................     3,559,089          30.0           36.0          5,232,084         23.2           22.3
Other KCG Directors as a group..........       388,680           3.3            3.9            159,428            *              *

- ------------------------
(1) Calculated assuming, in two separate scenarios, that 3,000,000 shares (Scenario 1) and 5,000,000 shares (Scenario 2) of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer.

(2) Does not include 1,950,691 shares of Class D Stock held in irrevocable trusts for family members of Mr. Scott under which the trustee is required to vote with the Company.

(3) Does not include 20,000 shares of Class D Stock held in trusts by Mr. Stinson's children.

(4)  Does not include 40,000 shares of Class D Stock held by Mrs. Geary.

(5)  Does not include 25,231 shares of Class D Stock held by Mrs. Kearney.

(6) Does not include 78,196 shares of Class D Stock held in irrevocable trusts for family members of Mr. Julian under which the trustee is required to vote with the Company.

 *   Less than 1% of the class.

OPTION AGREEMENT AMONG CERTAIN MEMBERS OF THE PKS BOARD REGARDING SPIN-OFF STOCK

    Pursuant to an agreement among Richard Geary, William Grewcock and Walter Scott, Jr., in the event the Spin-off is consummated, Mr. Geary would have the option to sell to Messrs. Grewcock and Scott all of the shares of MFS Common Stock and MFS Preferred Stock received by Mr. Geary in connection with the Spin-off. Each of Messrs. Geary, Grewcock and Scott is a member of the PKS Board of Directors and a holder of Class D Stock. Mr. Scott is also a member of the MFS Board of Directors, and Mr. Grewcock has been nominated by management of MFS to be elected to the MFS Board of Directors at the MFS 1995 annual meeting of stockholders. The option is exercisable at any time within six months after the Spin-off is consummated. The purchase price per share of such stock would be, in the case of the MFS Common Stock, the lowest of (i) the closing price of such stock on the date the Spin-off is consummated, (ii) the closing price of such stock on the date on which notice of exercise of the option is delivered and
(iii) $35.00, and, in the case of the MFS Preferred Stock, $1.00 per share. Unless Messrs. Grewcock and Scott otherwise agree, in the event the option is exercised, they would each pay one-half of the total purchase price and receive one-half of the stock subject to the option. Any such shares purchased by Messrs. Grewcock and Scott would continue to be subject to the agreements described below.

AGREEMENTS REGARDING RESTRICTIONS ON TRANSFER OF SPIN-OFF STOCK

    In connection with MFS's DECS offering, each director of PKS (other than Mr. Johnson, who was elected to the PKS Board of Directors after the closing of the DECS offering) and each director of MFS has entered into an agreement with MFS under which such director is committed not to sell or otherwise transfer any shares of MFS Common Stock received by him as a result of the Spin-off (including MFS Common Stock received upon conversion of MFS Preferred Stock received in the Spin-off) for a period of two years after the closing of the DECS offering (I.E., until May 24, 1997), subject to the following exceptions:

    (1) After the first year, each such director and any person to whom such director transfers shares pursuant to clauses (2) and (5) below may sell an aggregate of 50,000 shares of such MFS Common Stock.

    (2) Such MFS Common Stock may be transferred to family members or trusts for their benefit or in connection with estate planning.

    (3) Such MFS Common Stock may be pledged to third party lenders, which would be permitted to resell such stock in the event of a default, provided that any shares so sold by pledgees will count against the 50,000 share limit described in clause (1) above.

    (4) Such MFS Common Stock may be tendered in offers made to MFS stockholders generally.

    (5) Such MFS Common Stock may be sold to other directors of PKS or MFS.

    The foregoing restrictions will not apply to MFS Common Stock distributed with respect to shares of Class D Stock which were held as of March 31, 1995 by
(i) a trust or other entity not controlled by the director in question, or (ii) family members of the director. Further, MFS Common Stock distributed with respect to shares of Class D Stock pledged by the director as of such date to third party lenders may be delivered to the pledgees and will not be subject to the foregoing restrictions.

    The restrictions imposed by the agreements are subject to waiver by MFS with the consent of the representatives of the underwriters of the DECS offering, which consent may not be withheld unreasonably.

CERTAIN AGREEMENTS BETWEEN PKS AND MFS

    PKS and MFS have entered into certain agreements with respect to the MFS Recapitalization, the Spin-off and the relationships between the two companies following the Spin-off. These agreements are described below.

    THE SECURITIES PURCHASE AGREEMENT. MFS and KDG have entered into a Securities Purchase Agreement with respect to the acquisition by PKS from MFS of the MFS Preferred Stock. Under the Securities Purchase Agreement, MFS has agreed to effect the MFS Recapitalization by issuing to KDG, immediately before the Spin-off, 15,000,000 shares of MFS Preferred Stock in exchange for the transfer by KDG to MFS of 2,900,000 shares of MFS Common Stock held by KDG. The MFS Recapitalization is subject to the approval of the MFS common stockholders. See "The Exchange Offer -- Conditions to the Exchange Offer."

    Under the Securities Purchase Agreement, KDG has agreed to grant to the Secretary and Assistant Secretary of MFS an irrevocable proxy to vote all of the shares of MFS Preferred Stock in proportion to the vote of the holders of MFS Common Stock on all matters other than the election of directors and matters as to which the holders of MFS Preferred Stock vote as a separate class. Holders of Class D Stock who receive MFS Preferred Stock in the Spin-off will receive such MFS Preferred Stock subject to such irrevocable proxy. Accordingly, holders of MFS Preferred Stock will have voting rights only with respect to the election of directors of MFS and those other matters.

    THE DISTRIBUTION AGREEMENT. PKS and MFS have entered into a Distribution Agreement. The Distribution Agreement provides, among other things, for the principal corporate transactions necessary to consummate the Spin-off, including the MFS Recapitalization and certain corporate reorganizations by MFS necessary to receive the Ruling. In addition, the Distribution Agreement provides that MFS will sell to PKS 28,986 shares of MFS Common Stock immediately prior to the Spin-off, at a price of $1,000,000 in cash (or approximately $34.50 per share).

    PKS and MFS entered into a Noncompetition Agreement in connection with the May 1993 initial public offering of Common Stock by MFS (the "MFS IPO"). The Noncompetition Agreement will terminate as a result of the Spin-off. Under the Distribution Agreement, however, PKS has represented to MFS that PKS has no present intent to engage, directly or indirectly, in the provision of telecommunications services to business or government users, except for those activities that are currently permitted under the Noncompetition Agreement.

    Under the Distribution Agreement and subject to the terms of the agreements described under " -- Agreements Regarding Restrictions on Transfer of Spin-off Stock" above, MFS has agreed to grant to Walter Scott, Jr. and William Grewcock certain registration rights with respect to all the MFS Common Stock held by them after the Spin-off, exercisable at their expense, similar to those granted to KDG by MFS pursuant to a registration rights agreement entered into between KDG and MFS in connection with the MFS IPO. See "The Spin-off -- Listing and Trading of Spin-off Stock -- MFS Common Stock."

    The Distribution Agreement provides that each of PKS and MFS will be granted access to certain records and information in the possession of the other company, and requires that each of PKS and MFS retain all such information in its possession for a period of five years following the Spin-off. Under the Distribution Agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

    The Distribution Agreement provides that, except for the expenses of registration of the Offered Stock under the Securities Act, which will be paid by PKS and except as otherwise set forth in the Distribution Agreement or in any related agreement, all costs and expenses in connection with the Spin-off will be paid by the party incurring such expenses. Any expenses that cannot be allocated on such basis will be split equally between PKS and MFS.

    The Distribution Agreement provides that PKS has no obligation to consummate the MFS Recapitalization or to consummate the Spin-off.

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
                              RECENT DEVELOPMENTS

WHITNEY LITIGATION

    In 1974, a subsidiary of PKS ("Kiewit"), entered into a lease with Whitney Benefits, Inc., a Wyoming charitable corporation ("Whitney"). Whitney is the owner, and Kiewit is the lessee, of a coal deposit underlying a 1,300 acre tract in Sheridan County, Wyoming. The coal was rendered unmineable by the Surface Mining Control and Reclamation Act of 1977 ("SMCRA"), which prohibited surface mining of coal in certain alluvial valley floors significant to farming. In 1983, Kiewit and Whitney filed an action in the U.S. Court of Federal Claims ("Claims Court"), alleging that the enactment of SMCRA constituted a taking of their coal without just compensation. In 1989, the Claims Court ruled that a taking had occurred and awarded plaintiffs the 1977 fair market value of the property ($60 million) plus interest. In 1991, the U.S. Supreme Court denied certiorari. The government filed two post-trial motions in the Claims Court during 1992. The government requested a new trial to redetermine the 1977 value of the property. The government also filed a motion to reopen and set aside the 1989 judgment as void and to dismiss plaintiffs' complaint for lack of jurisdiction. In May 1994, the Claims Court entered an order denying both motions. In February 1994, the Claims Court issued an opinion which provided that the $60 million judgment would bear interest compounded annually from 1977 until payment. The government appealed the February 1994 and May 1994 orders. A hearing on the appeals was held in February 1995.

    On May 5, 1995, the government and the plaintiffs entered into a settlement agreement. In settlement of all claims the government will pay plaintiffs $200 million and plaintiffs will deed the coal underlying the real property to the government. Kiewit and Whitney agreed in 1992 that Kiewit would receive 67.5 percent of any award and Whitney would receive the remainder. In accordance with this agreement, Peter Kiewit Sons' Co., a subsidiary of KDG, received a cash payment of approximately $135 million on June 2, 1995. The after-tax effect of such payment will be to increase the Class D Per Share Price, effective beginning on January 1, 1996, by approximately $3.50 over the Class D Per Share Price that otherwise would have been in effect for 1996. The settlement will not affect the Class D Per Share Price in effect for the remainder of 1995.

DECS OFFERING

    Pursuant to the DECS offering, MFS issued 9,500,000 Depositary Shares, each representing an interest in the DECS. The Depositary Shares were sold at an issue price of $33.50 per share. Each such Depositary Share is automatically convertible on June 15, 1999, if not previously redeemed by MFS or converted at the option of the holder (as described below), into one share of MFS Common Stock; provided, however, that if the Spin-off is not consummated prior to January 1, 1997, each outstanding Depositary Share is automatically convertible into 1.05 shares of MFS Common Stock subject, in each case, to adjustment upon the occurrence of certain events. The DECS (and the related Depositary Shares) are redeemable, in whole or in part, at the option of MFS on or after June 15, 1998 but before June 15, 1999 at the call price in effect on the date of redemption divided by the then-current market price of MFS Common Stock, payable in shares of MFS Common Stock. The DECS (and thereby the Depositary Shares) are convertible, in whole or in part, at the option of the holder of the Depositary Shares at any time prior to June 15, 1999 (unless previously redeemed) into .820 shares of MFS Common Stock per Depositary Share (reflecting an initial conversion premium of 22% to the market price of the MFS Common Stock), subject to adjustment upon the occurrence of certain events. However, if the holder converts on or after January 1, 1997 and the Spin-off is not consummated prior to such date, the holder will receive .855 shares of MFS Common Stock per Depositary Share (reflecting a decreased premium of 17% to the market price of the MFS Common Stock at the date of issuance of the DECS), subject to adjustment upon the occurrence of certain events.

    Dividends on the Depositary Shares are cumulative and are payable in either cash or shares of MFS Common Stock at the option of MFS. The DECS rank prior to the MFS Common Stock and the MFS Preferred Stock with respect to payment of dividends and on a parity with the MFS Preferred Stock upon liquidation. The Depositary Shares have qualified for inclusion in the Nasdaq National Market.

AUTHORIZATION OF PREFERRED STOCK OF MFS

    Under the terms of the MFS certificate of incorporation, the MFS Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges, as shall be determined by the MFS Board of Directors. At a meeting of the MFS Board of Directors on April 26, 1995, the MFS Board approved, and resolved to submit to the MFS stockholders for approval at the 1995 MFS annual stockholders meeting
which is presently expected to be held on  [             ], 1995, a proposal  to
increase the number of authorized shares of preferred stock from 1,000,000 to 25,000,000.

    The purpose of authorizing the MFS Board of Directors to issue preferred stock and to determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of MFS. If the MFS
Recapitalization is approved by a majority of the common stockholders of MFS present in person or by proxy and voting at the 1995 MFS annual stockholders meeting and subsequently consummated, 15,000,000 shares of MFS Preferred Stock will be issued to KDG and distributed to holders of Class D Stock in the Spin-off.

CORPORATE GOVERNANCE OF MFS

    At a meeting of the MFS Board of Directors on April 26, 1995, the MFS Board approved, and resolved to submit to the stockholders of MFS for approval at the 1995 annual meeting of MFS stockholders, certain amendments to the MFS certificate  of  incorporation,  which  include  proposals  to:  amend  the  MFS certificate of incorporation to divide the MFS Board of Directors into three classes, prohibit stockholders of MFS from taking action by written consent; require that special meetings of stockholders be called only by the MFS Board or the chairman of the MFS Board; and require the affirmative vote of at least 66 2/3% of the outstanding shares of stock of MFS entitled to vote thereon to adopt, repeal, alter, amend or rescind the by-laws of MFS. PKS has agreed that, if the MFS Recapitalization is approved by the non-PKS holders of MFS Common Stock as described herein, PKS will vote all of the shares of MFS Common Stock owned or controlled by it in favor of the proposed amendments, thus assuring their adoption. In addition, at its April 26, 1995 meeting, the MFS Board of Directors adopted certain amendments to the by-laws of MFS that prescribe specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the direction of the board of directors. The MFS Board of Directors also plans to consider in the near future the adoption of a shareholder rights plan. Notwithstanding the receipt of the requisite stockholder approval or further approval of the MFS Board, each of the proposed amendments to the MFS certificate of incorporation and the MFS by-laws, as well as the shareholder rights plan, would be implemented only upon consummation of the Spin-off.

    Each of the foregoing proposals could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of MFS for the purpose of a hostile takeover. The intent of the measures adopted by the MFS Board of Directors, however, is not to prevent an acquisition. If an offer were to be made, these measures are designated to require potential acquirers to make financially attractive non-coercive offers that treat all stockholders fairly, to guard against share accumulations in which control of MFS could pass to one or a group of stockholders without paying a control premium to the others, and to provide the MFS Board of Directors with sufficient time to consider any and all alternatives for maximizing stockholder value.

                           DESCRIPTION OF SECURITIES

PKS STOCK

    The PKS Certificate of Incorporation authorizes the Company to issue 183,250,000 shares of capital stock: 8,000,000 shares of Class B Stock; 125,000,000 shares of Class C Stock; 50,000,000 shares of Class D Stock; and 250,000 shares of no par value preferred stock.

    The primary features of the Class B Stock, the Class C Stock, and the Class D Stock are described below. The Class B Stock has the attributes of the Class C Stock, with two exceptions: (a) the Class B Stock does not have voting power, unless required by law, and (b) the PKS Board may redeem all of the Class B Stock at any time with payment at a price equal to the Class B&C Per Share Price. For purposes of discussing their common attributes, the Class B Stock and the Class C Stock are referred to herein collectively as the "Class B&C Stock."

    VOTING. The PKS Certificate of Incorporation provides that holders of Class C Stock and Class D Stock have one vote per share on all matters submitted to stockholders, except that, with respect to the election of directors, holders of Class C Stock have cumulative voting rights. Cumulative voting means that a stockholder may (i) give one nominee as many votes as the number of directors to be elected multiplied by the number of such stockholder's shares or (ii) may distribute such stockholder's votes among some or all of the director nominees. Class D directors are elected separately by the holders of Class D Stock by the plurality voting method. In plurality voting, a stockholder may vote the full number of such stockholder's shares for as many nominees as there are directors to be elected. Under both methods, after the voting is closed, the nominees are ranked in order of the number of votes received by each nominee. The highest ranking nominees are elected until the number of open directorships is filled.

    The PKS Certificate of Incorporation provides that certain corporate actions must be approved by the holders of at least 80% of the outstanding shares of Class C Stock and at least a majority of all the outstanding shares having the power to vote (I.E., the Class C Stock and the Class D Stock). Such actions are:
(1) the sale of all or substantially all of the Company's assets; (2) the merger with other corporations, other than majority-owned subsidiaries of the Company;
(3) the dissolution of the Company; (4) the creation of new classes of stock of the Company; (5) an increase or decrease in the number of authorized shares of any class of stock of the Company; (6) a change in the rights, preferences and limitations of any class of stock of the Company; (7) a change in the method of determination of the Class B&C Formula Value or the Class B&C Per Share Price; and (8) the sale of Class B Stock and Class C Stock to non-employees, including, but not limited to, in the case of a public offering. With respect to item (5) above, Delaware law requires that the holders of at least a majority of the outstanding shares of Class D Stock approve separately an increase or decrease in the number of authorized shares of Class D Stock. The Certificate of Incorporation, however, specifically provides that an increase in the number of authorized shares of Class C Stock does not require the separate approval of the holders of Class D Stock. In addition, with respect to item (6) above, the separate approval of at least a majority of the outstanding shares of Class D Stock entitled to vote thereon would be required under Delaware law to change the rights, preferences and limitations of the Class D Stock in a manner that would adversely affect the Class D Stock. Any changes in the method of determination of the Class D Formula Value or the Class D Per Share Price require approval by at least 80% of the outstanding shares of Class C Stock and Class D Stock entitled to vote thereon, voting separately.

    Amendments to the PKS Certificate of Incorporation, as well as amendments to the by-laws of the Company, require the approval of 66 2/3% of the holders of Class C Stock voting as a separate class, as well as the approval of a majority of the combined voting classes except as otherwise described above and except with respect to any provisions containing a supermajority voting requirement, which may be amended only upon the approval of a matching supermajority vote. Therefore, if the PKS Certificate of Incorporation provides that a corporate action must be approved by 80% of the holders of

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
Class C Stock and a majority of the holders of Class C Stock and Class D Stock, such provision can be amended only by the approval of 80% of the holders of Class C Stock and a majority of the holders of Class C Stock and Class D Stock.

    The holders of Class C Stock and the holders of Class D Stock shall vote together as a combined class on all other matters to be voted on by the holders of common stock, with each share of Class C Stock having one vote and each share of Class D Stock having one vote.

    THE PKS BOARD OF DIRECTORS. The PKS Certificate of Incorporation contains provisions relating to the number of, the nomination procedures regarding, and the qualifications of the directors of the Company and provides for a "classified" board of directors.

    The members of the PKS Board are "classified" as Class C directors or Class D directors. The Class C directors are elected separately by the holders of Class C Stock, and the Class D directors are elected separately by the holders of Class D Stock. The sitting PKS Board may fix, from time to time by its own resolution, the number of directors required to serve on the PKS Board of Directors. The PKS Certificate of Incorporation provides that at any time, the PKS Board must consist of at least 9, but not more than 15, directors. The holders of Class C Stock elect that number of directors that equals two-thirds of the total number of directors comprising the PKS Board at any time. The remaining directors are elected by the holders of Class D Stock. Prior to each annual meeting of PKS stockholders, the incumbent Class C directors nominate a successor slate of Class C directors, and the incumbent Class D directors separately nominate a successor slate of Class D directors.

    The PKS Certificate of Incorporation also provides that at least 80% of the Class C directors must be "inside" directors. To be eligible to be elected as an "inside" Class C director, a person must: (a) be a Class C stockholder; (b) be an officer of the Company or one of its majority-owned subsidiaries which is engaged in the construction or mining business; and (c) have been employed by the Company or such subsidiary for a full eight years prior to being nominated as a Class C director. If such an "inside" director later ceases to meet all the requisite qualifications, thereby causing the "inside" Class C directors to be less than 80% of the entire Class C directors, the other Class C directors may retain such director under certain specified circumstances. Any vacancies in Class C or Class D directorships for any reason, including but not limited to removal by the holders of Class C Stock or Class D Stock as the case may be, will be filled by the remaining Class C or Class D directors, respectively.

    The PKS Certificate of Incorporation provides that most PKS Board actions require the approval of a majority of the members of the entire PKS Board, except for certain matters which require the approval of two-thirds of the members of the PKS Board of Directors.

    DIVIDENDS. Holders of the several classes of PKS common stock are entitled to dividends when, as and if declared by the PKS Board, but only after provision is made for any dividends declared on any PKS preferred stock. Dividends on the Class D Stock will be payable only out of the Available Class D Dividend Amount; dividends on the Class B&C Stock will be payable only out of the amount legally available therefor, less the Available Class D Dividend Amount.

    Subject to the limitations set forth above, the PKS Board may at any time, in its sole discretion, declare and pay dividends on the Class B Stock and the Class C Stock only, on the Class D Stock only, or on the Class B Stock, the Class C Stock and the Class D Stock in equal or unequal amounts. However, any dividends per share declared and paid on the Class B Stock and the Class C Stock must be in equal amounts. See "-- Equalizing Stock Dividends," below.

    LIQUIDATION. Upon the liquidation or dissolution of the Company, whether voluntary or involuntary, the PKS Certificate of Incorporation provides that any funds remaining for distribution to the holders of common stock shall be distributed as described below. The PKS Board of Directors shall determine the value of the remaining assets and shall allocate such value to a "D Liquidation Account" and a "B&C Liquidation Account." Allocation to the D Liquidation Account shall be in an amount equal to the value of the Diversified Group assets plus an amount equal to 50% of the

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
aggregate stockholders' equity (whether positive or negative) of PKS and any non-operating subsidiaries of PKS. Allocation to the B&C Liquidation Account shall be in an amount equal to the value of the remaining assets. The PKS Board shall then make distributions as follows:

        (a) First, each holder of Class B&C Stock shall be paid a liquidation preference in an amount equal to $1.00 per share. The aggregate amount of such payments shall be deducted from the B&C Liquidation Account. To the extent that the initial B&C Liquidation Account is not sufficient to distribute $1.00 per share, the amount required to reach the Class B&C liquidation preference of $1.00 per share shall be deducted from the D Liquidation Account.

        (b) Second, each holder of Class D Stock shall be paid a liquidation preference in an amount equal to $2.00 per share. The aggregate amount of such distribution shall be deducted from the D Liquidation Account remaining after any deductions described in paragraph (a) above. To the extent that the D Liquidation Account is not sufficient to satisfy the aggregate amount of the Class D liquidation preference payments, an amount necessary to reach such liquidation preference may be deducted from any remaining balance in the B&C Liquidation Account.

        (c) If, after satisfying the liquidation preferences specified in paragraphs (a) and (b) above, a balance remains in the D Liquidation Account, an amount equal to that balance shall be distributed pro rata to the holders of Class D Stock. Similarly, if a balance remains in the B&C Liquidation Account, an amount equal to that balance shall be distributed pro rata to the holders of Class B&C Stock.

    Any determination by the PKS Board of Directors of asset values for liquidation purposes shall be final and may be based on the books and records of the Company. The PKS Certificate of Incorporation does not require the PKS Board to obtain appraisals or independent audits in connection with such determination.

    OWNERSHIP AND TRANSFER RESTRICTIONS. The PKS Certificate of Incorporation contains no ownership or transfer restrictions with respect to the Class D
Stock. Furthermore, purchasers of Class D Stock are not required to execute repurchase agreements as a condition to such purchase.

    Class B&C Stock may be owned only by employees of the Company and, with prior PKS Board approval, by certain authorized transferees of such employees (I.E., fiduciaries for the benefit of members of the immediate families of employees, corporations wholly owned by employees or employees and their spouses and/or children, fiduciaries for the benefit of such corporations, charities, and fiduciaries for charities designated by any such persons). Under the PKS Certificate of Incorporation, an employee of a subsidiary of which the Company owns at least a 20 percent equity interest (or any joint venture in which the Company and/or such subsidiary owns at least a 20 percent equity interest), is deemed to be an employee for purposes of Class B Stock and Class C Stock ownership and the attendant transfer restrictions. A director who is a former employee may continue to own Class B Stock and Class C Stock. No more than ten percent of the total Class B Stock and Class C Stock may be owned by any one employee and certain transferees at any time, with the exception of Walter Scott, Jr., Chairman of the Board and Chief Executive Officer of PKS, and his authorized transferees who may hold no more than 15% of the combined Class B Stock and Class C Stock outstanding at any time.

    REPURCHASE AGREEMENT. Each holder of Class C Stock is required to execute a repurchase agreement which provides that a stockholder may offer to sell all or part of the Class C Stock owned by such stockholder to the Company at any time at the Class B&C Per Share Price and that the Company must accept any such offer, with payment to be made within 60 days after the receipt of notice of the offer and of the stock certificates offered by the stockholder. Upon the tender of a part of such stockholder's shares of Class C Stock, the Company may, at its option, require the stockholder to sell all of the Class C Stock held by such stockholder back to the Company. Under the repurchase agreement, the employee may not transfer the shares of Class C Stock held by such employee except in a sale to the

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Company  or a transfer to an authorized transferee (I.E., a charity, etc.). Upon the death, termination or retirement of such employee, all Class C Stock held by the employee and by such employee's authorized transferees must be sold back to the Company.

    Under the repurchase agreement, an attempted prohibited transfer, whether voluntary or involuntary, is deemed to constitute an offer by the employee-owner which triggers the Company's duty to repurchase. The attempted transferor or attempted transferee then receives cash payment at the Class B&C Per Share Price and is deemed to have tendered the stock, which is treated as cancelled. An attempted prohibited transfer during a suspension of repurchase duties would be treated as an involuntary transfer. The sale and purchase event would be deemed complete, but payment would be deferred. See additional discussion under "-- Repurchase Duties," below.

    REPURCHASE  OF EXCESSIVE STOCK.   Upon a  determination by the  PKS Board of
Directors that the amount of Class C Stock held by an employee and/or the employee's authorized transferee is excessive in view of the Company's policy that the level of an employee's Class C Stock ownership should reflect certain factors, including but not limited to (a) the relative contribution of that employee to the economic performance of the Company, (b) the effort being put forth by such employee, and/or (c) the level of responsibility of such employee, the Company has the option to repurchase from the employee or the employee's authorized transferee an amount of stock that the PKS Board of Directors, in its discretion, believes is appropriate.

    VOTING LIMITATION. If at any time a stockholder who owns ten percent or more of the outstanding Class C Stock also owns 50 percent or more of the outstanding Class D Stock, the stockholder will lose the voting power related to such Class C Stock. Voting power will be restored when the stockholder's holdings of Class D Stock are reduced below the 50 percent level or when the stockholder's holdings of Class C Stock are reduced below the ten percent level.

    CLASS D FORMULA VALUE. The Class D Formula Value is an amount equal to (a) the aggregate stockholders' equity of the entities comprising the Diversified Group (as shown on the consolidated balance sheet contained in the audited consolidated financial statements of the Diversified Group) as of the end of the preceding fiscal year, plus (b) 50% of the aggregate stockholders' equity (whether positive or negative) of PKS (and any non-operating subsidiaries).

    CLASS D PER SHARE PRICE. The Class D Per Share Price is determined by increasing the Class D Formula Value by the portion of the face amount of any outstanding debentures convertible into Class D Stock on the date of determination. The resulting amount is then divided by the sum of (x) the total number of shares of Class D Stock issued and outstanding at the end of the fiscal year and (y) the total number of shares reserved for the conversion of convertible debentures attributable to the Diversified Group outstanding at the end of the fiscal year. This quotient is rounded to the nearest $0.05 and then reduced by the amount of dividends declared on each share of Class D Stock since the end of the prior fiscal year.

    CLASS B&C FORMULA VALUE.  The Class B&C Formula Value is an amount equal  to
(a) the total stockholders' equity of the Company (as shown on the consolidated balance sheet, and any redeemable stock not reflected in stockholders' equity, contained in the audited consolidated financial statements of the Company and its consolidated subsidiaries) as of the end of the preceding fiscal year, LESS
(b) the sum of (i) the book value of the property, plant and equipment that are utilized or associated with the Company's ordinary and regular course construction activities, (ii) the book value of any preferred stock and related dividends, and (iii) the Class D Formula Value.

    CLASS B&C PER SHARE PRICE. The Class B&C Per Share Price is determined by increasing the Class B&C Formula Value by the portion of the face amount of any outstanding debentures convertible into Class C Stock, determined as of the prior fiscal year end. The resulting amount is then divided by the sum of (x) the number of shares of Class B Stock and Class C Stock issued and outstanding as of the prior fiscal year end and (y) the number of shares of Class C Stock reserved for the conversion of

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outstanding debentures into Class C Stock as of the prior fiscal year end.  This quotient is rounded to the nearest $.05 and then reduced by the amount of dividends declared on each share of Class D Stock since the prior fiscal year.

    REPURCHASE DUTIES. Holders of Class B&C Stock may, at any time on or before the fifteenth day of any calendar month, offer to sell part or all of their Class B&C Stock to the Company at the Class B&C Per Share Price by delivering the certificate(s) representing such stock to the Company, along with a written notice offering such stock to the Company. Such offer must be accepted by the Company, and payment made for such stock (without interest), within 60 days after the receipt of such certificate(s) and such written notice by the Company. Similarly, prior to the time the Class D Stock becomes Publicly Traded, holders of Class D Stock may, at any time on or before the fifteenth day of any calendar month, offer to sell all or part of their Class D Stock to the Company at the Class D Per Share Price by delivering the certificate(s) representing such stock to the Company, along with written notice offering such stock to the Company. Such offer must be accepted by the Company, and payment made for such stock (without interest), within 60 days after receipt of such certificate(s) and such written notice by the Company.

    The PKS Board of Directors may suspend the Company's duty to repurchase Class B&C Stock upon its determination that the Class B&C Formula Value to be determined at the end of the current fiscal year is likely to be less than an amount equal to the Class B&C Formula Value determined at the end of the prior fiscal year less the aggregate amount of dividends declared on the Class B&C Stock during the current year. The suspension period shall not last more than one year from the date of the PKS Board's declaration of suspension. During the suspension period, PKS shall not accept any offer to repurchase Class B&C Stock, if such offer is made voluntarily by a stockholder. During such suspension period, the Company must continue to repurchase the Class B&C Stock from stockholders upon termination of employment, death, or in the event of other involuntary transfers, but (a) payment for such repurchases shall not be required until after the end of the suspension period, (b) such payment shall be made without interest, and (c) the repurchase price shall be the Class B&C Per Share Price determined as of (i) the end of the prior fiscal year, in the case of a suspension period that ends before July 1 of the fiscal year (provided that such computation of the Class B&C Per Share Price shall be reduced by the amount of dividends per share declared on the Class B&C Stock since the end of the prior fiscal year), or (ii) in the case of a suspension period that ends after June 30 of a fiscal year, the end of the fiscal year during which the suspension period ends.

    The PKS Certificate of Incorporation contains a similar provision applicable to the Class D Stock, which is triggered upon a PKS Board determination of a probable decline in the Class D Formula Value. The suspension provision applicable to the Class D Stock differs from the provision applicable to the Class B&C Stock because terminating employees holding Class D Stock are not required to sell such shares back to the Company, nor is the Company under a duty to repurchase such shares upon such termination. The PKS Board may suspend the repurchase duties as to Class D Stock only, Class B&C Stock only, or as to both classes. The PKS Board may also differentiate between Class B&C Stock and Class D Stock as to the duration of the suspension periods.

    LIMITATION ON CASH REPURCHASE DUTIES -- CLASS D STOCK. For various reasons, the PKS Board may determine that it is in the best interest of the Company to limit the amount of cash the Company expends in a given year to satisfy its duty to repurchase Class D Stock. Accordingly, the PKS Certificate of Incorporation contains provisions under which the obligation of the Company to repurchase Class D Stock for cash may be limited after the Company has in any fiscal year purchased shares of Class D Stock tendered to the Company in an amount equal to ten percent of the number of shares of Class D Stock outstanding at the end of the prior fiscal year (the "Ten Percent Threshold"). During a given fiscal year, until the Ten Percent Threshold is reached and subject to the suspension provisions described under "Suspension of Repurchase Duties," the Company must repurchase all shares of Class D Stock tendered to the Company. After the Ten Percent Threshold is reached, the PKS Board may declare that further cash repurchases will be limited. To enforce this limitation, the following rules are embodied in the Certificate of Incorporation. First, shares of Class D Stock may be tendered

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to the Company for  repurchase only during  the first 15  days of each  calendar month. Second, if the number of shares tendered exceeds the Ten Percent Threshold and the PKS Board declares before the end of the month that further cash payments are not in the best interest of the Company, then the PKS Board shall also declare that as to the shares already tendered, a certain portion of the shares tendered by each stockholder shall be purchased, with payment in cash, and the remainder of such shares shall be purchased, but with payment by promissory note. In setting the proportion of shares to be purchased for cash, the PKS Board may set the proportion so that the cumulative shares sold during the fiscal year is equal to the Ten Percent Threshold or the PKS Board may set some higher proportion. The promissory notes shall have a maturity date not later than 24 months after the date of tender. The PKS Board shall determine the interest rate and other terms of the notes (including the Company's prepayment rights). The PKS Board may establish different terms for notes applicable to later tender dates. Each stockholder who would otherwise receive a note in payment for the purchase of certain shares may instead elect to withdraw the tender of those shares. The stockholder may not withdraw the tender for those shares which the Company will purchase for cash. In the remaining months of the fiscal year after the date of the PKS Board's declaration invoking the repurchase limitations, the Company will continue to purchase all shares tendered (subject to the suspension provisions described above), but payment for such shares will be in the form of promissory notes, with such terms as the PKS Board may set, from time to time. The Company must make full payment within 60 days of the date of purchase at the applicable Class D Per Share Price, without interest (except for interest accrued and payable under the terms of any promissory note issued to a stockholder). The Company's repurchase duties with respect to Class D Stock will terminate when and if the Class D Stock becomes Publicly Traded.

    CONVERSION OF CLASS B&C STOCK INTO CLASS D STOCK. Any stockholder may convert some or all of such stockholder's shares of Class B Stock and Class C Stock into shares of Class D Stock by providing to the Company a written notice (a "Conversion Notice"), together with the certificate or certificates representing the shares tendered for conversion. The Company will accept Conversion Notices only during the period from and including October 15 through and including December 15 of each year. Except as provided below, the conversion shall be effective on January 1 (the "Conversion Date") following the Company's receipt of the Conversion Notice. As of the Conversion Date, the converting stockholder shall be entitled to receive certificates representing the number of shares of Class D Stock that bears the same ratio (the "Conversion Ratio") to the number of shares surrendered for conversion as the Class B&C Per Share Price at the Conversion Date bears to the Class D Conversion Price at such date. The "Class D Conversion Price" means, (x) in the case of a Conversion Date before the Class D Stock becomes Publicly Traded, the Class D Per Share Price as of the Conversion Date, or (y) in the case of a Conversion Date after the Class D Stock becomes Publicly Traded, the average trading price of the Class D Stock during the 20 trading days prior to the Conversion Date. The Company shall issue certificates of Class D Stock to converting stockholders promptly after the date (the "Ratio Date") the PKS Board of Directors determines the applicable conversion ratio. The PKS Board of Directors shall determine such conversion ratio for the Class B&C Per Share Price and the Class D Conversion Price promptly after the Company's consolidated financial statements for the fiscal year ended immediately before the Conversion Date have been certified by the Company's independent public accountants. On the Conversion Date, a converting holder shall cease to be a holder of the converted Class B&C Stock, and shall instead become a holder of that number of shares of Class D Stock as such holder would have received had such conversion been based upon the Conversion Ratio in effect as of the Ratio Date in the prior year. On the Ratio Date, such number of shares of Class D Stock shall be adjusted automatically to the number of shares determined on the basis of the Conversion Ratio at the Conversion Date. The Company may, but is not required to, make additional payments to converting holders to reflect dividends that would have been paid on any additional shares of Class D Stock that the Company expects to issue to such holder when the Conversion Ratio is finally determined. When such ratio is finally determined, the Company will pay to such holder (or the holder will be required to reimburse to the Company) any amounts necessary so

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
that the total payments to the holder (after taking into account any payments to the holder as described in the preceding sentence) reflect the amount of dividends such holder would have received if the final Conversion Ratio had been known at the Conversion Date.

    As an alternative to the conversion described above, the Company may elect to repurchase any shares of Class B&C Stock tendered for such conversion at the Class B&C Per Share Price at the Conversion Date by providing written notice to the tendering stockholder of such election not later than the Conversion Date. The stockholder (but only if the stockholder is then an employee of the Company or a subsidiary of which the Company owns a 20% or greater equity interest) may withdraw the shares tendered for conversion at any time before, or within 10 days after, the Company provides written notice that it has elected to repurchase the shares. Partial payment for such tendered shares shall be made within 60 days after the Conversion Date, and the balance shall be paid after the Company's financial statements are certified.

    Conversion of Class B&C Stock into Class D Stock is not permitted during any period in which the Company has suspended its repurchase obligations with respect to Class B&C Stock or Class D Stock.

    CONVERSION OF CLASS D STOCK INTO CLASS C STOCK. Until such time as the Class D Stock becomes Publicly Traded, in connection with an annual offering of Class C Stock to the Company's employees, an offeree, in lieu of purchasing some or all of the offered shares, may convert, at the ratio described below, some or all the offeree's shares of Class D Stock into not more than the number of shares of Class C Stock offered. To exercise this right, the offeree must provide to the Company a written notice (a "Conversion Notice"), together with the certificate(s) representing the shares of Class D Stock tendered for conversion. The Company will accept Conversion Notices only within 20 days after an offer of Class C Stock is made. Upon receipt of such a Conversion Notice, the Company shall issue to such offeree a certificate representing the number of shares of Class C Stock that bears the same ratio to the number of shares surrendered for conversion as the Class D Per Share Price at the date the Company receives the Conversion Notice bears to the Class B&C Per Share Price at such date.

    EQUALIZING STOCK DIVIDENDS. The PKS Board, by a majority vote, may declare and pay stock dividends to holders of Class C Stock in such amounts as the PKS Board determines in its discretion to be appropriate in order that the number of issued and outstanding shares of Class C Stock and the number of issued and outstanding shares of Class D Stock will be approximately equal. A commensurate stock dividend shall be paid on the Class B Stock at the same time that any stock dividend is paid on the Class C Stock.

    MANDATORY EXCHANGES. The PKS Certificate of Incorporation provides that the PKS Board has the option to require certain exchanges of Class B&C Stock or Class D Stock. However, neither such class may be exchanged in its entirety if the other class has been, or is at that time being, exchanged in its entirety.

    If assets and liabilities of the Construction & Mining Group are held directly or indirectly by a wholly owned subsidiary of the Company (the "Construction & Mining Group Subsidiary"), the PKS Board may, in its sole discretion and by a two-thirds vote of the directors then in office, exchange all of the outstanding shares of Class B&C Stock for all of the outstanding shares of common stock of the Construction & Mining Group Subsidiary, on a pro rata basis, each of which shares shall, upon such issuance, be fully paid and non-assessable. The PKS Board may not require such an exchange unless the
Construction & Mining Group Subsidiary has adopted a certificate of incorporation containing provisions substantially similar to the PKS Certificate of Incorporation, but eliminating provisions applicable to the Class D Stock.

    Similarly, if the assets and liabilities of the Diversified Group are held directly or indirectly by a wholly owned subsidiary of the Company (the "Diversified Group Subsidiary"), the PKS Board may, in its sole discretion and by a two-thirds vote of the directors then in office, exchange all of the

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outstanding  shares of Class D Stock for all of the outstanding shares of common stock of the Diversified Group Subsidiary, on a pro rata basis, each of which shares shall, upon such issuance, be fully paid and non-assessable.

    In a second form of exchange, unless and until the Class D Stock has become Publicly Traded, the PKS Board may, by a two-thirds vote, require at any time an exchange of the outstanding shares of Class D Stock for shares of Class C Stock. The number of shares of Class C Stock to be issued in such exchange shall be determined by the ratio of the Class D Per Share Price to the Class B&C Per Share Price. If the holder of Class D Stock is not eligible to own Class C Stock, such holder will be paid cash, without interest, for the shares of Class D Stock owned by such holder within 60 days after the effective date of the exchange, at the Class D Per Share Price.

    NO  PREEMPTIVE  RIGHTS.   Neither the  holders  of Class  B&C Stock  nor the
holders of Class D Stock have any preemptive or anti-dilution rights.

PKS CONVERTIBLE DEBENTURES

    In the past, the Company has offered a new series of convertible debentures for sale each year to certain employees who the PKS Board and management determine have contributed significantly to the growth and performance of the Company. Each series of debentures is issued in fully registered form under an Indenture dated July 1, 1986, between the Company and FirsTier Bank N.A. (the "Indenture"). The Indenture is qualified pursuant to the Trust Indenture Act of 1939. The Indenture does not limit the aggregate principal amount of debentures which may be issued and provides that debentures may be issued from time to time in one or more series. The Company currently has outstanding convertible debentures of the 1990 through 1994 series in the aggregate principal amount of $7,720,000. A 1995 series of debentures providing for the issuance of a maximum of $3,000,000 of debentures convertible into Class C Stock has been authorized and registered with the Commission, although no debentures will be issued until November 1, 1995.

    The terms of the debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture. The following is a summary of such terms and the terms of the repurchase agreement required to be executed by the purchaser of a debenture.

    BASIC FEATURES. Each series of debentures is issued on November 1. Interest is payable annually on November 1 of each year thereafter, and on the maturity date, which is ten years after the date of issuance. If the debentures are converted into the Company's common stock (see "Conversion Rights" below), interest ceases to accrue on June 30 before the fifth year after issuance. The debentures are unsecured obligations of the Company, and the holders thereof rank equally with other unsecured creditors of the Company in bankruptcy. The debentures are issued only in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. Purchasers are required to pay a premium of $25 for each $1,000 in principal amount of debentures purchased.

    CONVERSION RIGHTS. Holders may convert the debentures into a specified class of the Company's common stock during the month of October in the fifth year after issuance. No other conversion period is provided for, and if the holder does not convert such debenture to common stock during this period, the conversion right is lost. The entire principal amount (no partial conversions are permitted) of a debenture is convertible into whole shares of common stock at a conversion price, which is the formula price of the underlying common stock on the date of issuance of the debentures. A cash payment by the holder is required upon conversion where necessary to avoid the issuance of fractional shares. The conversion right is conditioned upon the execution by a debentureholder of a repurchase agreement pertaining to the common stock acquired by means of the conversion. The conversion rights will be adjusted to reflect stock splits, stock dividends, stock reclassifications or certain corporate reorganizations between the date of purchase of the debentures and the date of conversion.

    Each 1990 Series Class C and D Debenture is convertible into pairs of shares of Class C Stock and Class D Stock at a conversion price of $40.45 per pair, the formula price of common stock as of

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November 1,  1990, the  date  of issuance  of  the 1990  Series  Class C  and  D
Debentures. Each pair consists of one share of Class C Stock and one share of Class D Stock. The 1991 Series Class C and D Debentures is also convertible into pairs of shares of Class C Stock and Class D Stock. The 1992 and 1994 Series debentures are convertible only into shares of Class C Stock. In 1993, there were separate series of debentures issued, one convertible into shares of Class C Stock and one convertible into shares of Class D Stock. The Exchange Offer applies only to the 1990 Series Class C and D Debentures, the 1991 Series Class C and D Debentures and the 1993 Series Class D Debentures.

    OWNERSHIP AND TRANSFER RESTRICTIONS. Sales of the debentures are conditioned upon the execution of a repurchase agreement by the purchaser under which the purchaser agrees not to transfer the debentures except in a sale to the Company. The Company must purchase any debentures offered to it by debentureholders. The repurchase agreement also provides that the debentures must be sold back to the Company upon the death or retirement of the purchaser of the debenture or the termination of the debentureholder's employment with the Company. In any of the above-described circumstances, the Company will buy back the debentures at a price equal to the principal amount thereof, together with accrued interest from the last interest payment date to the date of such purchase at the stated rate. No payment is made by the Company with respect to the original bond premium. In the event the Company is offered some, but not all, of a debentureholder's debentures, the Company may purchase all of such holder's debentures.

    REDEMPTION. Upon not less than ten days' written notice, the Company may, at its option, redeem all (but not less than all) of the debentures of any given series at the principal amount thereof, together with accrued interest from the last interest payment date to the date fixed for redemption at the stated rate. No payment is made by the Company with respect to the original bond premium. The Company may not redeem debentures of any series during the one-month conversion period applicable to that series.

    MODIFICATION OF INDENTURE. The Indenture permits modification or amendment thereof with the consent of the holders of not less than two-thirds in principal amount of each series of debentures, but no modification of the terms of payment, conversion rights, or the percentage required for modification will be effective against any debentureholder without such holder's consent.

    EVENTS OF DEFAULT AND WITHHOLDING OF NOTICE THEREOF TO DEBENTUREHOLDERS. The Indenture provides for the following events of default with respect to each series of the debentures: (i) failure to pay interest upon any of the debentures of such series when due, continued for a period of 60 days and (ii) failure to pay principal of the debentures of such series when due, continued for a period of 60 days.

    The trustee under the Indenture, within 90 days after the occurrence of a default with respect to a particular series of debentures, is to give the holders of debentures of such series notice of all defaults known to the trustee, unless cured prior to the giving of such notice, provided that, except in the case of default in the payment of principal or interest on any of the debentures of such series, the trustee may withhold such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of debentures of such series.

    Upon the happening and during the continuance of a default with respect to a particular series of debentures, the trustee may declare the principal of all the debentures of such series and the interest accrued thereon due and payable, but if the default is cured, the holders of a majority of such debentures may waive all defaults and rescind such declaration. Subject to the provisions of the Indenture relating to the duties of the trustee in case any such default shall have occurred and be continuing, the trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of any of the debentureholders unless they shall have offered to the trustee reasonable security or indemnity. A majority of the holders of outstanding debentures of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the debentures of such series.

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
    THE TRUSTEE. The Company maintains a demand deposit account and conducts routine banking business with the trustee. The Indenture contains limitations on the right of the trustee, as a creditor of the Company under other instruments, to obtain payment of claims in specified cases, or to realize on certain property received in respect of any such claim as security or otherwise.

    AUTHENTICATION  AND  DELIVERY.    The debentures  may  be  authenticated and
delivered upon the written order of the Company without any further corporate action.

    SATISFACTION AND DISCHARGE OF INDENTURE. The Indenture may be discharged upon payment or redemption of all of the debentures or upon deposit with the trustee of funds sufficient therefor.

MFS COMMON STOCK

    The authorized number of shares of MFS Common Stock is 200,000,000. Holders of MFS Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of MFS Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the MFS Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock issued by MFS. Upon the liquidation, dissolution or winding up of MFS, the holders of MFS Common Stock are entitled to receive ratably the net assets of MFS available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock issued by MFS. Holders of MFS Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of MFS Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of MFS Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock issued by MFS. The MFS Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges, as shall be determined by the MFS Board of Directors.

MFS PREFERRED STOCK

    Pursuant to the terms of the Certificate of Designation with respect to the MFS Preferred Stock (the "Certificate of Designation"), each share of MFS Preferred Stock has the right to five votes on all matters presented to the MFS stockholders. KDG has granted to MFS an irrevocable proxy to vote all of the shares of MFS Preferred Stock in proportion to the vote of the holders of MFS Common Stock on all matters other than the election of MFS directors and matters as to which holders of the MFS Preferred Stock vote as a separate class. The shares of MFS Preferred Stock distributed in the Spin-off will be subject to this irrevocable proxy. The MFS Preferred Stock will be convertible into shares of MFS Common Stock at any time after the first anniversary of the date of issuance at a conversion price of $43.125 (an effective conversion rate of 0.0231884 shares of MFS Common Stock for each share of MFS Preferred Stock). Dividends on the MFS Preferred Stock will accrue at the rate of 7 3/4% per annum and will be payable in cash. Dividends will be paid only when, as and if declared by the MFS Board of Directors. As a result of certain restrictions on MFS's ability to pay cash dividends that are contained in MFS's existing debt agreements, it is currently anticipated that, in the near future, the dividends on the MFS Preferred Stock will not be declared, but will continue to accrue. Upon conversion, holders will be entitled to receive an amount, payable at MFS's election in cash or shares of MFS Common Stock, equal to all accrued but unpaid dividends in respect of the shares surrendered for conversion. The shares of MFS Preferred Stock will be redeemable at the option of MFS at any time after the sixth anniversary of the date of issuance at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable, at MFS's election, in cash or shares of MFS Common Stock.

    The MFS Preferred Stock cannot be sold or transferred by the recipient thereof in the Spin-off without the consent of MFS until six years after issuance, except (i) upon the death of the holder to such person's executors, administrators, testamentary trustees, heirs, legatees or beneficiaries, but not any subsequent sale or transfer by such, except in accordance with the terms of the Certificate of Designation, (ii) to a holder's family members or a trust created by the holder solely for the benefit of the holder's spouse, children or other family members, but not any subsequent sale or transfer by such, except in accordance with the terms of the Certificate of Designation; provided, such family member or trust acknowledges in writing prior to such sale or transfer the existence and enforceability of the irrevocable proxy described above, and
(iii) the pledge or hypothecation by a holder of the shares of MFS Preferred Stock to secure a BONA FIDE loan to such holder from any bank, broker, insurance company or other institution engaged in lending activities in the ordinary course of its business; provided, however, that such lender may be required to convert such MFS Preferred Stock into MFS Common Stock in the event of a foreclosure action.

                                 LEGAL MATTERS

    The legality of the stock of PKS being offered in the Exchange Offer is being passed upon for PKS by Sutherland, Asbill & Brennan. In addition, certain U.S. tax matters are being passed upon for PKS by Sutherland, Asbill & Brennan.

    The legality of the stock of MFS to be distributed by PKS in the Spin-off is being passed upon for MFS by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Peter Kiewit Sons', Inc., the financial statements of the Construction & Mining Group and the financial statements of the Diversified Group as of December 31, 1994, and December 25, 1993, and for each of the three years in the period ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Peter Kiewit Sons', Inc., for the year ended December 31, 1994, have been so incorporated in reliance on the reports of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of MFS Communications Company, Inc. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of MFS Communications Company, Inc. for the year ended December 31, 1994, have been so incorporated in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Centex Telemanagement, Inc. as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, incorporated in this Prospectus by reference have been so incorporated in reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, on authority of that firm as experts in auditing and accounting.

    The balance sheets of Cylix Communications Corporation as of December 31, 1993 and 1992, and the related statements of operations, stockholder's equity and cash flows for each of the years in the two-year period ended December 31, 1993 incorporated in this Prospectus by reference to the Current Report on Form 8-K of MFS Communications Company, Inc., dated November 2, 1994, as amended by Form 8-K/A Amendment No. 1 on December 13, 1994, have been so incorporated in reliance on the report of Leon Constantin & Co., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              CERTAIN DEFINITIONS

    AVAILABLE CLASS D DIVIDEND AMOUNT -- that amount which is the lesser of (a) the amount legally available for dividends on PKS stock and (b) an amount equal to (i) the Class D Formula Value minus (ii) dividends on Class D Stock declared during the current year.

    CLASS B STOCK -- the Class B Construction & Mining Group Nonvoting Restricted Redeemable Convertible Exchangeable Common Stock of PKS, par value $0.0625 per share.

    CLASS B&C FORMULA VALUE -- the formula value, determined on an annual basis in accordance with the Certificate of Incorporation, of the Construction & Mining Group used as a basis for determining the Class B&C Per Share Price, as more fully described under "Description of Securities -- PKS Stock" herein.

    CLASS B&C PER SHARE PRICE -- the per share price of the Class B Stock and Class C Stock, based on the Class B&C Formula Value, which is in accordance with the Certificate of Incorporation applicable to PKS's purchases of Class B Stock and Class C Stock and to the determination of the conversion ratios used in converting Class B Stock and Class C Stock to Class D Stock and Class D Stock to Class C Stock, as more fully described under "Description of Securities -- PKS Stock" herein.

    CLASS C STOCK -- the Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock of PKS, par value $0.0625 per share.

    CLASS C AND D DEBENTURES -- collectively, PKS's 1990 Series Convertible Debentures due October 31, 2000 convertible into Class C and Class D Stock and PKS's 1991 Series Convertible Debentures due October 31, 2001 convertible into Class C and Class D Stock.

    CLASS D DEBENTURES -- PKS's 1993 Series Class D Convertible Debentures due October 31, 2003 convertible into Class D Stock.

    CLASS D FORMULA VALUE -- the formula value, determined on an annual basis in accordance with the Certificate of Incorporation, of the Diversified Group used as a basis for determining the Class D Per Share Price, as more fully described under "Description of Securities -- PKS Stock" herein.

    CLASS D PER SHARE PRICE -- the per share price of the Class D Stock, based on the Class D Formula Value, which is in accordance with the Certificate of Incorporation applicable (prior to the time the Class D Stock becomes Publicly Traded) to PKS's purchases of Class D Stock and to the determination of the conversion ratios used in converting Class B Stock and Class C Stock to Class D Stock and Class D Stock to Class C Stock, as more fully described under "Description of Securities -- PKS Stock" herein.

    CLASS D STOCK -- the Class D Diversified Group Convertible Exchangeable Common Stock of PKS, par value $0.0625 per share.

    CONSTRUCTION & MINING GROUP -- the Company's construction and certain mining businesses.

    DIVERSIFIED GROUP -- the Company's businesses other than its construction and certain of its mining businesses.

    EXCHANGE OFFER -- the offer by PKS to exchange (i) Class D Stock for outstanding Class B Stock and Class C Stock, (ii) Class C Stock and Class D Stock for outstanding Class C and D Debentures, and (iii) Class D Stock for outstanding Class D Debentures, all upon the terms and conditions contained in this Prospectus and the Letter of Transmittal.

    EXCHANGEABLE DEBENTURES -- collectively, the Class D Debentures and the Class C and D Debentures.

    EXCHANGEABLE SECURITIES -- collectively, the Exchangeable Debentures and the Exchangeable Stock.

    EXCHANGEABLE STOCK -- collectively, the shares of Class B Stock and Class C Stock exchangeable for Class D Stock pursuant to the Exchange Offer.

    GROUPS -- collectively, the Construction & Mining Group and the Diversified Group.

    KCG -- Kiewit Construction Group Inc., a Delaware corporation and a wholly owned first-tier subsidiary of PKS.

    KDG -- Kiewit Diversified Group Inc., a Delaware corporation and a wholly owned first-tier subsidiary of PKS.

    LETTER OF TRANSMITTAL -- a letter sent to all holders of Exchangeable Securities which sets forth certain terms and conditions of the Exchange Offer and which must be signed by a holder of Exchangeable Securities and returned to PKS by the Expiration Date in order to validly tender Exchangeable Securities. Separate forms of such letters will be sent to (i) holders of Class B Stock,
(ii) holders of Class C Stock and (iii) holders of Exchangeable Debentures.

    MFS -- MFS Communications Company, Inc., a Delaware corporation.

    MFS BOARD OR MFS BOARD OF DIRECTORS -- the board of directors of MFS as constituted from time to time.

    MFS COMMON STOCK -- the common stock of MFS, par value $.01 per share.

    MFS PREFERRED STOCK -- the Series B convertible preferred stock of MFS, par value $.01 per share, issuable in connection with the MFS Recapitalization.

    MFS RECAPITALIZATION -- the transfer by KDG of 2,900,000 shares of MFS Common Stock to MFS in exchange for 15,000,000 shares of MFS Preferred Stock, all as described in this Prospectus.

    OFFERED STOCK -- shares of Class C Stock and Class D Stock issuable in exchange for Exchangeable Securities pursuant to the Exchange Offer.

    PKS OR THE COMPANY -- Peter Kiewit Sons', Inc., a Delaware corporation.

    PKS BOARD OR PKS BOARD OF DIRECTORS -- the board of directors of PKS as constituted from time to time.

    PKS  CERTIFICATE   OF  INCORPORATION   --   the  Restated   Certificate   of
Incorporation of PKS as in effect on the date of this Prospectus.

    PUBLICLY TRADED -- the Class D Stock shall be "Publicly Traded" from and after that point in time at which the Class D Stock is listed or quoted on any national securities exchange or Nasdaq or the PKS Board of Directors has determined that the Class D Stock is otherwise publicly traded.

    SPIN-OFF -- the dividend distribution by PKS of all of the shares of MFS Common Stock and MFS Preferred Stock held by PKS to holders of Class D Stock as of the Spin-off Date, all as described in this Prospectus.

    SPIN-OFF STOCK -- shares of MFS Common Stock and MFS Preferred Stock received by holders of Class D Stock in the Spin-off.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants for Peter Kiewit Sons', Inc. and Subsidiaries......        F-3
Peter Kiewit Sons', Inc. and Subsidiaries Pro Forma Consolidated Condensed Statement
 of Operations.......................................................................        F-4
Peter Kiewit Sons', Inc. Pro Forma Consolidated Condensed Balance Sheet..............        F-6
Report of Independent Accountants for Kiewit Construction & Mining Group.............       F-10
Peter Kiewit Construction and Mining Group Pro Forma Condensed Statements of
 Operations..........................................................................       F-11
Peter Kiewit Pro Forma Condensed Balance Sheet.......................................       F-13
Report of Independent Accountants for Kiewit Diversified Group.......................       F-17
Peter Kiewit Diversified Group Pro Forma Condensed Statements of Operations..........       F-18
Peter Kiewit Pro Forma Condensed Balance Sheet.......................................       F-20

                        PRO FORMA FINANCIAL INFORMATION

    The pro forma financial information of PKS, Kiewit Construction & Mining Group and Kiewit Diversified Group, respectively, has been prepared to give effect, as further described below, to the MFS Recapitalization, the Exchange Offer and the Spin-off (together, the "Transactions"). The pro forma financial information assumes, in two separate scenarios, that 3 million (Scenario 1) and 5 million (Scenario 2) shares of Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer as described herein. Management believes Scenario 1 is more likely.

    The pro forma condensed statements of operations for the three months ended March 31, 1995 and for the year ended December 31, 1994, of PKS, Kiewit Construction & Mining Group and Kiewit Diversified Group assume that the
Transactions were consummated on January 1, 1995 and December 26, 1993, respectively. The condensed balance sheets of PKS and the respective Groups as of March 31, 1995 assume that the Transactions were consummated as of such date.

    The pro forma financial information is not intended to reflect results of operations or the financial position of PKS, Kiewit Construction & Mining Group or Kiewit Diversified Group, which actually would have resulted had the Transactions been effected on the dates indicated. Moreover, the pro forma information is not intended to be indicative of future results of operations or financial position of PKS, Kiewit Construction & Mining Group or Kiewit Diversified Group.

    The pro forma financial information should be read in conjunction with PKS', Kiewit Construction & Mining Group's and Kiewit Diversified Group's historical financial statements, and the notes thereto, contained in PKS' Annual Report on Form 10-K for the year ended December 31, 1994 and selected exhibits thereto and Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and selected exhibits thereto, all of which are incorporated herein by reference.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The PKS Board of Directors and Stockholders
Peter Kiewit Sons', Inc.

    We have examined the pro forma adjustments reflecting the transactions described in the accompanying notes and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated condensed statement of operations of Peter Kiewit Sons', Inc. for the year ended December 31, 1994. The pro forma consolidated condensed statement of operations is derived from the historical financial statements of Peter Kiewit Sons', Inc. and Subsidiaries, which were audited by us, incorporated by reference herein. Such pro forma adjustments are based upon management's assumptions described in the accompanying notes. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

    In addition, we have reviewed the related pro forma adjustments and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated condensed balance sheet of Peter Kiewit Sons', Inc. and Subsidiaries as of March 31, 1995 and the pro forma consolidated condensed statement of operations for the three months then ended. The pro forma consolidated condensed financial statements are derived from the historical financial statements of Peter Kiewit Sons', Inc. and Subsidiaries, which were reviewed by us, incorporated herein by reference. Such pro forma adjustments are based upon management's assumptions described in the accompanying notes. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

    The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transactions occurred at an earlier date. However, the pro forma consolidated condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

    In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the accompanying notes, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated condensed statement of operations for the year ended December 31, 1994.

    A review is substantially less in scope than an audit, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma adjustments or the application of such adjustments to the pro forma consolidated condensed balance sheet as of March 31, 1995, and the pro forma consolidated condensed statement of operations for the three months then ended. Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the accompanying notes, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated condensed balance sheet as of March 31, 1995, and the pro forma consolidated condensed statement of operations for the three months then ended.

                                          COOPERS & LYBRAND L.L.P.

Omaha, Nebraska
June 9, 1995

                   PETER KIEWIT SONS', INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     AND THREE MONTHS ENDED MARCH 31, 1995
(SCENARIO 1 ASSUMING 3 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                             YEAR ENDED DECEMBER 31, 1994
                                -------------------------------------------------------     THREE MONTHS ENDED MARCH 31, 1995
                                                             OTHER                       ---------------------------------------
                                                          ADJUSTMENTS                                                 OTHER
                                HISTORICAL      MFS        (NOTE 2)      PKS PRO FORMA   HISTORICAL      MFS       ADJUSTMENTS
                                -----------  ---------  ---------------  --------------  -----------  ---------     (NOTE 2)
                                                                                                                 ---------------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)            (UNAUDITED)
Revenue.......................  $     2,991  $     287   $    --         $      2,704    $       681  $     118   $    --
Cost of Revenue...............       (2,650)      (342)       --               (2,308)          (636)      (149)       --
                                -----------  ---------         ---       --------------  -----------  ---------         ---
                                        341        (55)       --                  396             45        (31)       --
General and Administrative
 Expenses.....................         (311)       (81)       --                 (230)           (81)       (26)       --
                                -----------  ---------         ---       --------------  -----------  ---------         ---
Operating Earnings (Loss).....           30       (136)       --                  166            (36)       (57)       --
Other Income (Expense):
  Gain on Subsidiary's Stock
   Transactions, net..........           54     --             (54)(a)        --                   3     --              (3    )(a)
  Investment Income, net......           67         24      --                     43             18          3      --
  Interest Expense, net.......          (79)       (41)     --(b)                 (38  )         (27)        (9)     --(b)
  Other, net..................           15     --          --                     15              7         (1)     --
                                -----------  ---------         ---       --------------  -----------  ---------         ---
                                         57        (17)        (54     )           20              1         (7)         (3    )
                                -----------  ---------         ---       --------------  -----------  ---------         ---
Earnings (Loss) before Income
 Taxes and Minority Interest
 in Net Losses (Gains) of
 Subsidiaries.................           87       (153)        (54     )          186            (35)       (64)         (3    )
Provision for Income Taxes....          (27)         2          19(c)             (10  )         (10)    --               1(c)
Minority Interest in Net
 Losses (Gains) of
 Subsidiaries.................           50     --             (49      (d)            1          19     --             (22    )(d)
                                -----------  ---------         ---       --------------  -----------  ---------         ---
Net Earnings (Loss)...........  $       110  $    (151) $      (84     ) $        177    $       (26) $     (64) $      (24    )
                                -----------  ---------         ---       --------------  -----------  ---------         ---
                                -----------  ---------         ---       --------------  -----------  ---------         ---
Earnings (Loss) Attributable
 to
  Class B & C Stock...........  $        77                              $         75    $        (2)
                                -----------                              --------------  -----------
                                -----------                              --------------  -----------
  Class D Stock...............  $        33                              $        102    $       (24)
                                -----------                              --------------  -----------
                                -----------                              --------------  -----------
Earnings (Loss) Per Common and
 Common Equivalent Share:
  Class B & C.................  $      4.92                              $       5.88    $      (.16)
                                -----------                              --------------  -----------
                                -----------                              --------------  -----------
  Class D.....................  $      1.63                              $       4.73    $     (1.14)
                                -----------                              --------------  -----------
                                -----------                              --------------  -----------
Weighted Average Shares
 Outstanding:
  Class B & C.................   15,697,724                                12,757,653  (e)  13,909,422
                                -----------                              --------------  -----------
                                -----------                              --------------  -----------
  Class D.....................   20,438,806                                21,636,604  (e)  21,265,769
                                -----------                              --------------  -----------
                                -----------                              --------------  -----------


                                PKS PRO FORMA
                                --------------

Revenue.......................  $        563
Cost of Revenue...............          (487)
                                --------------
                                          76
General and Administrative
 Expenses.....................           (55)
                                --------------
Operating Earnings (Loss).....            21
Other Income (Expense):
  Gain on Subsidiary's Stock
   Transactions, net..........       --
  Investment Income, net......            15
  Interest Expense, net.......           (18  )
  Other, net..................             8
                                --------------
                                           5
                                --------------
Earnings (Loss) before Income
 Taxes and Minority Interest
 in Net Losses (Gains) of
 Subsidiaries.................            26
Provision for Income Taxes....            (9  )
Minority Interest in Net
 Losses (Gains) of
 Subsidiaries.................            (3  )
                                --------------
Net Earnings (Loss)...........  $         14
                                --------------
                                --------------
Earnings (Loss) Attributable
 to
  Class B & C Stock...........  $         (3  )
                                --------------
                                --------------
  Class D Stock...............  $         17
                                --------------
                                --------------
Earnings (Loss) Per Common and
 Common Equivalent Share:
  Class B & C.................  $       (.26  )
                                --------------
                                --------------
  Class D.....................  $        .75
                                --------------
                                --------------
Weighted Average Shares
 Outstanding:
  Class B & C.................    10,969,351  (e)
                                --------------
                                --------------
  Class D.....................    22,606,978  (e)
                                --------------
                                --------------

    The accompanying notes are an integral part of these pro forma financial statements.

                   PETER KIEWIT SONS', INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     AND THREE MONTHS ENDED MARCH 31, 1995
(SCENARIO 2 ASSUMING 5 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                                                                                     (UNAUDITED)
                                          YEAR ENDED DECEMBER 31, 1994                    THREE MONTHS ENDED MARCH 31, 1995
                                ------------------------------------------------   ------------------------------------------------
                                                       OTHER                                              OTHER
                                                    ADJUSTMENTS                                        ADJUSTMENTS
                                HISTORICAL    MFS    (NOTE 2)     PKS PRO FORMA    HISTORICAL    MFS    (NOTE 2)     PKS PRO FORMA
                                -----------  -----  -----------   --------------   -----------  -----  -----------   --------------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenue.......................  $     2,991  $ 287   $--          $    2,704       $       681  $ 118   $--          $      563
Cost of Revenue...............       (2,650)  (342)  --               (2,308)             (636)  (149)  --                 (487)
                                -----------  -----    ---         --------------   -----------  -----    ---         --------------
                                        341    (55)  --                  396                45    (31)  --                   76
General and Administrative
 Expenses.....................         (311)   (81)  --                 (230)              (81)   (26)  --                  (55)
                                -----------  -----    ---         --------------   -----------  -----    ---         --------------
Operating Earnings (Loss).....           30   (136)  --                  166               (36)   (57)  --                   21
Other Income (Expenses):
  Gain on Subsidiary's Stock
   Transactions, net..........           54   --      (54)(a)         --                     3   --       (3)(a)         --
  Investment Income, net......           67     24   --                   43                18      3   --                   15
  Interest Expense, net.......          (79)   (41)  --  (b)             (38)              (27)    (9)  --  (b)             (18)
  Other, net..................           15   --     --                   15                 7     (1)  --                    8
                                -----------  -----    ---         --------------   -----------  -----    ---         --------------
                                         57    (17)   (54)                20                 1     (7)    (3)                 5
                                -----------  -----    ---         --------------   -----------  -----    ---         --------------
Earnings (Loss) before Income
 Taxes and Minority Interest
 in Net Losses (Gains) of
 Subsidiaries.................           87   (153)   (54)               186               (35)   (64)    (3)                26
Provision for Income Taxes....          (27)     2   19(c)               (10)              (10)  --      1(c)                (9)
Minority Interest in Net
 Losses (Gains) of
 Subsidiaries.................           50   --      (49)(d)              1                19   --      (22)(d)             (3)
                                -----------  -----    ---         --------------   -----------  -----    ---         --------------
Net Earnings (Loss)...........  $       110  $(151)  $(84)        $      177       $       (26) $ (64)  $(24)        $       14
                                -----------  -----    ---         --------------   -----------  -----    ---         --------------
                                -----------  -----    ---         --------------   -----------  -----    ---         --------------
Earnings (Loss) Attributable
 to:
  Class B & C Stock...........  $        77                       $       74       $        (2)                      $       (3)
                                -----------                       --------------   -----------                       --------------
                                -----------                       --------------   -----------                       --------------
  Class D.....................  $        33                       $      103       $       (24)                      $       17
                                -----------                       --------------   -----------                       --------------
                                -----------                       --------------   -----------                       --------------
Earnings (Loss) Per Common and
 Common Equivalent Share:
  Class B & C.................  $      4.92                       $     6.84       $      (.16)                      $     (.37)
                                -----------                       --------------   -----------                       --------------
                                -----------                       --------------   -----------                       --------------
  Class D.....................  $      1.63                       $     4.63       $     (1.14)                      $      .74
                                -----------                       --------------   -----------                       --------------
                                -----------                       --------------   -----------                       --------------
Weighted Average Shares
 Outstanding:
  Class B & C.................   15,697,724                       10,757,653(e)     13,909,422                        8,969,351(e)
                                -----------                       --------------   -----------                       --------------
                                -----------                       --------------   -----------                       --------------
  Class D.....................   20,438,806                       22,389,129(e)     21,265,769                       23,455,111(e)
                                -----------                       --------------   -----------                       --------------
                                -----------                       --------------   -----------                       --------------

    The accompanying notes are an integral part of these pro forma financial statements.

                   PETER KIEWIT SONS', INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1995
(SCENARIO 1 ASSUMING 3 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)
                                     ASSETS

                                                                                            ADJUSTMENTS      PKS
                                                                    HISTORICAL      MFS      (NOTE 3)     PRO FORMA
                                                                    -----------  ---------  -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................................   $     392   $      44   $  --        $     348
  Marketable securities...........................................         706         205      --              501
  Receivables, net................................................         372          74      --              298
  Costs and earnings in excess of billings on uncompleted
   contracts......................................................         143          25      --              118
  Investment in construction joint ventures.......................          50      --          --               50
  Deferred income taxes...........................................          68      --          --               68
  Other...........................................................         102          44      --               58
                                                                    -----------  ---------  -----------  -----------
      Total Current Assets........................................       1,833         392      --            1,441
Property, Plant and Equipment, net................................       1,350         765      --              585
Investments.......................................................         425      --          --              425
Intangible Assets, net............................................         755         395      --              360
Other Assets......................................................          86           3      --               83
                                                                    -----------  ---------  -----------  -----------
                                                                     $   4,449   $   1,555   $  --        $   2,894
                                                                    -----------  ---------  -----------  -----------
                                                                    -----------  ---------  -----------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................................   $     338   $     131   $  --        $     207
  Current portion of long-term debt:
    Telecommunications............................................          28          19      --                9
    Other.........................................................           5      --              (1)(a)          4
  Accrued costs and billings in excess of revenue on uncompleted
   contracts......................................................         150          29      --              121
  Accrued insurance costs.........................................          71      --          --               71
  Other...........................................................         192          62          12(b)        142
                                                                    -----------  ---------  -----------  -----------
      Total Current Liabilities...................................         784         241          11          554
Long-term Debt, less current portion:
    Telecommunications............................................         845         561      --              284
    Other.........................................................          84      --              (2)(a)         82
Deferred Income Taxes.............................................         290      --             (93)(c)        197
Retirement Benefits...............................................          48      --          --               48
Accrued Reclamation Costs.........................................         105      --          --              105
Other Liabilities.................................................         137          24      --              113
Minority Interest.................................................         436          10        (240)(d)        186
Stockholders' Equity:
  Preferred stock.................................................      --          --          --           --
  Common stock....................................................
    Class B.......................................................      --          --          --           --
    Class C.......................................................           1      --          --                1
    Class D.......................................................           1      --          --                1
  Additional paid-in capital......................................         180      --               3(a)        183
  Foreign currency adjustment.....................................          (5)          2      --               (7)
  Net unrealized holding gains (losses)...........................           4          (2)     --                6
  Retained earnings...............................................       1,539         719         (12)(b)
                                                                                                    93(c)
                                                                                                   240(d)      1,141
                                                                    -----------  ---------  -----------  -----------
      Total Stockholders' Equity..................................       1,720         719         324        1,325
                                                                    -----------  ---------  -----------  -----------
                                                                     $   4,449   $   1,555   $  --        $   2,894
                                                                    -----------  ---------  -----------  -----------
                                                                    -----------  ---------  -----------  -----------

    The accompanying notes are an integral part of this pro forma financial statement.

                   PETER KIEWIT SONS', INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1995
(SCENARIO 2 ASSUMING 5 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)
                                     ASSETS

                                                                                             ADJUSTMENTS      PKS
                                                                        HISTORICAL    MFS     (NOTE 3)     PRO FORMA
                                                                        ----------   ------  -----------   ---------
                                                                                   (DOLLARS IN MILLIONS)
Current Assets
  Cash and cash equivalents...........................................    $  392     $   44   $--           $  348
  Marketable securities...............................................       706        205    --              501
  Receivables, net....................................................       372         74    --              298
  Cost and earnings in excess of billings and uncompleted contracts...       143         25    --              118
  Investment in construction joint ventures...........................        50       --      --               50
  Deferred income taxes...............................................        68       --      --               68
  Other...............................................................       102         44    --               58
                                                                        ----------   ------  -----------   ---------
Total Current Assets..................................................     1,833        392    --            1,441
Property, Plant and Equipment, net....................................     1,350        765    --              585
Investments...........................................................       425       --      --              425
Intangible Assets, net................................................       755        395    --              360
Other Assets..........................................................        86          3    --               83
                                                                        ----------   ------  -----------   ---------
                                                                          $4,449     $1,555   $--           $2,894
                                                                        ----------   ------  -----------   ---------
                                                                        ----------   ------  -----------   ---------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable....................................................    $  338     $  131   $--           $  207
  Current portion of long-term debt:
    Telecommunications................................................        28         19    --                9
    Other.............................................................         5       --        (1)(a)          4
  Accrued costs and billings in excess of revenue on uncompleted
   contracts..........................................................       150         29    --              121
  Accrued insurance costs.............................................        71       --      --               71
  Other...............................................................       192         62      12(b)         142
                                                                        ----------   ------  -----------   ---------
Total Current Liabilities.............................................       784        241      11            554
Long-term Debt, less current portion:
  Telecommunications..................................................       845        561    --              284
  Other...............................................................        84       --        (2)(a)         82
Deferred Income Taxes.................................................       290       --       (93)(c)        197
Retirement Benefits...................................................        48       --      --               48
Accrued Reclamation Costs.............................................       105       --      --              105
Other Liabilities.....................................................       137         24    --              113
Minority Interest.....................................................       436         10    (240)(d)        186
Stockholders' Equity:
  Preferred stock.....................................................     --          --      --            --
  Common Stock
    Class B...........................................................     --          --      --            --
    Class C...........................................................         1       --      --                1
    Class D...........................................................         1       --      --                1
  Additional paid-in capital..........................................       180       --         3(a)         183
  Foreign currency adjustment.........................................        (5)         2    --               (7)
  Net unrealized holding gains (losses)...............................         4         (2)   --                6
  Retained earnings...................................................     1,539        719     (12)(b)
                                                                                                 93(c)
                                                                                                240(d)       1,141
                                                                        ----------   ------  -----------   ---------
Total Stockholders' Equity............................................     1,720        719     324          1,325
                                                                        ----------   ------  -----------   ---------
                                                                          $4,449     $1,555   $--           $2,894
                                                                        ----------   ------  -----------   ---------
                                                                        ----------   ------  -----------   ---------

    The accompanying notes are an integral part of this pro forma financial statement.

                   PETER KIEWIT SONS', INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF REPORTING
    The accompanying pro forma consolidated condensed financial statements of PKS are presented based upon the historical consolidated financial statements and the notes thereto of PKS, as adjusted to remove the earnings statement and balance sheet accounts of MFS and to give effect to certain other elements of the MFS Recapitalization, the Exchange Offer and the Spin-off, (together, the "Transactions"). The pro forma information assumes, in two separate scenarios, that 3 million (Scenario 1) and 5 million (Scenario 2), shares of the Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer. Such pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements and the notes thereto of PKS, incorporated herein by reference. Such pro forma financial statements are not necessarily indicative of the future results of operations or financial position.

    Completion of the Transactions has been assumed to be as of March 31, 1995 in the pro forma consolidated condensed balance sheet and as of December 26, 1993 and January 1, 1995, in the pro forma consolidated condensed statements of operations for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively.

    The significant accounting policies followed by PKS, described in the notes to its historical consolidated financial statements incorporated herein by reference, have been used in preparing the accompanying pro forma consolidated condensed financial statements.

2.  STATEMENTS OF OPERATIONS PRO FORMA ADJUSTMENTS
    As described in Note 1, the historical consolidated statements of operations for PKS have been adjusted to remove the income and expenses of MFS and to give effect to certain other elements of the Transactions. The other adjustments made in preparation of the PKS Pro Forma Statements of Operations are described below:

    (a) Adjustment made to reverse the gain recognized from MFS stock transactions that would not have been recorded if the Transactions were completed at the beginning of the periods.

    (b) No adjustment has been made for the decrease in interest expense due to the assumed exchange of the Exchangeable Debentures as the adjustment is less than $1 million.

    (c) Adjustment made to reflect the tax effect of the above adjustments.

    (d) Adjustment made to reverse the minority interest in the loss of MFS that would not have been recorded if the Transactions were completed at the beginning of the periods.

    (e) Scenario 1 assumes 3,000,000 shares of Exchangeable Stock are exchanged for Class D Stock and Scenario 2 assumes that 5,000,000 shares of Exchangeable Stock are exchanged for Class D Stock at the prior year end conversion ratio. The pro forma weighted average shares also include an additional 59,929 Class C shares and 69,010 Class D shares attributable to the exchange of the Exchangeable Debentures.

3.  BALANCE SHEET PRO FORMA ADJUSTMENTS
    As described in Note 1, the historical consolidated balance sheet of PKS has been adjusted to remove the balance sheet of MFS and to give effect to certain other elements of the Transactions. The paid-in capital and retained earnings of MFS have been combined and reflected as retained earnings on the balance sheet of MFS for purposes of this pro forma presentation. The other adjustments made in preparation of the PKS Pro Forma Consolidated Condensed Balance Sheet are described below:

    (a) Adjustment made to reflect the exchange of the Exchangeable Debentures for Class C and Class D Stock.

                   PETER KIEWIT SONS', INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

3.  BALANCE SHEET PRO FORMA ADJUSTMENTS (CONTINUED)
    (b) Adjustment made to record the accrual of certain estimated corporate United States Federal income taxes attributable to the corporate built-in gain on the stock of MFS being distributed to certain non-United States Class D stockholders.

    (c) Adjustment made to reverse certain deferred tax liabilities recognized on gains from MFS stock transactions that are no longer payable.

    (d) Adjustment made to record the reversal of the minority interest in MFS.

4.  EARNINGS PER SHARE
    Primary earnings per share of common stock have been computed using the weighted average number of shares outstanding during each period. Fully diluted earnings per share have not been presented because they are not materially different from primary earnings per share.

5.  OTHER MATTERS
    In 1974, a subsidiary of the Company ("Kiewit"), entered into a lease with Whitney Benefits, Inc., a Wyoming charitable corporation ("Whitney"). Whitney is the owner, and Kiewit is the lessee, of a coal deposit underlying a 1,300 acre tract in Sheridan County, Wyoming. The coal was rendered unmineable by the Surface Mining Control and Reclamation Act of 1977 ("SMCRA"), which prohibited surface mining of coal in certain alluvial valley floors significant to farming. In 1983, Kiewit and Whitney filed an action, titled WHITNEY BENEFITS, INC. AND PETER KIEWIT SONS' CO. V. THE UNITED STATES, in the U.S. Court of Federal Claims ("Claims Court"), alleging that the enactment of SMCRA constituted a taking of their coal without just compensation. In 1989, the Claims Court ruled that a taking had occurred and awarded plaintiffs the 1977 fair market value of the property ($60 million) plus interest. In 1991, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the Claims Court and the U.S. Supreme Court denied certiorari. The government filed two post-trial motions in the Claims Court during 1992. The government requested a new trial to redetermine the 1977 value of the property. The government also filed a motion to reopen and set aside the 1989 judgment as void and to dismiss plaintiffs' complaint for lack of jurisdiction. In May 1994, the Claims Court entered an order denying both motions. In February 1994, the Claims Court issued an opinion which provided that the $60 million judgment would bear interest compounded annually from 1977 until payment. The government appealed the February 1994 and May 1994 orders. A hearing on the appeals was held in February 1995.

    On May 5, 1995, the government and the plaintiffs entered into a settlement agreement. In settlement of all claims, the government agreed to pay plaintiffs $200 million and plaintiffs agreed to deed the coal underlying the real property to the government. Kiewit and Whitney agreed in 1992 that Kiewit would receive
67.5 percent of any award and Whitney would receive the remainder. Peter Kiewit Sons' Co., a subsidiary of Kiewit Diversified Group Inc., received approximately $135 million on June 2, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The PKS Board of Directors and Stockholders
Peter Kiewit Sons, Inc.

    We have examined the pro forma adjustments reflecting the transactions described in the accompanying notes and the application of those adjustments to the historical amounts in the accompanying pro forma condensed statement of operations of Kiewit Construction & Mining Group, a business group of Peter Kiewit Sons', Inc., for the year ended December 31, 1994. The pro forma condensed statement of operations is derived from the historical financial statements of Kiewit Construction & Mining Group, which were audited by us, incorporated herein by reference. Such pro forma adjustments are based upon management's assumptions described in the accompanying notes. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

    In addition, we have reviewed the related pro forma adjustments and the application of those adjustments to the historical amounts in the accompanying pro forma condensed balance sheet of Kiewit Construction & Mining Group as of March 31, 1995 and the pro forma condensed statement of operations for the three months then ended. The pro forma condensed financial statements are derived from the historical financial statements of Kiewit Construction & Mining Group, which were reviewed by us, incorporated herein by reference. Such pro forma adjustments are based upon management's assumptions described in the accompanying notes. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

    The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transactions occurred at an earlier date. However, the pro forma condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

    In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the accompanying notes, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed statement of operations for the year ended December 31, 1994.

    A review is substantially less in scope than an audit, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma adjustments or the application of such adjustments to the pro forma condensed balance sheet as of March 31, 1995, and the pro forma condensed statement of operations for the three months then ended. Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the accompanying notes, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed balance sheet as of March 31, 1995, and the pro forma condensed statement of operations for the three months then ended.

                                          COOPERS & LYBRAND L.L.P.

Omaha, Nebraska
June 9, 1995

                       KIEWIT CONSTRUCTION & MINING GROUP

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994
                     AND THREE MONTHS ENDED MARCH 31, 1995

(SCENARIO 1 ASSUMING 3 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                                                                         (UNAUDITED)
                                       YEAR ENDED DECEMBER 31, 1994           THREE MONTHS ENDED MARCH 31, 1995
                                  ---------------------------------------  ---------------------------------------
                                               ADJUSTMENTS                              ADJUSTMENTS
                                  HISTORICAL    (NOTE 2)      PRO FORMA    HISTORICAL    (NOTE 2)      PRO FORMA
                                  ----------  -------------  ------------  ----------  -------------  ------------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenue.........................  $    2,175    $  --        $      2,175  $      426    $  --        $       426
Cost of Revenue.................      (1,995)      --              (1,995)       (409)      --               (409)
                                  ----------       ------    ------------  ----------  -------------  ------------
                                         180       --                 180          17       --                 17
General and Administrative
 Expenses.......................        (121)      --                (121)        (32)      --                (32)
                                  ----------       ------    ------------  ----------  -------------  ------------
Operating Earnings (Loss).......          59       --                  59         (15)      --                (15)
Other Income (Expense):
  Investment Income, net........          13           (3)(a)           10          3           (1)(a)           2
  Interest Expense..............          (2)          --(b)           (2)         (1)          --(b)          (1)
  Other, net....................          46       --                  46          11       --                 11
                                  ----------       ------    ------------  ----------  -------------  ------------
                                          57           (3)             54          13           (1)            12
                                  ----------       ------    ------------  ----------  -------------  ------------
Earnings (Loss) before Income
 Taxes..........................         116           (3)            113          (2)          (1)            (3)
(Provision) Benefit for Income
 Taxes..........................         (39)           1(c)          (38)     --               --(c)      --
                                  ----------       ------    ------------  ----------  -------------  ------------
Net Earnings (Loss).............  $       77    $      (2)   $         75  $       (2)   $      (1)   $        (3)
                                  ----------       ------    ------------  ----------  -------------  ------------
                                  ----------       ------    ------------  ----------  -------------  ------------
Net Earnings (Loss) Per Common
 and Common Equivalent Share....  $     4.92                 $       5.88  $     (.16)                $      (.26)
                                  ----------                 ------------  ----------                 ------------
                                  ----------                 ------------  ----------                 ------------
Weighted Average Shares
 Outstanding....................  15,697,724                   12,757,653(d) 13,909,422                10,969,351(d)
                                  ----------                 ------------  ----------                 ------------
                                  ----------                 ------------  ----------                 ------------

    The accompanying notes are an integral part of these pro forma financial statements.

                       KIEWIT CONSTRUCTION & MINING GROUP
                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     AND THREE MONTHS ENDED MARCH 31, 1995
(SCENARIO 2 ASSUMING 5 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                       YEAR ENDED DECEMBER 31, 1994           THREE MONTHS ENDED MARCH 31, 1995
                                  ---------------------------------------  ---------------------------------------
                                               ADJUSTMENTS                              ADJUSTMENTS
                                  HISTORICAL    (NOTE 2)      PRO FORMA    HISTORICAL    (NOTE 2)      PRO FORMA
                                  ----------  -------------  ------------  ----------  -------------  ------------
                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenue.........................  $    2,175    $  --        $      2,175  $      426    $  --        $       426
Cost of Revenue.................      (1,995)      --              (1,995)       (409)      --               (409)
                                  ----------       ------    ------------  ----------  -------------  ------------
                                         180       --                 180          17       --                 17
General and Administrative
 Expenses.......................        (121)      --                (121)        (32)      --                (32)
                                  ----------       ------    ------------  ----------  -------------  ------------
Operating Earnings (Loss).......          59       --                  59         (15)      --                (15)
Other Income (Expense):
  Investment Income, net........          13           (5)(a)            8          3           (1)(a)           2
  Interest Expense..............          (2)          --(b)           (2)         (1)          --(b)          (1)
  Other, net....................          46       --                  46          11       --                 11
                                  ----------       ------    ------------  ----------  -------------  ------------
                                          57           (5)             52          13           (1)            12
                                  ----------       ------    ------------  ----------  -------------  ------------
Earnings (Loss) before Income
 Taxes..........................         116           (5)            111          (2)          (1)            (3)
(Provision) Benefit for Income
 Taxes..........................         (39)           2(c)          (37)     --               --(c)      --
                                  ----------       ------    ------------  ----------  -------------  ------------
Net Earnings (Loss).............  $       77    $      (3)   $         74  $       (2)   $      (1)   $        (3)
                                  ----------       ------    ------------  ----------  -------------  ------------
                                  ----------       ------    ------------  ----------  -------------  ------------
Net Earnings (Loss) Per Common
 and Common Equivalent Share....  $     4.92                 $       6.84  $     (.16)                $      (.37 )
                                  ----------                 ------------  ----------                 ------------
                                  ----------                 ------------  ----------                 ------------
Weighted Average Shares
 Outstanding....................  15,697,724                   10,757,653(d) 13,909,422                 8,969,351 (d)
                                  ----------                 ------------  ----------                 ------------
                                  ----------                 ------------  ----------                 ------------

    The accompanying notes are an integral part of these pro forma financial statements.

                       KIEWIT CONSTRUCTION & MINING GROUP
                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1995
(SCENARIO 1 ASSUMING 3 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                                                                             ADJUSTMENTS
                                                                               HISTORICAL     (NOTE 3)       PRO FORMA
                                                                               -----------  -------------  -------------
                                                                                         (DOLLARS IN MILLIONS)
                                                         ASSETS
Current Assets:
  Cash and cash equivalents..................................................   $      84     $     (77)(a)   $       7
  Marketable securities......................................................          98        --                 98
  Receivables, net...........................................................         235        --                235
  Costs and earnings in excess of billings on uncompleted contracts..........         118        --                118
  Investment in construction joint ventures..................................          50        --                 50
  Deferred income taxes......................................................          54        --                 54
  Other......................................................................          18        --                 18
                                                                                    -----         -----          -----
    Total Current Assets.....................................................         657           (77)           580
Property, Plant and Equipment, net...........................................         150        --                150
Deferred Income Taxes........................................................           4        --                  4
Other Assets.................................................................          85        --                 85
                                                                                    -----         -----          -----
                                                                                $     896     $     (77)     $     819
                                                                                    -----         -----          -----
                                                                                    -----         -----          -----

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...........................................................   $     166     $  --          $     166
  Current portion of long-term debt..........................................           2        --                  2
  Accrued construction costs and billings in excess of revenue on uncompleted
   contracts.................................................................         113        --                113
  Accrued insurance costs....................................................          71        --                 71
  Other......................................................................          43        --                 43
                                                                                    -----         -----          -----
    Total Current Liabilities................................................         395        --                395
Long-term Debt, less current portion.........................................           7            (1)(b)           6
Other Liabilities............................................................          46        --                 46
Stockholders Equity:
  Common equity..............................................................         454           (77)(a)
                                                                                                      1(b)         378
  Foreign currency adjustment................................................          (6)       --                 (6)
  Unrealized holding gain (loss).............................................      --            --             --
                                                                                    -----         -----          -----
    Total Stockholders' Equity...............................................         448           (76)           372
                                                                                    -----         -----          -----
                                                                                $     896     $     (77)     $     819
                                                                                    -----         -----          -----
                                                                                    -----         -----          -----

The accompanying notes are an integral part of this pro forma financial statement.

                       KIEWIT CONSTRUCTION & MINING GROUP
                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1995
                    (SCENARIO 2 ASSUMING 5 MILLION SHARES OF
                EXCHANGEABLE STOCK EXCHANGED FOR CLASS D STOCK)

                                                                                             ADJUSTMENTS
                                                                               HISTORICAL     (NOTE 3)       PRO FORMA
                                                                               -----------  -------------  -------------
                                                                                         (DOLLARS IN MILLIONS)

                                                         ASSETS
Current Assets:
  Cash and cash equivalents..................................................   $      84    $     (84)(a)   $  --
  Marketable securities......................................................          98          (44)(a)          54
  Receivables, net...........................................................         235        --                235
  Costs and earnings in excess of billings on uncompleted contracts..........         118        --                118
  Investment in construction joint ventures..................................          50        --                 50
  Deferred income taxes......................................................          54        --                 54
  Other......................................................................          18        --                 18
                                                                                    -----       ------           -----
    Total Current Assets.....................................................         657         (128)            529
Property, Plant and Equipment, net...........................................         150        --                150
Deferred Income Taxes........................................................           4        --                  4
Other Assets.................................................................          85        --                 85
                                                                                    -----       ------           -----
                                                                                $     896    $    (128)      $     768
                                                                                    -----       ------           -----
                                                                                    -----       ------           -----

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable...........................................................  $      166   $   --         $        166
  Current portion of long-term debt..........................................           2       --                    2
  Accrued construction costs and billings in excess of revenue on uncompleted
   contracts.................................................................         113       --                  113
  Accrued insurance costs....................................................          71       --                   71
  Other......................................................................          43       --                   43
                                                                                    -----       ------            -----
    Total Current Liabilities................................................         395       --                  395
Long-term Debt, less current portion.........................................           7           (1    (b)            6
Other Liabilities............................................................          46       --                   46
Stockholders' Equity:
  Common equity..............................................................         454         (128    (a)
                                                                                                     1   (b)          327
  Foreign currency adjustment................................................          (6 )     --                   (6 )
  Unrealized holding gain (loss).............................................      --           --              --
                                                                                    -----       ------            -----
    Total Stockholders' Equity...............................................         448         (127   )          321
                                                                                    -----       ------            -----
                                                                               $      896   $     (128   ) $        768
                                                                                    -----       ------            -----
                                                                                    -----       ------            -----

    The accompanying notes are an integral part of this pro forma financial statement.

                       KIEWIT CONSTRUCTION & MINING GROUP
               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF REPORTING
    The accompanying pro forma condensed financial statements of the Kiewit Construction & Mining Group ("the Group") are presented based upon the historical financial statements and the notes thereto of the Group, as adjusted to give effect to certain elements of the MFS Recapitalization, the Exchange Offer and the Spin-off, (together the "Transactions"). The pro forma information assumes, in two separate scenarios, that 3 million (Scenario 1) and 5 million (Scenario 2), shares of the Exchangeable Stock and all the Exchangeable
Debentures are exchanged in the Exchange Offer. Such pro forma financial statements should be read in conjunction with the separate historical financial statements and the notes thereto of the Group, incorporated herein by reference. Such pro forma financial statements are not necessarily indicative of the future results of operations or financial position.

    Completion of the Transactions has been assumed to be as of March 31, 1995 in the pro forma condensed balance sheet and as of December 26, 1993 and January 1, 1995, in the pro forma condensed statements of operations for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively.

    The significant accounting policies followed by the Group, described in the notes to its historical financial statements incorporated herein by reference, have been used in preparing the accompanying pro forma condensed financial statements.

    Although the pro forma financial statements of PKS' Construction & Mining Group and Diversified Group separately report the assets, liabilities and stockholders' equity of PKS attributed to each such group, legal title to such assets and responsibility for such liabilities will not be affected by such attribution. Holders of Class B Stock, Class C Stock and Class D Stock are stockholders of PKS. Accordingly, the PKS pro forma consolidated financial statements and related notes should be read in conjunction with these pro forma financial statements.

2.  STATEMENTS OF OPERATIONS PRO FORMA ADJUSTMENTS
    As described in Note 1, the historical statements of operations for the Group have been adjusted to give effect to certain elements of the Transactions. The other adjustments made in preparation of the Group's Pro Forma Statements of Operations are described below:

    (a) Adjustment made to reflect the reduction in interest income from the use of cash paid to Kiewit Diversified Group upon exchange of 3 million shares of Exchangeable Stock to Class D Stock in Scenario 1 and 5 million shares of Exchangeable Stock to Class D Stock in Scenario 2. The interest rate used to calculate the reduction in interest income approximates the average rate earned by the Group during the periods.

    (b) No adjustment has been made for the decrease in interest expense due to the assumed exchange of the Exchangeable Debentures as the adjustment is less than $1 million.

    (c) Adjustment made to reflect tax effect of the above adjustments.

    (d) Scenario 1 assumes 3,000,000 shares of Exchangeable Stock are exchanged for Class D Stock and Scenario 2 assumes 5,000,000 shares of Exchangeable Stock are exchanged for Class D Stock at the prior year end conversion ratio. The pro forma weighted average shares also include an additional 59,929 Class C shares attributable to the exchange of the Exchangeable Debentures.

                       KIEWIT CONSTRUCTION & MINING GROUP
         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (CONTINUED)

3.  BALANCE SHEET PRO FORMA ADJUSTMENTS
    As described in Note 1, the historical balance sheet of the Group has been adjusted to give effect to certain elements of the Transactions. The other adjustments made in preparation of the Group's Pro Forma Condensed Balance Sheet are described below:

    (a) Adjustment made to reflect the decrease in cash, cash equivalents and marketable securities as the result of the exchange of 3 million shares (Scenario 1) and 5 million shares (Scenario 2) of Exchangeable Stock at the prior year end stock prices and conversion ratios.

    (b) Adjustment made to reflect the exchange of the Exchangeable Debentures for Class C Stock.

4.  EARNINGS PER SHARE
    Primary earnings per share of common stock have been computed using the weighted average number of shares outstanding during each period. Fully diluted earnings per share have not been presented because they are not materially different from primary earnings per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The PKS Board of Directors and Stockholders
Peter Kiewit Sons', Inc.

    We have examined the pro forma adjustments reflecting the transactions described in the accompanying notes and the application of those adjustments to the historical amounts in the accompanying pro forma condensed statement of operations of Kiewit Diversified Group, a business group of Peter Kiewit Sons', Inc., for the year ended December 31, 1994. The pro forma condensed statement of operations is derived from the historical financial statements of Kiewit Diversified Group, which were audited by us, incorporated herein by reference. Such pro forma adjustments are based upon management's assumptions described in the accompanying notes. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

    In addition, we have reviewed the related pro forma adjustments and the application of those adjustments to the historical amounts in the accompanying pro forma condensed balance sheet of Kiewit Diversified Group as of March 31, 1995 and the pro forma condensed statement of operations for the three months then ended. The pro forma condensed financial statements are derived from the historical financial statements of Kiewit Diversified Group, which were reviewed by us, incorporated herein by reference. Such pro forma adjustments are based upon management's assumptions described in the accompanying notes. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

    The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transactions occurred at an earlier date. However, the pro forma condensed financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

    In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the accompanying notes, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed statement of operations for the year ended December 31, 1994.

    A review is substantially less in scope than an audit, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma adjustments or the application of such adjustments to the pro forma condensed balance sheet as of March 31, 1995, and the pro forma condensed statement of operations for the three months then ended. Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the accompanying notes, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed balance sheet as of March 31, 1995, and the pro forma condensed statement of operations for the three months then ended.

                                          COOPERS & LYBRAND L.L.P.

Omaha, Nebraska
June 9, 1995

                            KIEWIT DIVERSIFIED GROUP
                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     AND THREE MONTHS ENDED MARCH 31, 1995
(SCENARIO 1 ASSUMING 3 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                                                                                       (UNAUDITED)
                                             YEAR ENDED DECEMBER 31, 1994                   THREE MONTHS ENDED MARCH 31, 1995
                                -------------------------------------------------------  ---------------------------------------
                                                             OTHER                                                    OTHER
                                                          ADJUSTMENTS                                              ADJUSTMENTS
                                HISTORICAL      MFS        (NOTE 2)        PRO FORMA     HISTORICAL      MFS        (NOTE 2)
                                -----------  ---------  ---------------  --------------  -----------  ---------  ---------------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues......................  $       821  $     287    $   --         $        534    $       257  $     118    $   --
Cost of Revenue...............         (660)      (342)       --                 (318)          (229)      (149)       --
                                -----------  ---------          ---      --------------  -----------  ---------          ---
                                        161        (55)       --                  216             28        (31)       --
General and Administration
 Expenses.....................         (219)       (81)       --                 (138)           (57)       (26)       --
                                -----------  ---------          ---      --------------  -----------  ---------          ---
Operating Earnings (Loss).....          (58)      (136)       --                   78            (29)       (57)       --
Other Income (Expenses):
  Gain on Subsidiary's Stock
  Transactions, net...........           54     --              (54)(a)        --                  3     --               (3)(a)
  Investment Income, net......           54         24            3(b)             33             15          3            1(b)
  Interest Expense, net.......          (77)       (41)          --(c)            (36)           (26)        (9)          --(c)
  Other, net..................           (2)    --            --                   (2)             4         (1)       --
                                -----------  ---------          ---      --------------  -----------  ---------          ---
                                         29        (17)         (51)               (5)            (4)        (7)          (2)
                                -----------  ---------          ---      --------------  -----------  ---------          ---
Earnings (Loss) before Income
Taxes and Minority Interest in
 Net Losses (Gains) of
 Subsidiaries.................          (29)      (153)         (51)               73            (33)       (64)          (2)
Benefit (Provision) for Income
 Taxes........................           12          2           18(d)             28            (10)    --                1(d)
Minority Interest in Net
 Losses (Gains) of
 Subsidiaries.................           50     --              (49)(e)             1             19     --              (22)(e)
                                -----------  ---------          ---      --------------  -----------  ---------          ---
Net Earnings (Loss)...........  $        33  $    (151)   $     (82)     $        102    $       (24) $     (64)   $     (23)
                                -----------  ---------          ---      --------------  -----------  ---------          ---
                                -----------  ---------          ---      --------------  -----------  ---------          ---
Net Earnings (Loss) Per Common
 and Common Equivalent
 Share........................        $1.63                                     $4.73         $(1.14)
Weighted Average Shares
 Outstanding..................   20,438,805                                21,636,604(f)  21,265,769
                                -----------                              --------------  -----------
                                -----------                              --------------  -----------


                                  PRO FORMA
                                --------------

Revenues......................  $        139
Cost of Revenue...............           (80)
                                --------------
                                          59
General and Administration
 Expenses.....................           (31)
                                --------------
Operating Earnings (Loss).....            28
Other Income (Expenses):
  Gain on Subsidiary's Stock
  Transactions, net...........        --
  Investment Income, net......            13
  Interest Expense, net.......           (17)
  Other, net..................             5
                                --------------
                                           1
                                --------------
Earnings (Loss) before Income
Taxes and Minority Interest in
 Net Losses (Gains) of
 Subsidiaries.................            29
Benefit (Provision) for Income
 Taxes........................            (9)
Minority Interest in Net
 Losses (Gains) of
 Subsidiaries.................            (3)
                                --------------
Net Earnings (Loss)...........  $         17
                                --------------
                                --------------
Net Earnings (Loss) Per Common
 and Common Equivalent
 Share........................         $0.75
Weighted Average Shares
 Outstanding..................    22,606,978(f)
                                --------------
                                --------------

    The accompanying notes are an integral part of these pro forma financial statements.

                            KIEWIT DIVERSIFIED GROUP
                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994
                     AND THREE MONTHS ENDED MARCH 31, 1995
                    (SCENARIO 2 ASSUMING 5 MILLION SHARES OF
                EXCHANGEABLE STOCK EXCHANGED FOR CLASS D STOCK)

                                                                                                     THREE MONTHS ENDED MARCH
                                                        YEAR ENDED DECEMBER 31, 1994                         31, 1995
                                         ----------------------------------------------------------  ------------------------
                                                                        OTHER
                                                                     ADJUSTMENTS
                                          HISTORICAL       MFS        (NOTE 2)         PRO FORMA      HISTORICAL       MFS
                                         -------------  ---------  ---------------  ---------------  -------------  ---------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)
Revenue................................    $     821    $     287    $   --            $     534       $     257    $     118
Cost of Revenue........................         (660)        (342)       --                 (318)           (229)        (149)
                                              ------    ---------          ---            ------          ------    ---------
                                                 161          (55)       --                  216              28          (31)
General and Administrative Expenses....         (219)         (81)       --                 (138)            (57)         (26)
                                              ------    ---------          ---            ------          ------    ---------
    Operating Earnings (Loss)..........          (58)        (136)       --                   78             (29)         (57)
Other Income (Expense):
  Gain on Subsidiary's Stock
   Transactions, net...................           54       --              (54)(a)        --                   3       --
  Investment Income, net...............           54           24            5(b)             35              15            3
  Interest Expense, net................          (77)         (41)          --(c)            (36)            (26)          (9)
  Other, net...........................           (2)      --            --                   (2)              4           (1)
                                              ------    ---------          ---            ------          ------    ---------
                                                  29          (17)         (49)               (3)             (4)          (7)
                                              ------    ---------          ---            ------          ------    ---------

Earnings (Loss) before Income Taxes and
 Minority Interest in Net Losses
 (Gains) of Subsidiaries...............          (29)        (153)         (49)               75             (33)         (64)
Benefit (Provision) for Income Taxes...           12            2           17(d)             27             (10)      --
Minority Interest in Net Losses (Gains)
 of Subsidiaries.......................           50       --              (49)(e)             1              19       --
                                              ------    ---------          ---            ------          ------    ---------
    Net Earnings (Loss)................    $      33    $    (151)   $     (81)        $     103       $     (24)   $     (64)
                                              ------    ---------          ---            ------          ------    ---------
                                              ------    ---------          ---            ------          ------    ---------
Net Earnings (Loss) Per Common and
 Common Equivalent Share...............    $    1.63                                   $    4.63       $   (1.14)
                                              ------                                      ------          ------
                                              ------                                      ------          ------
Weighted Average Shares Outstanding....   20,438,806                                22,389,129(f)     21,265,769


                                             OTHER
                                          ADJUSTMENTS
                                           (NOTE 2)        PRO FORMA
                                         -------------  ---------------

Revenue................................    $  --           $     139
Cost of Revenue........................       --                 (80)
                                         -------------         -----
                                              --                  59
General and Administrative Expenses....       --                 (31)
                                         -------------         -----
    Operating Earnings (Loss)..........       --                  28
Other Income (Expense):
  Gain on Subsidiary's Stock
   Transactions, net...................           (3)(a)       --
  Investment Income, net...............            1(b)           13
  Interest Expense, net................           --(c)          (17)
  Other, net...........................       --                   5
                                         -------------         -----
                                                  (2)              1
                                         -------------         -----
Earnings (Loss) before Income Taxes and
 Minority Interest in Net Losses
 (Gains) of Subsidiaries...............           (2)             29
Benefit (Provision) for Income Taxes...            1(d)           (9)
Minority Interest in Net Losses (Gains)
 of Subsidiaries.......................          (22)(e)           (3)
                                         -------------         -----
    Net Earnings (Loss)................    $     (23)      $      17
                                         -------------         -----
                                         -------------         -----
Net Earnings (Loss) Per Common and
 Common Equivalent Share...............                    $    0.74
                                                               -----
                                                               -----
Weighted Average Shares Outstanding....                 23,455,111(f)

    The accompanying notes are an integral part of these pro forma financial statements.

                            KIEWIT DIVERSIFIED GROUP
                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1995
(SCENARIO 1 ASSUMING 3 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                     ASSETS

                                                                                            ADJUSTMENTS
                                                                    HISTORICAL      MFS      (NOTE 3)     PRO FORMA
                                                                    -----------  ---------  -----------  -----------
                                                                                 (DOLLARS IN MILLIONS)
Current Assets:
  Cash and cash equivalents.......................................   $     308   $      44   $      77(a)  $     341
  Marketable securities...........................................         608         205      --              403
  Receivable, net.................................................         150          74      --               76
  Deferred income taxes...........................................          14      --          --               14
  Other...........................................................         109          69                       40
                                                                    -----------  ---------  -----------  -----------
    Total Current Assets..........................................       1,189         392          77          874
Property, Plant and Equipment, net................................       1,200         765      --              435
Investments.......................................................         370      --          --              370
Intangible Assets, net............................................         740         395      --              345
Other Assets......................................................          76           3      --               73
                                                                    -----------  ---------  -----------  -----------
                                                                     $   3,575   $   1,555   $      77    $   2,097
                                                                    -----------  ---------  -----------  -----------
                                                                    -----------  ---------  -----------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................   $     172   $     131   $  --        $      41
  Current portion of long-term debt:
    Telecommunications............................................          28          19      --                9
    Other.........................................................           3      --              (1)(b)          2
  Accrued costs and billings in excess of revenue on uncompleted
   contracts......................................................          37          29      --                8
  Accrued reclamation and other mining costs......................          17      --          --               17
  Other...........................................................         145          62          12(c)         95
                                                                    -----------  ---------  -----------  -----------
    Total Current Liabilities.....................................         402         241          11          172
Long-term Debt, less current portion:
  Telecommunications..............................................         845         561      --              284
  Other...........................................................          77      --              (1)(b)         76
Deferred Income Taxes.............................................         294      --             (93)(d)        201
Retirement Benefits...............................................          48      --          --               48
Accrued Reclamation Costs.........................................         104      --          --              104
Other Liabilities.................................................          97          24      --               73
Minority Interest.................................................         436          10        (240)(e)        186

Stockholders' Equity:
  Common equity...................................................       1,267         719          77(a)
                                                                                                     2(b)
                                                                                                   (12)(c)
                                                                                                    93(d)
                                                                                                   240(e)        948
  Foreign currency adjustment.....................................           1           2      --               (1)
  Net unrealized holding gain (loss)..............................           4          (2)     --                6
                                                                    -----------  ---------  -----------  -----------
    Total Stockholders' Equity....................................       1,272         719         400          953
                                                                    -----------  ---------  -----------  -----------
                                                                     $   3,575   $   1,555   $      77    $   2,097
                                                                    -----------  ---------  -----------  -----------
                                                                    -----------  ---------  -----------  -----------

    The accompanying notes are an integral part of this pro forma financial statement.

                            KIEWIT DIVERSIFIED GROUP
                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1995
(SCENARIO 2 ASSUMING 5 MILLION SHARES OF EXCHANGEABLE STOCK EXCHANGED FOR CLASS
                                    D STOCK)

                                       ASSETS

                                                                                            ADJUSTMENTS
                                                                    HISTORICAL      MFS      (NOTE 3)     PRO FORMA
                                                                    -----------  ---------  -----------  -----------
                                                                                 (DOLLARS IN MILLIONS)
Current Assets:
  Cash and cash equivalents.......................................   $     308   $      44   $      84(a)  $     348
  Marketable securities...........................................         608         205          44(a)        447
  Receivable, net.................................................         150          74      --               76
  Deferred income taxes...........................................          14      --          --               14
  Other...........................................................         109          69                       40
                                                                    -----------  ---------  -----------  -----------
Total Current Assets..............................................       1,189         392         128          925
Property, Plant and Equipment, net................................       1,200         765      --              435
Investments.......................................................         370      --          --              370
Intangible Assets, net............................................         740         395      --              345
Other Assets......................................................          76           3      --               73
                                                                    -----------  ---------  -----------  -----------
                                                                     $   3,575   $   1,555   $     128    $   2,148
                                                                    -----------  ---------  -----------  -----------
                                                                    -----------  ---------  -----------  -----------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................   $     172   $     131   $  --        $      41
  Current portion of long-term debt:..............................
    Telecommunications............................................          28          19      --                9
    Other.........................................................           3      --              (1)(b)          2
  Accrued costs and billings in excess of revenue on uncompleted
   contracts......................................................          37          29      --                8
  Accrued reclamation and other mining costs......................          17      --          --               17
  Other...........................................................         145          62          12(c)         95
                                                                    -----------  ---------  -----------  -----------
Total Current Liabilities.........................................         402         241          11          172
Long-term Debt, less current portion:.............................
  Telecommunications..............................................         845         561      --              284
  Other...........................................................          77      --              (1)(b)         76
Deferred Income Taxes.............................................         294      --             (93)(d)        201
Retirement Benefits...............................................          48      --          --               48
Accrued Reclamation Costs.........................................         104      --          --              104
Other Liabilities.................................................          97          24      --               73
Minority Interest.................................................         436          10        (240)(e)        186
Stockholders' Equity:
  Common equity...................................................       1,267         719         128(a)
                                                                                                     2(b)
                                                                                                   (12)(c)
                                                                                                    93(d)
                                                                                                   240(e)        999
  Foreign currency adjustment.....................................           1           2      --               (1)
  Net unrealized holding gain (loss)..............................           4          (2)     --                6
                                                                    -----------  ---------  -----------  -----------
Total Stockholders' Equity........................................       1,272         719         451        1,004
                                                                    -----------  ---------  -----------  -----------
                                                                     $   3,575   $   1,555   $     128    $   2,148
                                                                    -----------  ---------  -----------  -----------
                                                                    -----------  ---------  -----------  -----------

    The accompanying notes are an integral part of this pro forma financial statement.

                            KIEWIT DIVERSIFIED GROUP
               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

1.  BASIS OF REPORTING
    The accompanying pro forma condensed financial statements of the Kiewit Diversified Group ("the Group") are presented based upon the historical financial statements and the notes thereto of the Group, as adjusted to remove the earnings statement and balance sheet accounts of MFS and to give effect to certain other elements of the MFS Recapitalization, the Exchange Offer and the Spin-off, (together, the "Transactions"). The pro forma information assumes, in two separate scenarios, that 3 million (Scenario 1) and 5 million (Scenario 2) shares of the Exchangeable Stock and all the Exchangeable Debentures are exchanged in the Exchange Offer. Such pro forma financial statements should be read in conjunction with the separate historical financial statements and the notes thereto of the Group incorporated herein by reference. Such pro forma financial statements are not necessarily indicative of the future results of operations or financial position.

    Completion of the Transactions has been assumed to be as of March 31, 1995 in the pro forma condensed balance sheet and as of December 26, 1993 and January 1, 1995, in the pro forma condensed statements of operations for the year ended December 31, 1994 and the three months ended March 31, 1995, respectively.

    The significant accounting policies followed by the Group, described in the notes to its historical financial statements incorporated herein by reference, have been used in preparing the accompanying pro forma condensed financial statements.

    Although the pro forma financial statements of PKS' Diversified Group and Construction & Mining Group separately report the assets, liabilities and stockholders' equity of PKS attributed to each such group, legal title to such assets and responsibility for such liabilities will not be affected by such attribution. Holders of Class B, Class C Stock and Class D Stock are stockholders of PKS. Accordingly, the PKS pro forma consolidated financial statements and related notes should be read in conjunction with these pro forma financial statements.

2.  STATEMENTS OF OPERATIONS PRO FORMA ADJUSTMENTS
    As described in Note 1, the historical statements of operations for the Group have been adjusted to remove the income and expenses of MFS and to give effect to certain other elements of the Transactions. The other adjustments made in preparation of the Group's Pro Forma Statements of Operations are described below:

    (a)  Adjustment  made  to  reverse  the  gain  recognized  from  MFS   stock
       transactions that would not have been recorded if the Transactions were completed at the beginning of the periods.

    (b) Adjustment made to recognize additional interest income on cash transferred from Kiewit Construction & Mining Group upon exchange of 3 million shares of Exchangeable Stock to Class D Stock in Scenario 1 and 5 million shares of Exchangeable Stock to Class D Stock in Scenario 2. The interest rate used to calculate the additional interest income approximates the average rate earned by the Group during the periods.

    (c) No adjustment has been made for the decrease in interest expense due to the assumed exchange of the Exchangeable Debentures to stock as the adjustment is less than $1 million.

    (d) Adjustment made to reflect the tax effect of the above adjustments.

    (e) Adjustment made to reverse the minority interest in the loss of MFS that would not have been recorded if the Transactions were completed at the beginning of the periods.

    (f) Scenario 1 assumes 3 million shares of Exchangeable Stock are exchanged for Class D Stock and Scenario 2 assumes 5 million shares of Exchangeable Stock are exchanged for Class D

                            KIEWIT DIVERSIFIED GROUP
         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (CONTINUED)

2.  STATEMENTS OF OPERATIONS PRO FORMA ADJUSTMENTS (CONTINUED)
       Stock at the  prior year  end conversion  ratio. The  pro forma  weighted
       average   shares  also  include  an  additional  69,010  Class  D  Shares attributable to the exchange of the Exchangeable Debentures.

3.  BALANCE SHEET PRO FORMA ADJUSTMENTS
    As described in Note 1, the historical balance sheet of the Group has been adjusted to remove the balance sheet of MFS and give effect to certain other elements of the Transactions. The paid-in capital and retained earnings of MFS have been combined and reflected as retained earnings on the balance sheet of MFS, for purposes of this pro forma presentation. The other adjustments made in preparation of the Group's Pro Forma Condensed Balance Sheet are described below:

    (a) Adjustment made to reflect the increase in cash, cash equivalents and marketable securities as the result of the exchange of 3 million shares (Scenario 1) and 5 million shares (Scenario 2) of Exchangeable Stock at the prior year end stock prices and conversion ratios.

    (b) Adjustment made to reflect the exchange of the Exchangeable Debentures for Class D Stock.

    (c) Adjustment made to record the accrual of certain estimated corporate United States Federal income taxes attributable to the corporate built-in gain on the stock of MFS being distributed to certain non-United States Class D stockholders.

    (d) Adjustment made to reverse certain deferred tax liabilities recognized on gains from MFS stock transactions that are no longer payable.

    (e) Adjustment made to record the reversal of the minority interest in MFS.

4.  EARNINGS PER SHARE
    Primary earnings per share of common stock have been computed using the weighted average number of shares outstanding during each period. Fully diluted earnings per share have not been presented because they are not materially different from primary earnings per share.

5.  OTHER MATTERS
    In 1974, a subsidiary of the Group ("Kiewit"), entered into a lease with Whitney Benefits, Inc., a Wyoming charitable corporation ("Whitney"). Whitney is the owner, and Kiewit is the lessee, of a coal deposit underlying a 1,300 acre tract in Sheridan County, Wyoming. The coal was rendered unmineable by the Surface Mining Control and Reclamation Act of 1977 ("SMCRA"), which prohibited surface mining of coal in certain alluvial valley floors significant to farming. In 1983, Kiewit and Whitney filed an action, titled WHITNEY BENEFITS, INC. AND PETER KIEWIT SONS' CO. V. THE UNITED STATES, in the U.S. Court of Federal Claims ("Claims Court"), alleging that the enactment of SMCRA constituted a taking of their coal without just compensation. In 1989, the Claims Court ruled that a taking had occurred and awarded plaintiffs the 1977 fair market value of the property ($60 million) plus interest. In 1991, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the Claims Court and the U.S. Supreme Court denied certiorari. The government filed two post-trial motions in the Claims Court during 1992. The government requested a new trial to redetermine the 1977 value of the property. The government also filed a motion to reopen and set aside the 1989 judgment as void and to dismiss plaintiffs' complaint for lack of jurisdiction. In May 1994, the Claims Court entered an order denying both motions. In February 1994, the Claims Court issued an opinion which provided that the $60 million judgment would bear interest compounded annually from 1977 until payment. The government appealed the February 1994 and May 1994 orders. A hearing on the appeals was held in February 1995.

                            KIEWIT DIVERSIFIED GROUP
         NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS (CONTINUED)

5.  OTHER MATTERS (CONTINUED)
    On May 5, 1995, the government and the plaintiffs entered into a settlement agreement. In settlement of all claims, the government agreed to pay plaintiffs $200 million and plaintiffs agreed to deed the coal underlying the real property to the government. Kiewit and Whitney agreed in 1992 that Kiewit would receive
67.5 percent of any award and Whitney would receive the remainder. Peter Kiewit Sons' Co., a subsidiary of Kiewit Diversified Group Inc., received approximately $135 million on June 2, 1995.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertake to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudicated to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

    Section 145 of the DGCL empowers a Delaware corporation to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against them incurred while acting in such capacities or arising out of their status as such.

    In accordance with Section 145 of the DGCL, Article SIXTH of the Restated Certificate of Incorporation of PKS (the "PKS Certificate") and the By-laws of PKS (the "PKS By-laws") provide that PKS shall indemnify each person who is or was a director, officer or employee of PKS (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of PKS as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b) and (c) of the DGCL or any successor statute. The indemnification provided by the PKS Certificate and the PKS By-laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Article SEVENTH of the PKS Certificate provides that a director of PKS shall not be personally liable to PKS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to PKS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended further eliminating or limiting the personal liability of directors, then the liability of a director of PKS shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

    In accordance with Section 145 of the DGCL, Article 7 of MFS' Restated Certificate of Incorporation (the "MFS Restated Certificate") and MFS' By-Laws (the "MFS By-Laws") provide that MFS shall indemnify each person who is or was a director, officer or employee of MFS (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of MFS as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the MFS Restated Certificate and the MFS By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by MFS. Article 8 of the MFS Restated Certificate provides that a director of MFS shall not be personally liable to MFS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to MFS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of MFS shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

    Section 8.7 of the MFS By-Laws provides that MFS may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    Exhibits

 EXHIBIT NO.                                             DESCRIPTION
- -------------  ------------------------------------------------------------------------------------------------
         .2 2  Distribution Agreement by and among PKS, KDG, KCG and MFS**
        2.2    Securities Purchase Agreement between KDG and MFS**
        4.1    Form of Certificate of Designations of the Series B Convertible Preferred Stock of MFS*
        4.2    Form of Stock Certificate for the Series B Convertible Preferred Stock*
        5.1    Opinion of Sutherland, Asbill & Brennan relating to legality of the Class C Stock and the Class
                D Stock of PKS**
        5.2    Opinion of Willkie Farr & Gallagher relating to legality of the Common Stock of MFS and the
                Series B Convertible Preferred Stock of MFS*
        8      Revenue Ruling from the Internal Revenue Service**
       15      Letter of Coopers & Lybrand, L.L.P. relating to unaudited financial information**
       23.1    Consent of Coopers & Lybrand, L.L.P. relating to PKS financial statements
       23.2    Consent of Coopers & Lybrand, L.L.P. relating to MFS financial statements
       23.3    Consent of Peat Marwick LLP
       23.4    Consent of Leon Constantin & Co.
       23.5    Consent of Sutherland, Asbill & Brennan (included in its opinion filed as Exhibit 5.1)

 EXHIBIT NO.                                             DESCRIPTION
- -------------  ------------------------------------------------------------------------------------------------
       23.6    Consent of Willkie Farr & Gallagher (included in its opinion filed as Exhibit 5.2)
       23.7    Consent of CS First Boston Corporation**
       23.8    Consent of Lehman Brothers Inc.**
       24      Powers of Attorney (included on signature pages)*
       99.1    Form of Letter of Transmittal sent to holders of Class B Stock of PKS**
       99.2    Form of Letter of Transmittal sent to holders of Class C Stock of PKS**
       99.3    Form of Letter of Transmittal sent to holders of Convertible Debentures of PKS**
       99.4    Consent of Person Named as Director
       99.5    Opinion of CS First Boston Corporation**
       99.6    Opinion of Lehman Brothers Inc.**

- ------------------------
 * Previously filed with the Form S-3 Registration Statement filed by MFS on June 16, 1995.
** To be filed by Amendment.

ITEM 22.  UNDERTAKINGS

    (1) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each of the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the joint prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) Each of the undersigned registrants hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by MFS pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska on July 11, 1995.

          Peter Kiewit Sons', Inc.                  MFS Communications Company, Inc.
      By:           /s/ Walter Scott,               By:           /s/ James Q. Crowe
                    Jr.                         ---------------------------------------
  ---------------------------------------                    James Q. Crowe
             Walter Scott, Jr.                           Chairman of the Board
                 President

                POWER OF ATTORNEY FOR PKS DIRECTORS AND OFFICERS

    Each of the undersigned hereby severally constitutes and appoints Walter Scott, Jr., Robert E. Julian and Matthew J. Johnson, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and of the dates indicated.

                      SIGNATURE                                         TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------

                /s/ WALTER SCOTT, JR.
     -------------------------------------------        Chairman of the Board and President       July   , 1995
                  Walter Scott, Jr.                      (Principal Executive Officer)

               /s/ WILLIAM L. GREWCOCK
     -------------------------------------------        Vice Chairman and Director                July   , 1995
                 William L. Grewcock

                                                        Executive Vice President -- Chief
                 /s/ ROBERT E. JULIAN                    Financial Officer
     -------------------------------------------         (Principal Financial Officer) and        July   , 1995
                   Robert E. Julian                      Director

                /s/ KENNETH E. STINSON
     -------------------------------------------        Executive Vice President and Director     July   , 1995
                  Kenneth E. Stinson

                      SIGNATURE                                         TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------

                /s/ ERIC J. MORTENSEN
     -------------------------------------------        Controller                                July   , 1995
                  Eric J. Mortensen                      (Principal Accounting Officer)

     -------------------------------------------        Director                                  July   , 1995
                    Richard Geary

                /s/ LEONARD W. KEARNEY
     -------------------------------------------        Director                                  July   , 1995
                  Leonard W. Kearney

                 /s/ RICHARD R. JAROS
     -------------------------------------------        Director                                  July   , 1995
                   Richard R. Jaros

               /s/ GEORGE B. TOLL, JR.
     -------------------------------------------        Director                                  July   , 1995
                 George B. Toll, Jr.

     -------------------------------------------        Director                                  July   , 1995
                   Richard W. Colf

                /s/ BRUCE E. GREWCOCK
     -------------------------------------------        Director                                  July   , 1995
                  Bruce E. Grewcock

                 /s/ TAIT P. JOHNSON
     -------------------------------------------        Director                                  July   , 1995
                   Tait P. Johnson

                  /s/ JAMES Q. CROWE
     -------------------------------------------        Director                                  July   , 1995
                    James Q. Crowe

     -------------------------------------------        Director                                  July   , 1995
                 Robert B. Daugherty

     -------------------------------------------        Director                                  July   , 1995
                  Charles M. Harper

     -------------------------------------------        Director                                  July   , 1995
                  Peter Kiewit, Jr.

                POWER OF ATTORNEY FOR MFS DIRECTORS AND OFFICERS

    Each of the undersigned hereby severally constitutes and appoints James Q. Crowe, Royce J. Holland and Terrence J. Ferguson, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities on the dates indicated.

                      SIGNATURE                                         TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------

                  /s/ JAMES Q. CROWE                    Chairman of the Board and Chief
     -------------------------------------------         Executive Office                         July   , 1995
                    James Q. Crowe                       (Principal Executive Officer)

                                                        Senior Vice President, Chief Financial
               /s/ R. DOUGLAS BRADBURY                   Officer
     -------------------------------------------         (Principal Financial Officer) and        July   , 1995
                 R. Douglas Bradbury                     Director

                 /s/ ROBERT J. LUDVIK
     -------------------------------------------        Vice President and Controller             July   , 1995
                   Robert J. Ludvik                      (Principal Accounting Officer)

     -------------------------------------------        Director                                  July   , 1995
                    Howard Gimbel

                 /s/ ROYCE J. HOLLAND
     -------------------------------------------        Director                                  July   , 1995
                   Royce J. Holland

                 /s/ RICHARD R. JAROS
     -------------------------------------------        Director                                  July   , 1995
                   Richard R. Jaros

                 /s/ ROBERT E. JULIAN
     -------------------------------------------        Director                                  July   , 1995
                   Robert E. Julian

                      SIGNATURE                                         TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------

     -------------------------------------------        Director                                  July   , 1995
                   David C. McCourt

     -------------------------------------------        Director                                  July   , 1995
                  Ronald W. Roskens

                /s/ WALTER SCOTT, JR.
     -------------------------------------------        Director                                  July   , 1995
                  Walter Scott, Jr.

                /s/ KENNETH E. STINSON
     -------------------------------------------        Director                                  July   , 1995
                  Kenneth E. Stinson

     -------------------------------------------        Director                                  July   , 1995
                  Michael B. Yanney